  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 21, 1998
                                                  REGISTRATION NUMBER 333-
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------

                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------

                       COVAD COMMUNICATIONS GROUP, INC.
              (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

                                ---------------

            DELAWARE                              1731                            77-0461529
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)       CLASSIFICATION CODE NUMBER)           IDENTIFICATION NUMBER)

            2330 CENTRAL EXPRESSWAY, SANTA CLARA, CALIFORNIA 95050
                                (408) 844-7500
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                ---------------

                            ROBERT E. KNOWLING, JR.
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                       COVAD COMMUNICATIONS GROUP, INC.
            2330 CENTRAL EXPRESSWAY, SANTA CLARA, CALIFORNIA 95050
                                (408) 844-7500
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                      OF REGISTRANT'S AGENT FOR SERVICE)

                                ---------------

                                  COPIES TO:

              BARRY E. TAYLOR, ESQ.                             GREGORY K. MILLER, ESQ.
             ROBERT G. O'CONNOR, ESQ.                            KAREN E. EBERLE, ESQ.
             CECILIA M. DE LEON, ESQ.                          RICHARD G. CHISHOLM, ESQ.
                 ANNA ITOI, ESQ.                                    LATHAM & WATKINS
         WILSON SONSINI GOODRICH & ROSATI                  505 MONTGOMERY STREET, SUITE 1900
             PROFESSIONAL CORPORATION                       SAN FRANCISCO, CALIFORNIA 94111
     650 PAGE MILL ROAD, PALO ALTO, CA 94304                         (415) 391-0600
                  (650) 493-9300

                                ---------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
  If any of the securities being registered in this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                ---------------

                        CALCULATION OF REGISTRATION FEE

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--------------------------------------------------------------------------------
                                              PROPOSED MAXIMUM
           TITLE OF EACH CLASS OF            AGGREGATE OFFERING    AMOUNT OF
        SECURITIES TO BE REGISTERED               PRICE(1)      REGISTRATION FEE
--------------------------------------------------------------------------------
Common Stock...............................     $143,750,000        $42,406
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(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act.

                                ---------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO THE REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS +
+OF ANY SUCH STATE.                                                            +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
PROSPECTUS
                SUBJECT TO COMPLETION, DATED SEPTEMBER 21, 1998
                                        SHARES

                                [LOGO OF COVAD]
                        COVAD COMMUNICATIONS GROUP, INC.

                                  COMMON STOCK

  All of the shares of Common Stock offered hereby are being sold by Covad Communications Group, Inc. ("Covad" or the "Company"). Prior to the offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between
$          and $            per share. See "Underwriting" for a discussion of
the factors considered in determining the initial public offering price. Application has been made for quotation of the Common Stock on the Nasdaq National Market under the symbol "COVD".

                                  -----------
    THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK
                     FACTORS" COMMENCING ON PAGE 8 HEREOF.

                                  -----------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
  IS A CRIMINAL OFFENSE.

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--------------------------------------------------------------------------------

                                                    UNDERWRITING
                                          PRICE TO DISCOUNTS AND  PROCEEDS TO
                                           PUBLIC  COMMISSIONS(1) COMPANY(2)
-----------------------------------------------------------------------------
Per Share..............................     $           $             $
-----------------------------------------------------------------------------
Total(3)...............................    $           $             $
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(1) The Company has agreed to indemnify the Underwriters (as defined) against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."
(2) Before deducting expenses of the offering payable by the Company, estimated
    at $              .
(3) The Company has granted the Underwriters a 30-day option to purchase up to
    an aggregate of             additional shares of Common Stock on the same
    terms as the Common Stock offered hereby solely to cover over-allotments, if any (the "Over-Allotment Option"). If the Over-Allotment Option is exercised in full, the total Price to Public, Underwriting Discounts and
    Commissions and Proceeds to Company will be $       , $        and
    $       , respectively. See "Underwriting."

                                  -----------
  The shares of Common Stock are being offered by the Underwriters, subject to prior sale, when, as and if accepted by them, subject to certain conditions.
The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the
shares will be made on or about           , 1998 at the offices of Bear,
Stearns & Co. Inc., 245 Park Avenue, New York, New York, 10167.
BEAR, STEARNS & CO. INC.
                  BT ALEX. BROWN
                                 DONALDSON, LUFKIN & JENRETTE
                                                            GOLDMAN, SACHS & CO.

                 The date of this Prospectus is         , 1998.

             [DESCRIPTION OF ARTWORK TO BE PROVIDED BY AMENDMENT]






  CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE MARKET PRICE OF THE COMMON STOCK, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS AND THE IMPOSITION OF PENALTY BIDS. THESE TRANSACTIONS, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME. SEE "UNDERWRITING."

  "Covad(TM)," "TeleSpeed(TM)," "The Speed to Work(TM)" and the Covad crescent logo names and marks are among the trademarks of the Company. This Prospectus contains other product names, trade names and trademarks of the Company and of other organizations.

                               PROSPECTUS SUMMARY

  The following summary does not purport to be complete and is qualified in its entirety by the more detailed information and Consolidated Financial Statements, including the related Notes thereto, appearing elsewhere in this Prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in the forward-looking statements. The Company disclaims any obligation to update information contained in any forward-looking statement. Unless the context otherwise requires, "Covad" and the "Company" refer to Covad Communications Group, Inc. and its subsidiaries (the "Subsidiaries"). The definitions of certain terms used herein are set forth in the Appendix to this Prospectus. Except as otherwise noted, the information in this Prospectus (i) assumes no exercise of the Over-Allotment Option, (ii) reflects the conversion of all outstanding shares of the Company's Preferred Stock into shares of Common Stock on a one-for-one basis upon completion of this offering (not giving effect to the payment in shares of Common Stock of cumulated but unpaid dividends on the Preferred Stock as of the closing of this offering), (iii) reflects the exercise for cash of warrants to purchase 1,800,000 shares of Common Stock immediately prior to the consummation of this offering, and (iv) gives effect to a three-for-two stock split effected by the Company in August 1998.

                                  THE COMPANY

  Covad is a leading packet-based Competitive Local Exchange Carrier ("CLEC") that provides dedicated high-speed digital communication services using Digital Subscriber Line ("DSL") technology to enterprise and Internet Service Provider ("ISP") customers. Enterprise customers purchase the Company's services to provide employees with remote access to their Local Area Networks ("LANs") to improve employee productivity and reduce operating costs. ISPs purchase the Company's services in order to provide high-speed Internet access to their business and consumer end-users. The Company believes its services offer a superior value proposition as compared to currently available remote LAN ("RLAN") and high-speed Internet access alternatives. The Company's services are provided over standard copper telephone lines at speeds of up to
1.5 Megabits per second ("Mbps"), approximately 25 times the speed available through a 56.6 Kilobits per second ("Kbps") modem. To date, the Company has
received orders for its services from over   enterprise and ISP customers,
including Cisco Systems, Concentric Network, Epoch Networks, Oracle, PeopleSoft, Sprint, Stanford University, Verio and Whole Earth Networks.

  Covad introduced its services in the San Francisco Bay Area in December 1997 and estimates that its operations in this region will generate positive EBITDA
(before allocation of corporate overhead) by       . The Company launched its
services in the Los Angeles, New York and Boston metropolitan areas in August 1998 and expects to introduce its services in the Seattle and Washington, D.C. metropolitan areas in the first quarter of 1999. In March 1998, the Company raised approximately $135 million through the issuance of its Senior Discount Notes (as defined) to fund the deployment of its networks in these initial six metropolitan areas (the "Initial Regions"). As a result of the strong market demand for high-speed digital communication services, the Company has decided to increase to 22 the number of regions in which it plans to build its networks and offer its services. The Company estimates that, when complete, its networks in these 22 regions will enable the Company to provide service to over 28 million homes and businesses in 28 of the top 50 metropolitan statistical areas ("MSAs") in the United States.

MARKET OPPORTUNITY

  Covad was formed to capitalize on the substantial business opportunity created by the growing demand for high-speed digital communication, the commercial availability of low cost DSL technology and the passage of the Telecommunications Act of 1996 (the "1996 Act"). The Company's principal equity investors include Warburg, Pincus Ventures, L.P., Crosspoint Venture Partners 1996 and Intel Corporation.

  Growing Market Demand for High-Speed Digital Communications Bandwidth. As businesses increase their use of the Internet, intranets and extranets, the Company expects the market size for both RLAN access and small- and medium-sized business Internet access to continue to grow rapidly. Industry analysts estimate that the number of remote access lines in the U.S. will grow from approximately ten million in 1996 to approximately 30 million in 2000, a compound annual growth rate in excess of 30%. According to International Data Corporation ("IDC"), the number of Internet users worldwide reached approximately 69 million in 1997 and will grow to approximately 320 million by 2002. In addition, industry analysts estimate that the value of goods and services sold by businesses through the Internet will increase from $2.6 billion in 1997 to $37.5 billion in 2002. High-speed digital connections are becoming increasingly important to businesses and consumers as more high bandwidth information and applications become available on the Internet.

  Emergence of DSL Technology. The full potential of RLAN and Internet applications cannot be realized without removing the performance bottlenecks of the existing public switched telephone network. DSL technology removes these performance bottlenecks by increasing the data carrying capacity of the copper telephone lines from analog modem speeds of 56.6 Kbps and ISDN speeds of 128 Kbps to DSL speeds of up to 6 Mbps. Because DSL technology reuses the existing copper plant, DSL technology is significantly less expensive to deploy on a broad scale than existing alternative high-speed digital communication technologies, such as cable modems, wireless data and satellite data. As a result, a significant portion of the investment in a DSL network is success-based, as such networks require a comparatively lower initial fixed investment, and the subsequent variable investments in DSL electronics are directly related to the number of paying subscribers.

  Telecommunications Act of 1996. The passage of the 1996 Act created a legal framework for CLECs, such as the Company, to provide local analog and digital communication services in competition with the Incumbent Local Exchange Carriers ("ILECs"). The 1996 Act eliminated a substantial barrier to entry for CLECs by enabling them to leverage the existing infrastructure built by the ILECs, which required a $200 billion investment by ILECs and ILEC ratepayers, rather than constructing a competing infrastructure at significant cost. The 1996 Act in particular emphasized the need for competition-driven innovations in the deployment of advanced telecommunications services, such as the Company's DSL services.

THE COVAD SOLUTION

  Covad's objective is to become the leading provider of DSL-based high-speed digital communication services in each region that it enters. Key aspects of the Company's solution to provide high-speed digital communication services include:

  Attractive Value Proposition. The Company offers higher bandwidth digital connections than alternative services at similar or lower prices that do not vary with usage. For the RLAN market, the Company's mid-range services are three to six times the speed of ISDN and up to ten times the speed of analog modems at monthly rates similar to or lower than those for heavily used ISDN lines. For business Internet users, the Company's high-end services offer comparable bandwidth to T1 and Frame Relay circuits at approximately 25% of the cost. The Company believes that many of its enterprise customers can justify deploying lines to their employees if productivity improves by only a few hours per month based on increases in the number of hours worked and decreases in commute time and time spent waiting for information.

  Widely Available, Always-Connected, Secure Network. The Company's strategy of providing blanket coverage in each region it serves is designed to ensure that the Company's services are available to the vast majority of its customers' end-users. The Company's networks provide 24-hour, always-on connectivity, unlike ISDN lines and analog modems which require customers to connect to their LAN or the Internet for each use. Also, because the Company uses dedicated connections from each end-user to the enterprise network or ISP, its customers can reduce the risk of unauthorized access.

  Experienced Management Team. The Company's management team includes individuals with extensive experience in the data communications, telecommunications and personal computer industries. In July 1998, the Company hired as its Chief Executive Officer Robert Knowling, Jr., who formerly served as the Executive Vice President of Operations and Technologies at U S WEST Communications and as Vice President of Network Operations at Ameritech. The Company has also hired Regional General Managers to cover 14 of its announced 22 regions who collectively have over 150 years of telecommunications service experience.

BUSINESS STRATEGY

  The key elements of the Company's strategy are (i) to secure CLEC status and sign interconnection agreements for the top U.S. markets, (ii) to roll out its service rapidly to maintain its first-mover advantage, (iii) to provide blanket coverage in each of its 22 targeted regions, (iv) to focus on packet data services, (v) to concentrate its sales efforts on enterprise and ISP customers that can provide a large number of end-users, (vi) to leverage the success-based economics of DSL technology, (vii) to establish relationships with leading ISPs, systems integrators and Interexchange Carriers ("IXCs") to expand its distribution channels, and (viii) to provide a superior and comprehensive product and service solution that includes line installation, equipment sale and configuration and RLAN design.

                                  RISK FACTORS

  The Common Stock offered hereby involves a high degree of risk. See "Risk Factors" beginning on page 8 hereof.

                                  THE OFFERING

 Common Stock offered by the Company.........
 Common Stock to be outstanding after this
  offering...................................      (1)
 Use of proceeds............................. For capital expenditures to expand the
                                              Company's networks and for working capital
                                              purposes. See "Use of Proceeds."
 Proposed Nasdaq National Market Symbol...... COVD

--------
(1) Based on the number of shares of Common Stock outstanding as of September 1, 1998. Excludes (i) an aggregate of 13,970,250 shares of Common Stock reserved for issuance under the Company's 1997 Stock Plan, of which 11,356,931 shares were subject to outstanding options at September 1, 1998,
    (ii) an aggregate of     shares of Common Stock reserved for issuance under
    the Company's 1998 Employee Stock Purchase Plan, and (iii) an aggregate of 5,188,764 shares of Common Stock issuable upon exercise of outstanding warrants.
                                ----------------

  The address of the Company's principal executive office is 2330 Central Expressway, Santa Clara, California 95050, and the Company's telephone number is (408) 844-7500.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

                                                          THREE
                                                         MONTHS     SIX MONTHS
                                          YEAR ENDED      ENDED        ENDED
                                         DECEMBER 31,   JUNE 30,     JUNE 30,
                                             1997         1998         1998
                                         ------------  -----------  -----------
                                                       (UNAUDITED)  (UNAUDITED)
                                             (IN THOUSANDS, EXCEPT SHARE
                                                AND PER SHARE AMOUNTS)
CONSOLIDATED STATEMENT OF OPERATIONS
 DATA:
Revenues................................ $        26   $       809  $       995
Operating expenses:
  Network and product costs.............          54           758          961
  Sales, marketing, general and
   administrative.......................       2,374         4,606        6,550
  Amortization of deferred compensation.         295           631          858
  Depreciation and amortization.........          70           446          610
                                         -----------   -----------  -----------
    Total operating expenses............       2,793         6,441        8,979
                                         -----------   -----------  -----------
Income (loss) from operations...........      (2,767)       (5,632)      (7,984)
 Net interest income (expense)..........         155        (3,291)      (3,720)
                                         -----------   -----------  -----------
Net income (loss)....................... $    (2,612)  $    (8,923) $   (11,704)
                                         ===========   ===========  ===========
Net income (loss) per common share...... $     (0.80)  $     (1.66) $     (2.31)
Shares used in computing net income
 (loss) per share.......................   3,271,546     5,367,181    5,056,334
Pro forma net income (loss) per common
 share(1)............................... $     (0.23)  $     (0.35) $     (0.48)
Shares used in computing pro forma net
 income (loss) per share(1).............  11,522,916    25,404,240   24,233,326
OTHER DATA:
EBITDA(2)............................... $    (2,402)  $    (4,555) $    (6,516)
CONSOLIDATED CASH FLOW DATA:
Provided by (used for) operating
 activities............................. $    (1,895)  $    (1,398) $      (877)
Provided by (used for) investing
 activities.............................      (2,494)       (8,578)     (12,380)
Provided by (used for) financing
 activities.............................       8,767           103      130,764

                                        AS OF          AS OF JUNE 30, 1998
                                     DECEMBER 31, -----------------------------
                                         1997         ACTUAL     AS ADJUSTED(3)
                                     ------------ -------------- --------------
                                                   (UNAUDITED)    (UNAUDITED)
                                                  (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents...........   $ 4,378       $121,885        $
Net property and equipment..........     3,014         14,805
Total assets........................     8,074        146,541
Long-term obligations, including
 current portion....................       783        133,162
Total stockholders' equity..........     6,498          8,065
                                        AS OF
                                     DECEMBER 31,        AS OF JUNE 30,
                                         1997                 1998
                                     ------------ -----------------------------
                                                           (UNAUDITED)
OTHER OPERATING DATA:
Homes and businesses passed.........   278,000              1,345,000
Lines installed.....................

--------
(1) Under the Company's Certificate of Incorporation, all outstanding Preferred Stock will convert into Common Stock on a one-for-one basis upon the completion of this offering. The pro forma net loss per share assumes the conversion of the Preferred Stock and reflects the exercise for cash of warrants to purchase 1,800,000 shares of Common Stock immediately prior to the consummation of this offering.

(2) EBITDA consists of net loss excluding net interest, taxes, depreciation and amortization (including amortization of deferred compensation). EBITDA is provided because it is a measure of financial performance commonly used in the telecommunications industry. EBITDA is presented to enhance an understanding of the Company's operating results and should not be construed (i) as an alternative to operating income (as determined in accordance with generally accepted accounting principles ("GAAP")) as an indicator of the Company's operating performance or (ii) as an alternative to cash flows from operating activities (as determined in accordance with GAAP) as a measure of liquidity. EBITDA as calculated by the Company may be calculated differently than EBITDA for other companies. See the Company's Consolidated Financial Statements and the related Notes thereto contained elsewhere in this Prospectus.

(3) Adjusted to reflect the receipt of net proceeds of $     from this offering
    (after deducting estimated underwriting discounts and commissions and offering expenses payable by the Company).

                                 RISK FACTORS

  An investment in the Common Stock involves a high degree of risk. In addition to the other information contained in this Prospectus, prospective investors should carefully consider the following factors in evaluating an investment in the Common Stock offered hereby. This Prospectus also includes "forward-looking" statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"); provided, however, that the safe harbor provisions of Section 27A and Section 21E are not applicable to any "forward looking" statements made in connection with the initial issuance of shares of Common Stock offered hereby pursuant to this Prospectus, although such provisions are applicable to such statements made in connection with resales of such shares. The forward-looking statements involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors including, but not limited to, those discussed below, in "Business" and elsewhere in this Prospectus. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements set forth herein. The Company disclaims any obligation to update information contained in any forward-looking statement. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Forward Looking Statements."

LIMITED OPERATING HISTORY AND EARLY STAGE OF DEPLOYMENT

  The Company was incorporated in October 1996 and introduced its service commercially in the San Francisco Bay Area in December 1997 and in the Los Angeles, New York City and Boston metropolitan areas in August 1998. As a result of the Company's limited operating history, and because the issuance of its 13 1/2% Senior Discount Notes due March 2008 and Warrants (as defined) (together, the "Senior Discount Notes") and the Company's use of proceeds therefrom make recent and future operating results not comparable to historical operating results, the Company has limited historical financial data upon which an evaluation of the Company or its prospects can be based. The Company's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in an early stage of deployment, particularly those in new and rapidly evolving markets. To address these risks, the Company must, among other things, rapidly expand the geographic coverage of its services; attract and retain customers within its existing and in new regions; increase awareness of the Company's services; respond to competitive developments; continue to attract, retain and motivate qualified persons; continue to upgrade its technologies; commercialize its network services incorporating such technologies; and effectively manage its expanding operations. There can be no assurance that the Company will be successful in addressing such risks, and failure to do so could have a material adverse effect on the Company's business, prospects, operating results and financial condition.

  The Company's practice with respect to its enterprise customers has been to enter into an arrangement for a negotiated price to install the service initially to a small number of end-users. After a successful initial implementation, the service would be expanded to a larger group of end-users
and then rolled out on a broader scale. Approximately    enterprise customers
have completed their initial phase of deployment and are in the process of
deploying the Company's service. As of       , 1998 the Company had
approximately    end-user lines in operation with approximately    enterprise
and ISP customers. An enterprise customer decides whether to implement a broad rollout of the Company's services after evaluating the results of the initial phase of deployment. The Company expects that it will generally take at least two months to complete the initial deployment of the first end-users from each enterprise customer and at least three additional months before these customers evaluate the results to determine whether to proceed to roll out additional end-users. The Company will not receive significant revenue from enterprise customers until and unless these rollouts occur. There can be no assurance as to whether or when the Company will obtain enterprise customers beyond the evaluation stage or the extent to which such customers will roll out the Company's services. In addition, such customers could elect to terminate these arrangements upon short notice. Any continued or ongoing failure for any reason of enterprise customers to roll out the Company's services will have a material adverse effect on the Company's business, prospects, operating results and financial condition. See "--Dependence Upon Indirect Sales Channels" and "Business--Customers."

HISTORY AND CONTINUATION OF OPERATING LOSSES

  The Company has incurred substantial and increasing net operating losses and experienced negative cash flow each month since its inception. As of June 30, 1998, the Company had an accumulated deficit of approximately $14.3 million. The Company currently intends to increase significantly its capital expenditures and operating expenses in order to expand its networks to support additional expected end-users in existing and future markets and to market and provide the Company's services to a growing number of potential end-users. As a result, the Company expects to incur substantial additional net operating losses and substantial negative cash flow for at least the next several years. In addition, the Company raised approximately $135 million through the issuance of the Senior Discount Notes in March 1998, which accrete to $260 million by March 2003. The Company expects that annual interest and amortization charges relating to the Senior Discount Notes will be approximately $16.0 million during the year ending December 31, 1998, and will increase to approximately $36.9 million for the year ending December 31, 2004 and will remain at that level through maturity of the Senior Discount Notes in March 2008. Accordingly, the Company's operating losses will increase significantly as a result of the interest and amortization charges related to the Senior Discount Notes. In addition, the Company expects to incur substantial additional debt in the future. Any additional debt would increase the Company's interest and amortization charges. See "--Substantial Future Capital Requirements."

  The Company believes that it will generate positive EBITDA (before
allocation of corporate overhead) in the San Francisco Bay Area by       .
However, the achievement of positive EBITDA in that time frame will depend upon a number of factors, including the Company's ability to continue to generate new line orders, the Company's ability to install ordered lines on a timely basis, the extent of customer order cancellations, the Company's ability to sustain price levels and the overall performance of the Company's network and services. There can be no assurance that the Company will generate
positive EBITDA in the San Francisco Bay Area by        or at all. In
addition, the Company's ability to generate positive EBITDA will vary from region to region and could take as long as 48 months for certain regions, if at all. The Company's performance in the San Francisco Bay Area should not be considered indicative of the future performance of other regions. Furthermore, EBITDA should not be construed (i) as an alternative to operating income (as determined in accordance with GAAP) as an indicator of the Company's operating performance, or (ii) as an alternative to cash flows from operating activities (as determined in accordance with GAAP) as a measure of liquidity. EBITDA as calculated by the Company may be calculated differently than EBITDA for other companies. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

POTENTIAL FLUCTUATIONS IN OPERATING RESULTS

  The Company's annual and quarterly operating results may fluctuate significantly in the future as a result of numerous factors, many of which are outside the Company's control. Factors that may affect the Company's operating results include the timing and ability of ILECs to provide and construct the required central office ("CO") collocation facilities, the rate at which customers subscribe to the Company's services, the prices the customers pay for such services and end-user churn rates. The Company believes its financial performance depends to a great extent on retaining enterprise and ISP customers and on levels of subscriber churn, which can vary due to a variety of factors, including employee turnover within enterprise customers and relocation of end-users of ISP customers. Additionally, the Company does not currently have long-term contracts with any of its customers, and there can be no assurance that Covad will not experience substantial customer or subscriber churn as a result of customers or subscribers discontinuing the use of its services or switching to an alternative service provider. Further factors that may add to volatility in the Company's annual or quarterly operating results include the amount and timing of capital expenditures and other costs relating to the expansion of the Company's network, the introduction of new services by the Company or its competitors, price competition by competitors requiring the Company to reduce its prices, technical difficulties or network downtime, general economic conditions and economic conditions specific to the Company's industry, among other factors. There can be delays in the commencement and recognition of revenue because the installation of telecommunication lines to implement certain services has lead times that are controlled by third parties. In addition, the Company plans to increase operating expenses to fund operations, sales, marketing, general and administrative activities and infrastructure. To the extent that these expenses are not accompanied by an increase in revenues, the Company could experience a material adverse effect on its business, prospects, operating results and financial condition. As a result of all of the foregoing factors, it is likely that in some future quarter the Company's operating results will be below the expectations of securities analysts and investors. In such event, the price of the Company's Common Stock would likely be materially adversely affected. Fluctuations in operating results may also result in volatility in the price of the Company's Common Stock.

UNPROVEN BUSINESS MODEL

  The Company believes that it was the first packet-based CLEC to provide high-speed digital communication services using DSL technology. As such, the Company's business strategy is unproven. To be successful, the Company must, among other things, develop and market services that are widely accepted by enterprises and ISPs at prices that will yield a profit. The Company's TeleSpeed services are its principal services and have only been launched in the San Francisco Bay Area and the Los Angeles, New York City and Boston metropolitan areas. There can be no assurance that the Company's services will achieve broad commercial acceptance. The prices the Company charges for certain services are in some cases higher than those charged by its competitors for the same services. There can be no assurance that a sufficient number of end-users will be willing to pay the prices charged by the Company for its TeleSpeed services. Additionally, prices for digital communication services have fallen historically, and prices in the industry in general, and for the services the Company offers and plans to offer in particular, are expected to continue to fall. Accordingly, it is difficult to predict whether the Company's pricing model will prove to be viable, whether demand for the Company's services will materialize at the prices it expects to charge or whether current or future pricing levels will be sustainable. The failure to achieve or sustain projected pricing levels or to achieve or sustain broad market acceptance of the Company's services could result in a material adverse effect on the Company's business, prospects, operating results and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Business Strategy."

UNCERTAIN AVAILABILITY OF COLLOCATION SPACE AND DEPENDENCE ON ILECS TO PROVIDE COLLOCATION SPACE AND COLLOCATION FACILITIES

  The primary dependency of the Company in its initial years is the ability to secure space from the various ILECs for physical collocation of the Company's equipment in the ILECs' COs. Such physical collocation allows the Company to own, install, operate, maintain and upgrade its own equipment at the ILECs' COs. In approximately 15% of COs in the San Francisco Bay Area, the Company experienced initial rejections of its applications to obtain collocation space from Pacific Bell. The Company has also experienced similar rejections in certain COs in the Los Angeles region from both Pacific Bell and GTE Corporation ("GTE") and in Massachusetts, Virginia and in other states from Bell Atlantic and other ILECs. The Company expects that as it proceeds with its deployment, it will submit applications for collocation space and it will face additional rejections, which may be material in number, for COs in its other target markets. Although certain CO applications that were initially rejected by Pacific Bell have been subsequently accepted, there can be no assurance that the Company will continue to be successful in reversing CO rejections in other regions. The Company cannot predict the extent of these rejections or their impact on its ability to provide broad service availability in its target markets. The rejection of the Company's applications for collocation space has in the past resulted, and could in the future result, in delays in, or increased expenses associated with, the rollout of its services in its target markets, which could result in a material adverse effect on its business, prospects, operating results and financial condition.

  Broad service availability is important for the Company's enterprise and ISP customers that desire to provide RLAN access and Internet access on a regional basis. The Company's inability to obtain physical collocation space could have a material adverse impact on the Company's ability to secure and retain customers.

In this regard, the Company is in arbitration proceedings with multiple ILECs regarding certain collocation spaces which have adversely affected and, in the future, may continue to adversely affect the Company's ability to deploy its network, provide service to customers, and enter into additional interconnection agreements with the ILECs in other states. The availability of collocation space in high demand target markets will also be affected to the extent that other CLECs are seeking or have obtained collocation space to offer services. In such COs, the Company has the option of virtual collocation (where the ILEC manages and operates the Company's equipment), which the Company believes is an unattractive solution due to restrictions on the Company's ability to maintain the quality of its network. In addition, in some COs where the Company plans to collocate, the Company believes space will become available at a later date. Currently, however, ILECs are not in all cases agreeing to maintain the Company's position in the queue for CO collocation space where the Company is seeking collocation; hence, the Company is unable to determine if or when it will be able to obtain collocation space in these COs. The Company is engaged in a variety of negotiations and legal actions to resolve situations where ILECs assert that certain COs lack sufficient space for physical collocation by the Company. The Federal Communications Commission (the "FCC") is reviewing the collocation policies and practices of the ILECs with the goal of facilitating the efforts of CLECs such as the Company to obtain collocation space more easily and on more favorable terms. There is no guarantee that the FCC's review will result in fewer ILEC rejections of the Company's physical collocation applications or collocation availability on more favorable terms for the Company. There can be no assurance that the Company's legal and regulatory disputes will be resolved successfully or that it will achieve collocation arrangements in a sufficient number of COs in one or more of its target markets within the Company's desired time frame, if at all.

  Under the 1996 Act and a December 31, 1997 ruling of the Federal District Court for the Northern District of Texas (the "December 31, 1997 Ruling"), the Regional Bell Operating Companies ("RBOCs"), formerly subject to antitrust decree restrictions on interLATA (interexchange) long distance services, would no longer be barred from entry into this market. The December 31, 1997 Ruling declared that the portions of the 1996 Act subjecting RBOCs to a prior FCC approval process in order to provide interLATA services within their respective incumbent service regions are unconstitutional. Under the December 31, 1997 Ruling, RBOCs would no longer be compelled to prove to the FCC that, in the states where they desire to provide interLATA services, they have entered into one or more state utility commission-approved agreements with one or more facilities-based competitors which provide business and residential local exchange service and such agreement satisfies 14 specified interconnection requirements. On September 8, 1998, the United States Appeals Court for the Fifth Circuit reversed the December 31, 1997 Ruling. This decision itself is likely to be appealed to the United States Supreme Court. If the December 31, 1997 Ruling is reinstated by the United States Supreme Court, RBOCs will no longer have incentives to promote local facilities-based competition and sign interconnection agreements as a quid pro quo for obtaining approval to provide interLATA service. The outcome or the duration of this litigation may adversely affect the level of cooperation the Company receives from the RBOCs.

  The 1996 Act nevertheless continues to impose interconnection obligations on ILECs and the obligation that ILECs provide CLECs, such as the Company, access to its unbundled network elements ("UNEs"), and generally requires that interconnection charges as well as charges for UNEs be cost-based and nondiscriminatory. In particular, the Company depends on ILECs to provide unbundled DSL-capable lines that connect each end-user to the Company's equipment collocated in the COs. The FCC has commenced a review of the manner in which ILECs provision DSL-capable lines to CLECs, including the Company, with the goal of increasing CLECs' access to such lines. For instance, the FCC is examining the imposition of additional obligations on the ILECs to allow CLECs such as the Company to provide higher speed DSL services through local loops that involve digital loop carrier ("DLC") systems. The nonrecurring and recurring monthly charges for DSL-capable lines required by the Company vary greatly. These rates are subject to the approval of the appropriate state regulatory commission. The rate approval processes for DSL-capable lines typically involve a lengthy review of the ILEC-proposed rates in each state. The ultimate rates approved typically depend greatly on ILEC's initial rate proposals and such factors as the geographic deaveraging/averaging policy of the state public utility commission. These rate approval proceedings are time-consuming and absorb scarce resources including legal personnel and cost experts as well as participation by Company management. Consequently, the Company is subject to the risk that the non-recurring and recurring charges for DSL-capable lines will increase based on new rates proposed by the ILECs and approved by state regulatory commissions from time to time. See "Business--Network Architecture and Technology," "--Government Regulation" and "--Legal Proceedings."

DEPENDENCE ON ILECS TO PROVIDE TRANSMISSION FACILITIES AND TO PROVISION COPPER LINES

  The Company interconnects with and uses ILECs' networks to service its customers, and accordingly, the Company is highly dependent upon the technology and capabilities of the ILEC to meet certain telecommunications needs of the Company's customers and to maintain its service standards. The availability and reliability of transmission and other telecommunication services from other CLECs is limited. The Company is also dependent to some extent on cooperation from the ILECs, including the provision and repair of transmission facilities. For example, the Company depends on the ILECs to provide the Company's DSL service through DLC systems. The ILECs in turn rely significantly on unionized labor. Labor-related issues and actions on the part of the ILECs have in the past, and in the future may, adversely affect the ILEC's provision of services and network components ordered by the Company. The Company's dependence on the ILECs could cause the Company to encounter delays in establishing its network and providing higher speed DSL services. Any such delays could adversely affect the Company's relationships with its customers, result in harm to the Company's reputation or could otherwise have a material adverse effect on the Company's business, prospects, operating results and financial condition.

  In particular, the Company has not yet established a history of ordering and obtaining the provisioning and repair of very large volumes of DSL-capable lines from any ILEC. For example, the Company is not certain whether it can successfully deploy higher speed DSL services through the growing number of copper lines provided through DLC systems. It is uncertain whether the Company will be successful in doing so or whether the ordering and provisioning processes achieved by the Company will be satisfactory for the retention and growth of its end-user base and the retention and growth of its customer base, and any failure to do so could have a material adverse effect on the Company's business, prospects, operating results and financial condition. Further, the Company does not have an established history of addressing the billing practices of the different ILECs. As the Company's geographic and customer base grows, the Company may encounter billing disputes with the ILECs that could have a material adverse effect on the Company's business, prospects, operating results and financial condition.

DEPENDENCE ON INTERCONNECTION AGREEMENTS WITH ILECS

  The success of the Company's strategy is dependent upon the Company's ability to enter into and implement interconnection agreements in each of its target markets with the appropriate ILECs on a timely basis. The Company's interconnection agreements have a maximum term of three years, requiring the Company to renegotiate agreements with the ILECs. There is no guarantee that existing or new agreements will be extended or renegotiated on terms favorable to the Company. Additionally, the Company's interconnection agreements are subject to interpretation by both parties, and differences in interpretation may arise that cannot be resolved on favorable terms to the Company. For example, the Company is in arbitration proceedings with multiple ILECs under the dispute resolution clauses of the Company's interconnection agreements. These disputes have adversely affected and, in the future, may continue to adversely affect the Company's ability to deploy its network, provide service to customers, and enter into additional interconnection agreements with the ILECs in other states. Finally, the interconnection agreements are subject to state commission, FCC and judicial oversight. There can be no assurance that modification to the terms, conditions or prices of the Company's interconnection agreements by these governmental bodies, or that disputes with ILECs over the terms of the interconnection agreements generally, will not have a material adverse affect on the Company's business, prospects, operating results and financial condition. See "Business--Interconnection Agreements with ILECs."

UNCERTAIN QUALITY AND AVAILABILITY OF THE ILEC COPPER LINES USED BY THE
COMPANY

  The 1996 Act imposes obligations on ILECs and generally requires that interconnection charges and charges for UNEs and provisioning of interconnection facilities and UNEs be cost-based and nondiscriminatory. The Company's strategy requires the Company to interconnect with and use an ILEC's copper telecommunications lines to service the Company's customers. As such, the Company is dependent upon the technology and capabilities of the ILECs to meet certain telecommunications needs of the Company's customers and maintain its service standards. The Company is highly dependent on the quality and availability of the ILECs' copper lines and the ILECs' maintenance of such lines. There can be no assurance that the Company will be able to obtain the services it requires from the ILECs and at rates, terms and conditions satisfactory to the Company, and the failure to obtain such services and satisfactory rates, terms and conditions would have a material adverse effect on the Company's business, prospects, operating results and financial condition.

INTENSE COMPETITION

  The markets for RLAN access and business and consumer Internet access services are intensely competitive, and the Company expects that such markets will become increasingly competitive in the future. The Company's most immediate competitors are the ILECs, Cable Modem Service Providers ("CMSPs"), IXCs, Fiber-Based CLECs ("FCLECs"), ISPs, Online Service Providers ("OSPs"), Wireless and Satellite Data Service Providers ("WSDSPs") and other CLECs. Many of these competitors are offering, or may soon offer, technologies and services that directly compete with some or all of the Company's high-speed digital services. Such technologies include ISDN, DSL, wireless data and cable modems. The principal bases of competition in the Company's markets include transmission speed, reliability of service, breadth of service availability, price/performance, network security, ease of access and use, content bundling, customer support, brand recognition, operating experience, capital availability and exclusive contracts. The Company believes that it compares unfavorably with its competitors with respect to such factors as, among other things, brand recognition, operating experience, exclusive contracts and capital availability. Many of the Company's competitors and potential competitors have substantially greater resources than the Company and there can be no assurance that the Company will be able to compete effectively in its target markets.

  All of the largest ILECs which are present in the Company's target markets are conducting technical and/or market trials or have entered into commercial deployment of DSL-based data services. For example, U S WEST Communications, Inc. is offering commercial DSL services in certain areas in its 14-state region. Ameritech Corporation has announced such services in Michigan and Illinois. Bell Atlantic has announced such services in the Washington, D.C. metropolitan area and in Pennsylvania. In addition, Pacific Bell (a subsidiary of SBC Communications) announced its commercial DSL services in 1998. Both BellSouth and GTE have announced their intention to offer commercial DSL services by December 1998. The Company recognizes that the ILECs have the potential to quickly overcome many of the issues that the Company believes have slowed wide deployment of DSL services by ILECs in the past; as they do so, the ILECs will represent strong competition in all of the Company's target service areas. The ILECs have an established brand name and reputation for high quality in their service areas, possess sufficient capital to deploy DSL equipment rapidly, have their own copper lines and can bundle digital data services with their existing analog voice services to achieve economies of scale in serving customers. Certain of the ILECs have aggressively priced their consumer asymmetric digital subscriber line ("ADSL") services as low as $30-$40 per month, placing pricing pressure on the Company's TeleSpeed services. The ILECs are in a position to offer service from COs where the Company is unable to secure collocation space and offer service because of space restrictions, which provides the ILECs with a potential competitive advantage compared with the Company. Accordingly, the Company may be unable to compete successfully against the ILECs, and any failure to do so would materially and adversely affect the Company's business, prospects, operating results and financial condition.

  In addition to the ILECs, many of the Company's potential competitors have longer operating histories, greater name recognition and significantly greater financial, technical and marketing resources than the Company. As a result, they may be able to develop and adopt new or emerging technologies and respond to changes in customer requirements or devote greater resources to the development, promotion and sale of their products and services more effectively than the Company. It is also possible that such competitors may form new alliances and rapidly acquire significant market share. Such competitors may be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies and devote substantially more resources to developing high-speed digital services. Such intense competition could materially and adversely affect the Company's business, prospects, operating results and financial condition.

  The telecommunications industry is subject to rapid and significant changes in technology, and the effect of technological changes on the business of the Company, such as continuing developments in DSL technology and alternative technologies for providing high-speed communications data, cannot be predicted. There can be no assurance that technological developments in the telecommunications industry will not have a material adverse effect on the competitive position, business, prospects, operating results and financial condition of the Company. For a detailed description of the current and potential competition of the Company, including competition from ILECs, CMSPs, IXCs, FCLECs, ISPs, OSPs, WSDSPs and other CLECs, see "Business--Competition" and "--Government Regulation."

RISKS ASSOCIATED WITH MANAGEMENT OF SUBSTANTIAL GROWTH IN OPERATIONS

  The Company's strategy is to significantly expand its network within its
existing regions and to deploy networks in a total of 22 regions by      . The
development and expansion of the Company's operations will depend upon, among other things, the Company's ability to identify and access key COs within existing and target regions, design an adequate Operating Support System ("OSS"), design and construct regional data centers ("RDCs"), obtain CO collocation facilities, obtain the required government authorizations (which allow the Company to obtain cost-based pricing from the ILECs in each of its target regions), enter into and renew interconnection agreements with the appropriate ILECs on satisfactory terms and conditions, and raise additional capital to fund the completion of the deployment of its networks. To grow at its desired pace, the Company must, among other things, (i) market to and acquire a substantial number of customers and end-users; (ii) continue to implement and improve its operational, financial and management information systems, including its billing, accounts receivable and payable tracking, fixed assets and other financial management systems; (iii) hire and train additional qualified personnel; and (iv) continue to expand and upgrade its network infrastructure. There can be no assurance that the Company will deploy its networks as scheduled, will gain enterprise and ISP customers as expected, or will otherwise achieve the operational growth necessary to achieve its business strategy, and any material or ongoing failure to do so may adversely affect the price of the Company's Common Stock in the public market.

  The Company is currently experiencing a period of rapid and substantial growth, and it expects to continue to experience substantial growth as the Company executes its strategy of expanding its networks into 22 regions and providing blanket coverage within each region. This growth has placed, and is expected to place, a significant strain on the Company's management and operational resources. The Company has increased its employees from 42 at
December 31, 1997, to    at       , 1998, and expects to continue to increase
significantly its employee base to support the deployment of its networks. In addition, the Company expects the demands on its network infrastructure and technical support resources to grow rapidly along with the Company's customer base, and if the Company is successful in implementing its marketing strategy, it may experience difficulties responding to demand for its services and technical support in a timely manner and in accordance with its customers' expectations. These demands are expected to require the addition of new management personnel and the development of additional expertise by existing management personnel. There can be no assurance that the Company's networks, procedures or controls will be adequate to support the Company's operations or that management will be able to keep pace with such growth. If the Company is unable to manage growth effectively, the Company's business, prospects, operating results and financial condition will be materially adversely affected. See "Management."

SUBSTANTIAL FUTURE CAPITAL REQUIREMENTS

  The Company will require substantial additional funds for the continued development, commercial deployment and expansion of its networks. As of June 30, 1998, the Company had approximately $121.9 million in cash and cash equivalents. From inception until June 30, 1998, the Company had made approximately $15.5 million in capital expenditures and had incurred operating expenses of approximately $11.8 million in the development of its business, the development of technology and operating support systems, the conduct of sales and marketing activities and the establishment of its management team. In addition, the Company has made and expects to continue to make significant capital outlays in order to continue to commercially deploy its networks. The Company believes its current capital resources, including the proceeds of this offering, will be sufficient to fund the Company's aggregate capital expenditures and working capital requirements, including operating losses,
through the         . The Company will require substantial additional
financing to support its operations after that date, including funding the significant capital expenditures and working capital requirements necessary for the Company to provide services in its 22 regional networks. The Company
could also require additional financing before the          to meet higher-
than-expected subscription rates for its services or to respond to competition. If demand for the Company's services is less than expected, the Company may require additional financing at an earlier date, although the Company believes it would be able to reduce certain costs that are, to a large extent, demand-driven, or delay its entry into various targeted regions. There can be no assurance that the Company will be able to raise the additional capital necessary to implement its rollout strategy in a timely fashion, if at all.

  In addition, the Company's ability to fund the commercial deployment and expansion of its network should also be considered in light of the Company's significant interest and amortization charges relating to the Senior Discount Notes. Although no cash interest is payable on the Senior Discount Notes until September 2003, the Senior Discount Notes accrete to $260 million until March 2003. Thereafter, the Company expects interest and amortization charges relating to the Senior Discount Notes to accrue at a rate of $36.9 million for the year ending December 31, 2004 and to remain at that level through the maturity of the Senior Discount Notes in March 2008. Such interest and amortization charges may require the Company to obtain additional financing earlier than expected or on terms less favorable than the Company would otherwise agree.

  The Company has no present commitments or arrangements assuring it of any future equity or debt financing, and there can be no assurance that any such equity or debt financing will be available to the Company on favorable terms or at all. The Company expects to seek to raise additional capital prior to
the          through additional debt and possibly equity financing. Such a financing may be dilutive to existing stockholders. The indenture governing the Senior Discount Notes (the "Indenture") contains certain covenants restricting the Company's ability to incur further indebtedness, and future borrowing instruments such as credit facilities are likely to contain similar or more restrictive covenants and could require the Company to pledge assets as security for borrowings thereunder. If the Company is unable to obtain such additional capital or is required to obtain it on terms less satisfactory than desired by the Company, the Company will be required to delay the expansion of its business or take or forego actions, any or all of which would materially adversely affect the Company's business, prospects, operating results and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

DEPENDENCE ON GROWTH IN DEMAND FOR DSL-BASED SERVICES

  The markets for high bandwidth RLAN and small- and medium-sized business Internet access are in the early stages of development. Since these markets are new and because current and future competitors are likely to introduce competing services, it is difficult to predict the rate at which these markets will grow, if at all, or whether new or increased competition will result in market saturation. Because packet-based high-speed digital communication services using copper telephone lines is a relatively new and evolving market, it is difficult to predict its future growth rate and size. Various providers of high-speed digital communication services are testing products from various suppliers for various applications, and no industry standard has been broadly adopted. Certain critical issues concerning commercial use of RLAN and Internet access, including security, reliability, ease and cost of access and quality of service, remain unresolved and may impact the growth of such services. If the markets for the services offered by the Company, including Internet access, fail to develop, grow more slowly than anticipated or become saturated with competitors, the Company's business, prospects, operating results and financial condition could be materially adversely affected. See "Business--Industry Background."

DEPENDENCE UPON INDIRECT SALES CHANNELS

  The Company markets its Internet access services to ISPs for resale to their business and consumer end-users. Although the Company believes that its RLAN services will ultimately generate a significant portion of the Company's revenues in the future, to date ISPs have accounted for a majority of the Company's revenues, and the Company expects that its ISP customers will generate a significant portion of its future revenue growth and market penetration. The Company plans to build relationships with numerous ISP customers in order to gain access and provide its services to as many ISP business and residential end-users as possible. The Company's agreements with its ISP customers are generally non-exclusive, and many of the Company's ISP customers also resell services offered by the Company's competitors. If the number of business and residential end-users of the Company's services provided through the ISP channel is significantly lower than the Company's forecast for any reason, or if the ISPs with which the Company has entered into such arrangements are unsuccessful in competing in their own intensely competitive markets, the Company's business, prospects, operating results and financial condition would be materially adversely affected. The Company also intends to market its products through value added resellers and systems integrators and to enter into strategic marketing relationships with leading IXCs, which the Company believes will enable it to penetrate its markets and gain market acceptance more rapidly. No assurance can be given that the Company will establish strategic relationships with these third parties or, if it does, that such relationships will improve the Company's business, prospects, operating results or financial condition. See "Business--Customers" and "--Sales and Marketing."

SUBSTANTIAL AND INCREASING LEVERAGE

  The Company is highly leveraged. At June 30, 1998, the Company and its Subsidiaries had approximately $132.9 million of long-term obligations. The Company's indebtedness should be considered in light of expected annual interest and amortization charges relating to the Senior Discount Notes, which the Company expects will be approximately $16.0 million during the year ending December 31, 1998 to $36.9 million for the year ending December 31, 2004 and will remain at that level through the maturity of the Senior Discount Notes in March 2008. The Company plans to incur substantial additional indebtedness to finance the continued development, commercial deployment and expansion of its networks for funding operating losses and working capital. The degree to which the Company is leveraged could have important consequences to the holders of the Common Stock, including, but not limited to, the following: (i) the Company's ability to obtain additional financing or refinancing in the future for working capital, capital expenditures, service development and enhancement, acquisitions, general corporate purposes or other purposes may be materially limited or impaired; (ii) the Company's cash flow, if any, may be unavailable for the Company's business as a substantial portion of the Company's cash flow must be dedicated to the payment of principal and interest on its indebtedness on the Senior Discount Notes beginning in March 2003 or other indebtedness that the Company incurs in the future; and (iii) the Company's high degree of leverage may make it more vulnerable to economic downturns, may limit its ability to withstand competitive pressures and may reduce its flexibility in responding to changing business and economic conditions.

NO ASSURANCE OF ABILITY TO SERVICE INDEBTEDNESS

  The Company expects that it will continue to generate substantial operating losses and negative cash flow for at least the next several years. No assurance can be given that the Company will be successful in developing and maintaining a level of cash flow from operations sufficient to permit it to pay the principal, premium, if any, and interest on its indebtedness, including the Senior Discount Notes, and the substantial additional indebtedness the Company plans to incur. The Senior Discount Notes accrete to $260 million by March 2003. The Company must begin paying cash interest on the Senior Discount Notes in September 2003, and the Company expects that annual interest and amortization charges relating to the Senior Discount Notes will be approximately $36.9 million for the year ending December 31, 2004 and will remain at that level through the maturity of the Senior Discount Notes in March 2008. The ability of the Company to make scheduled payments with respect to indebtedness, including the Senior Discount Notes, will depend upon, among other things: (i) the Company's ability to achieve significant and sustained growth in cash flow; (ii) the rate of and successful commercial deployment of its network; (iii) the market acceptance, customer demand, rate of utilization and pricing for the Company's services; (iv) the future operating performance of the Company and the extent to which the Company's TeleSpeed service is subject to performance problems;
(v) the Company's ability to successfully complete development, upgrades and enhancements of its network; and (vi) the Company's ability to complete additional financings, as necessary. Each of these factors is, to a large extent, subject to economic, financial, competitive and other factors, many of which are beyond the Company's control. If the Company is unable to generate sufficient cash flow to service its indebtedness, including the Senior Discount Notes, it may have to reduce or delay network deployments, restructure or refinance its indebtedness or seek additional equity capital. There can be no assurance that any of these strategies could be effected on satisfactory terms, if at all, in light of the Company's high leverage, or that any such strategy would yield sufficient proceeds to service and repay the Company's indebtedness, including the Senior Discount Notes. Any failure by the Company to satisfy its obligations with respect to the Senior Discount Notes at maturity or prior thereto would constitute a default under the Indenture and could cause a default under agreements governing other indebtedness of the Company. In the event of such default, the holders of such indebtedness would have enforcement rights, including the right to accelerate such debt and the right to commence an involuntary bankruptcy proceeding against the Company. The inability of the Company to service its current and future indebtedness would have a material adverse effect on the Company's business, prospectus, operating results and financial condition and the price of the Common Stock.

UNPROVEN NETWORK SCALABILITY AND SPEED

  Due to the limited deployment of the Company's services, the ability of the Company's DSL networks to connect and manage a substantial number of online end-users at high transmission speeds is still unknown, and the Company faces risks related to its ability to scale its network up to its expected end-user numbers while achieving superior performance. While peak digital data transmission speeds across the Company's DSL networks are 1.5 Mbps downstream, the actual data transmission speeds over the Company's networks could be significantly slower and will depend on a variety of factors, including the type of DSL technology deployed, the distance an end-user is located from a CO, the configuration of the telecommunications line being used, the existence of analog load coils, the number of bridged taps, the gauge of the copper wires and the presence and severity of interfering transmissions on nearby lines. As a result, there can be no assurance that the Company's networks will be able to achieve and maintain the highest possible digital transmission speed. The Company's failure to achieve or maintain high-speed digital transmissions would significantly reduce customer and end-user demand for its services and have a material adverse effect on its business, prospects, operating results and financial condition. See "Business--Network Architecture and Technology."

DIGITAL COMMUNICATION SIGNAL COMPATIBILITY AND POTENTIAL NETWORK INTERFERENCE

  Certain technical laboratory tests and field experience indicate that the DSL technology the Company and others are using may cause interference with and be interfered with by other signals present in an ILEC's copper plant, usually with lines in close proximity, while other laboratory tests indicate that this equipment does not cause interference. Interference, if present, could cause degradation of performance of the Company's services or render the Company unable to offer its services on selected lines. The amount and extent of such interference will depend on the condition of the ILEC's copper plant and the number and distribution of DSL and other signals in such plant and cannot now be ascertained. When interference occurs, it is difficult to detect. Further, the procedures to resolve interference issues between CLECs and an ILEC are still being developed and there is no assurance that these procedures will be effective. Although the Company has agreed to interference resolution procedures with certain ILECs, there can be no assurance that the Company will successfully negotiate similar procedures with other ILECs in future interconnection agreements or in renewals of existing interconnection agreements, or that the ILECs will not unilaterally take action to resolve interference issues to the detriment of the Company's services. Pacific Bell, among other ILECs, has provided indications that it is prepared to and appears to be acting unilaterally and preemptively to ostensibly prevent degradation of its network services. If the Company's TeleSpeed services cause widespread network degradation or are perceived to cause such interference then responsive actions by the ILECs or state or federal regulators could have a material adverse effect on the Company's reputation, brand image, service quality, and customer satisfaction and retention. Any such, network interference or network interference perceived by the ILECs or state or federal regulators could have a material adverse effect on the Company's business, prospects, operating results and financial condition.

RISK OF SYSTEM FAILURE

  The Company's operations are dependent upon its ability to support its highly complex network infrastructure and avoid damage from fires, earthquakes, floods, power losses, telecommunications failures, network software flaws, transmission cable cuts and similar events. The occurrence of a natural disaster or other unanticipated problem at the Company's Network Operations Center ("NOC") or any of the Company's RDCs could cause interruptions in the services provided by the Company. Additionally, failure of an ILEC or other service provider, such as other CLEC service providers, to provide communications capacity required by the Company, as a result of a natural disaster, operational disruption or any other reason, could cause interruptions in the services provided by the Company. Any damage or failure that causes interruptions in the Company's operations could have a material adverse effect on the Company's business, prospects, operating results and financial condition. See "Business--Network Architecture and Technology."

SECURITY RISK IN THE NETWORK

  Despite the implementation of security measures, the Company's networks may be vulnerable to unauthorized access, computer viruses and other disruptive problems. Corporate networks and ISPs have in the past experienced, and may in the future experience, interruptions in service as a result of accidental or intentional actions of Internet users, current and former employees and others. Unauthorized access could also potentially jeopardize the security of confidential information stored in the computer systems of the Company's customers and such customers' end-users, which might result in liability of the Company to its customers and also might deter potential customers. Although the Company intends to implement security measures that are standard within the telecommunications industry, as well as new Company-developed security measures, the Company has not yet done so and there can be no assurance that the Company will implement such measures in a timely manner or to the degree that may be compatible with its various customers' expectations, or that if and when implemented, such measures will not be circumvented. Eliminating computer viruses and alleviating other security problems may require interruptions, delays or cessation of service to the Company's customers and such customers' end-users, which could have a material adverse effect on the Company's business, prospects, operating results and financial condition. See "Business--Network Architecture and Technology."

DEPENDENCE UPON SUPPLIERS AND LIMITED SOURCES OF SUPPLY

  The Company relies and will continue to rely on outside parties to manufacture its network equipment, such as digital subscriber line access multiplexers ("DSLAMs"), customer premise equipment ("CPE") modems, network routing and switching hardware, network management software, systems management software and database management software. As the Company signs additional service contracts, the Company believes there may need to be a significant ramp-up in the amount of manufacturing by third parties in order for the Company to meet its contractual commitments. There can be no assurance that these manufacturers will be able to meet the Company's manufacturing needs in a satisfactory and timely manner or that the Company can obtain additional manufacturers when and if needed. Although the Company has identified alternative suppliers for each of these technologies and it is not constrained to use the same DSLAM or CPE vendor in multiple regions, it could take a significant period of time to establish relationships with alternative suppliers for each of these technologies and substitute their technologies into the Company's networks. The Company's reliance on third-party manufacturers involves a number of additional risks, including the absence of guaranteed capacity and reduced control over delivery schedules, quality assurance, production yields and costs. The loss of any of the Company's relationships with these suppliers could have a material adverse effect on the Company's business, prospects, operating results and financial condition. See "Business--Network Architecture and Technology."

DEPENDENCE UPON AND NEED TO HIRE ADDITIONAL KEY PERSONNEL

  The Company's performance is dependent on the performance of its executive officers and key employees. In particular, the Company's senior management has significant experience in the data communications, telecommunications and personal computer industries, and the loss of any one of the Company's executive officers could have a material adverse effect of the Company's ability to execute its business strategy effectively. In addition, the Company is dependent upon the regional general managers for each region the Company has entered and prepares to enter. Regional general managers have direct responsibility for sales, service and market development efforts in their respective regions, and the loss of one could disrupt significantly the operations in the region. Additionally, given the Company's early stage of deployment, the Company is dependent on its ability to retain and motivate high quality personnel, especially its management. The Company does not have "key person" life insurance policies on any of its employees. There can be no assurance that key personnel will continue to be employed by the Company or that the Company will be able to attract and retain qualified personnel in the future. The Company's future success also depends on its continuing ability to identify, hire, train and retain other highly qualified technical, sales, marketing and managerial personnel in connection with its expansion within its existing regions and the deployment and marketing of its network into targeted regions. Competition for such qualified personnel is intense, particularly in software development, network engineering and product management. There can be no assurance that the Company will be able to attract, assimilate or retain other highly qualified technical, sales, marketing and managerial personnel in the future. The inability to attract and retain its officers and key employees and the necessary technical, sales, marketing and managerial personnel could have a material adverse effect upon the Company's business, prospects, operating results and financial condition. See "Business--Employees" and "Management."

UNCERTAIN FEDERAL AND STATE TAX AND OTHER SURCHARGES ON THE COMPANY'S SERVICES

  Telecommunications providers pay a variety of surcharges and fees on their gross revenues from interstate services and intrastate services. Interstate surcharges include Federal Universal Service Fees, Common Carrier Regulatory Fees and TRS Fund fees. In addition, state regulators impose similar surcharges and fees on intrastate services. The division of the Company's services between interstate services and intrastate services is a matter of interpretation and may in the future be contested by the FCC or relevant state commission authorities. A change in the characterization of the jurisdiction of its services could cause the Company's payment obligations pursuant to the relevant surcharges to increase. In addition, pursuant to periodic revisions by state and federal regulators of the applicable surcharges, the Company may be subject to increases in the surcharges and fees currently paid.

GOVERNMENT REGULATION AND CURRENT INDUSTRY LITIGATION

  The services offered by the Company are subject to federal, state and local government regulation. The 1996 Act, which became effective in February 1996, introduced widespread changes in the regulation of the telecommunications industry, including the digital access services segment in which the Company operates. The 1996 Act eliminates many of the pre-existing legal barriers to competition in the telecommunications services business and sets basic criteria for relationships between telecommunications providers.

  Among other things, the 1996 Act removes barriers to entry in the local exchange telephone market by preempting state and local laws that restrict competition by providing competitors interconnection, access to UNEs and retail services at wholesale rates. The FCC's primary rules interpreting the 1996 Act, which were issued on August 8, 1996 (the "FCC Order"), have been reviewed by the U.S. Court of Appeals for the Eighth Circuit, which has overruled certain of the FCC's pricing and nondiscrimination regulations and upheld the FCC's definition of UNEs and OSS rules. The Company has entered into competitive interconnection agreements using the federal guidelines established in the FCC's interconnection order, which agreements remain in effect notwithstanding the overruling of certain of the FCC's regulations. The Eighth Circuit's overruling of the FCC Order has been appealed to the U.S. Supreme Court, which has agreed to decide the case. The U.S. Supreme Court's ruling, expected in 1999, could have a material adverse effect on the Company's business, prospects, operating results and financial condition.

  In August 1998, the FCC promulgated new rules that would allow ILECs to provide their own DSL services free from ILEC regulation through a separate affiliate. The FCC has also simultaneously proposed additional rules requiring ILECs to provide collocation and loops to CLECs such as the Company on more favorable terms to the CLECs than previously prescribed by the FCC. The FCC's August 1998 ruling and its actions thereunder may be appealed or reconsidered, and it is uncertain whether the FCC will in fact order more favorable collocation and loop availability for CLECs. The provision of DSL services by an affiliate of an ILEC not subject to ILEC regulation could have a material adverse effect on the Company's business, prospects, operating results and financial condition.

  No assurance can be given that changes to current regulations or the adoption of new regulations by the FCC or state regulatory authorities or legislative initiatives or court decisions would not have a material adverse effect on the Company's business, prospects, operating results and financial condition. See "Business--Government Regulations" and "--Legal Proceedings."

RISKS ASSOCIATED WITH POTENTIAL GENERAL ECONOMIC DOWNTURN

  In the last few years the general health of the economy, particularly the California economy, has been relatively strong and growing, a consequence of which has been increasing capital spending by individuals and growing companies to keep pace with rapid technological advances. To the extent the general economic health of the United States or of California declines from recent historically high levels, or to the extent individuals or companies fear such a decline is imminent, such individuals and companies may reduce, in the near term, expenditures such as those for the services offered by the Company. Any such decline or concern about an imminent decline could delay decisions among certain of the Company's customers to roll-out the Company's services or could delay decisions by prospective customers to make initial evaluations of the Company's services. Such delays would have a material adverse effect on the Company's business, prospects, operating results and financial condition.

CONTROL BY PRINCIPAL STOCKHOLDERS AND MANAGEMENT

  The Company's executive officers and directors and principal stockholders
together will beneficially own over     % of the outstanding Common Stock
after completion of this offering (    % if the Over-Allotment Option is
exercised in full). Accordingly, these stockholders will be able to determine the composition of the Company's Board of Directors, will retain the voting power to approve all matters requiring stockholder approval and will continue to have significant influence over the affairs of the Company. This concentration of ownership could have the effect of delaying or preventing a change in control of the Company or otherwise discouraging a potential acquirer from attempting to obtain control of the Company, which in turn could have a material adverse effect on the market price of the Common Stock or prevent the Company's stockholders from realizing a premium over the then prevailing market prices for their shares of Common Stock. See "Management" and "Principal Stockholders."

YEAR 2000 ISSUES

  Many currently installed computer systems and software products are coded to accept only two-digit entries in the date code field and cannot distinguish 21st century dates from 20th century dates. These date code fields will need to distinguish 21st century dates from 20th century dates and, as a result, many companies' software and computer systems may need to be upgraded or replaced in order to comply with such "Year 2000" requirements. The Company has reviewed its internally developed information technology systems and programs and believes that its systems are Year 2000 compliant and that there are no significant Year 2000 issues within the Company's systems or services. The Company has not reviewed its non-information technology systems for Year 2000 issues relating to embedded microprocessors. To the extent that such issues exist, these systems may need to be replaced or upgraded to become Year 2000 compliant. The Company believes that its non-information technology systems will not present any significant Year 2000 issues, although there can be no assurance in this regard. In addition, the Company utilizes third-party equipment and software that may not be Year 2000 compliant. Failure of such third-party equipment or software to operate properly with regard to the year 2000 and thereafter could require the Company to incur unanticipated expenses to remedy any problems, which could have a material adverse effect on the Company's business, prospects, operating results and financial condition. Furthermore, the purchasing patterns of the Company's enterprise and ISP customers may be affected by Year 2000 issues as companies expend significant resources to correct their current systems for Year 2000 compliance. These expenditures may result in reduced funds available for the Company's services, which could have a material adverse effect on the Company's business, prospects, operating results and financial condition. The Company, to date, has not made any assessment of the Year 2000 risks associated with its third-party equipment or software or with its enterprise and ISP customers and has not made any contingency plans to address such risks. However, the Company may devise a Year 2000 contingency plan in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Issues."

NO PRIOR PUBLIC MARKET; DETERMINATION OF OFFERING PRICE; POSSIBLE VOLATILITY OF STOCK PRICE

  Prior to this offering, there has been no public market for the Common Stock, and there can be no assurance that an active public market for the Common Stock will develop or be sustained after the offering. The initial public offering price will be determined by negotiation between the Company and the Underwriters based upon several factors and may not be indicative of the market price of the Common Stock after the offering. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The trading price of the Common Stock could be subject to wide fluctuations in response to factors such as actual or anticipated variations in quarterly operating results, the addition or loss of customers or subscribers, announcements of technological innovations, new products or services by the Company or its competitors, changes in financial estimates or recommendations by securities analysts, conditions or trends in the telecommunications industry, growth of the Internet and online commerce industries, announcements by the Company of significant acquisitions, strategic partnerships, joint ventures or capital commitments, additions or departures of key personnel, future equity or debt financings, general market and general economic conditions and other events or factors, many of which are beyond the Company's control. In addition, in recent years the stock market has experienced extreme price and volume fluctuations. These fluctuations have had a substantial effect on the market prices for many emerging growth companies, often unrelated to the operating performance of the specific companies. Such market fluctuations could adversely affect the price of the Common Stock.

SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS

  Sales of a substantial number of shares of Common Stock in the public market following this offering, or the appearance that such shares are available for sale, could adversely affect the market price for the Company's Common Stock. The number of shares of Common Stock available for sale in the public market is limited by restrictions under the Securities Act and lock-up agreements under which the holders of all of the Company's outstanding shares of Common Stock and options and warrants to purchase Common Stock have agreed not to sell or otherwise dispose of any of their shares for a period of 180 days after the date of this Prospectus without the prior written consent of Bear, Stearns & Co. Inc. However, Bear, Stearns & Co. Inc. may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. Based on shares of Common Stock, options and warrants outstanding as of September 1, 1998, the following shares of Common Stock will be eligible for future sale. On the date of this
Prospectus, the      shares offered hereby will be eligible for sale in the
public market without restriction. An additional 29,814,304 shares will be eligible for sale without restriction 180 days after the date of this Prospectus, except that shares held by "affiliates" of the Company within the meaning of Rule 144 under the Securities Act are subject to certain volume limitations thereunder and registration rights. An additional 1,800,000 shares of Common Stock will be eligible for sale without restriction one year after the closing of the offering subject to volume limitations pursuant to Rule 144 and the exercise of registration rights. In addition, the Company had 13,970,250 shares of Common Stock reserved for issuance pursuant to options under its 1997 Stock Plan, of which 11,356,931 were subject to outstanding options at September 1, 1998, and the Company had 5,188,764 shares underlying outstanding warrants.

  The Company intends to register, following the effective date of this offering, a total of 13,970,250 shares of Common Stock reserved for issuance
under the Company's 1997 Stock Plan and      shares of Common Stock reserved
for issuance under its 1998 Employee Stock Purchase Plan. Further, upon expiration of the lock-up agreements referred to above, holders of approximately 31,529,866 shares of Common Stock will be entitled to certain registration rights with respect to such shares. In addition, there are 5,188,764 shares underlying outstanding warrants, including 5,053,764 shares issuable upon exercise of the Warrants that will be eligible for resale upon expiration of their respective one-year holding periods under Rule 144, subject to the exercise of registration rights. If such holders, by exercising their registration rights, cause a large number of shares to be registered and sold in the public market, such sales could have a material adverse effect on the market price for the Company's Common Stock. See "Description of Capital Stock--Registration Rights" and "Shares Eligible for Future Sale."

ANTITAKEOVER EFFECTS OF CERTAIN CHARTER AND BYLAW PROVISIONS AND DELAWARE LAW

  The Company's Board of Directors has the authority to issue up to 5,000,000 shares of Preferred Stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. The Company has no current plans to issue shares of Preferred Stock. The Company's charter and bylaws provide for the establishment of a classified Board of Directors, limitations on the ability of stockholders to call special meetings, the lack of cumulative voting for directors and procedures for advance notification of stockholder nominations and proposals. These provisions of the Company's charter and bylaws, as well as Section 203 under the Delaware General Corporation Law to which the Company is subject, could discourage potential acquisition proposals and could delay or prevent a change of control of the Company. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and in the policies formulated by the Board of Directors and to discourage certain types of transactions that may involve an actual or threatened change of control of the Company. These provisions are designed to reduce the vulnerability of the Company to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy fights. The Indenture provides that in the event of certain changes in control of the Company, each holder will have the right to require the Company to repurchase such holder's Senior Discount Notes at a premium over the accreted value of such debt. The provisions in the charter and bylaws and the Indenture could have the effect of discouraging others from making tender offers for the Company's shares and, as a consequence, they also may inhibit increases in the market price of the Company's shares that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in the management of the Company. See "Description of Capital Stock--Anti-takeover Effects of Certain Provisions of Covad's Charter, Bylaws and Delaware Law."

DILUTION

  Investors participating in this offering will incur immediate, substantial dilution. To the extent outstanding warrants and options to purchase the Company's Common Stock are exercised, there will be further dilution. In addition, to the extent the Company issues additional equity securities to fund future capital expenditures and working capital needs, investors participating in this offering may experience further dilution. See "-- Substantial Future Capital Needs" and "Dilution."

ABSENCE OF DIVIDENDS

  The Company has not declared or paid any dividends since its inception. The Company currently anticipates that it will retain all of its future earnings for use in the expansion and operation of its business and does not anticipate paying any cash dividends in the foreseeable future. In addition, the Company's existing financing arrangements restrict the payment of any dividends. See "Dividend Policy."

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the shares of Common Stock
offered hereby are estimated to be approximately $   million ($   million if
the Over-Allotment Option is exercised in full) assuming an initial public
offering price of $   per share and after deducting estimated underwriting
discounts and commissions and offering expenses.

  The Company anticipates that the net proceeds of this offering will be used to fund capital expenditures to be incurred in the deployment of the Company's networks in existing and new regions, for expenses associated with continued development and sales and marketing activities, to fund operating losses and for general corporate purposes. The Company believes that these net proceeds will be sufficient to fund the Company's aggregate capital expenditures and
working capital requirements, including operating losses, through      . The
amounts actually expended by the Company for these purposes will vary significantly depending upon a number of factors, including future revenue growth, if any, capital expenditures and the amount of cash generated by the Company's operations. Additionally, if the Company determines it would be in its best interest, the Company may increase or decrease the number, selection and timing of entry of its targeted regions. Accordingly, the Company's management will retain broad discretion in the allocation of such net proceeds. Although the Company may use a portion of the net proceeds to pursue possible acquisitions of businesses, technologies or products complementary to those of the Company in the future, there are no present understandings, commitments or agreements with respect to any such acquisitions. Pending use of such net proceeds for the above purposes, the Company intends to invest such funds in short-term, interest-bearing, investment-grade securities. See "Risk Factors--Substantial Future Capital Requirements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                DIVIDEND POLICY

  The Company has not declared or paid any dividends since its inception. The Company currently anticipates that it will retain all of its future earnings for use in the expansion and operation of its business and does not anticipate paying any cash dividends in the foreseeable future. The Company's future dividend policy will be determined by its Board of Directors. The Company's existing financing arrangements restrict the payment of any dividends. The Company anticipates that it and its Subsidiaries will incur substantial additional indebtedness, which is likely to be subject to additional restrictions on dividends.

                                CAPITALIZATION

  The following table sets forth (i) the capitalization of the Company as of June 30, 1998, (ii) the pro forma capitalization of the Company after giving effect to the automatic conversion of all outstanding shares of Preferred Stock into Common Stock upon the closing of this offering (not giving effect to the payment of cumulated dividends on Preferred Stock in shares of Common Stock immediately prior to the closing of this offering), and (iii) the as adjusted capitalization of the Company to reflect the receipt of the estimated net proceeds from the sale of the Common Stock in the offering at the
estimated initial public offering price of $     per share and after deducting
estimated underwriting discounts and commissions and offering expenses payable by the Company.

                                                       AS OF JUNE 30, 1998
                                                   -----------------------------
                                                           (UNAUDITED)
                                                                           AS
                                                    ACTUAL   PRO FORMA  ADJUSTED
                                                   --------  ---------  --------
                                                         (IN THOUSANDS)
Cash and cash equivalents........................  $121,885  $121,891   $
                                                   ========  ========
LONG-TERM OBLIGATIONS:
Capital lease obligations (including current
 portion)........................................       695       695        695
13 1/2% Senior Discount Notes due 2008, net......   132,467   132,467    132,467
                                                   --------  --------   --------
  Total long-term obligations (including current
   portion)......................................   133,162   133,162    133,162
STOCKHOLDERS' EQUITY(1):
Preferred Stock, $0.001 par value; 5,000,000
 shares authorized pro forma and as adjusted, no
 shares issued and outstanding pro forma and as
 adjusted........................................       --        --         --
Convertible Preferred Stock, $0.001 par value;
 30,000,000 shares authorized actual, 18,246,162
 shares issued and outstanding actual; no shares
 issued and outstanding pro forma and as
 adjusted........................................        18       --         --
Common Stock, $0.001 par value; 65,000,000 shares
 authorized; 11,479,767 shares issued and
 outstanding actual; 150,000,000 shares
 authorized and 31,525,929 shares issued and
 outstanding pro forma and     shares issued and
 outstanding as adjusted(2)......................        11        31
Additional paid-in capital.......................    26,036    26,040
Deferred compensation............................    (3,684)   (3,684)    (3,684)
Accumulated deficit..............................   (14,316)  (14,316)   (14,316)
                                                   --------  --------   --------
  Total stockholders' equity.....................     8,065     8,071
                                                   --------  --------   --------
  Total capitalization...........................  $141,227  $141,233   $
                                                   ========  ========   ========

--------
(1) Shares reflect an amendment and restatement of the Certificate of Incorporation filed August 28, 1998 which gave effect to a three-for-two stock split for issued and outstanding shares and increased authorized shares of Common Stock and Preferred Stock to 65,000,000 and 30,000,000, respectively.

(2) Excludes (i) an aggregate of 13,970,250 shares of Common Stock reserved for issuance under the Company's 1997 Stock Plan, of which 11,356,931 shares were subject to outstanding options at September 1, 1998 at a weighted average exercise price of $1.25 per share, (ii) an aggregate of shares of Common Stock reserved for issuance under the Company's 1998 Employee Stock Purchase Plan, and (iii) an aggregate of 5,188,764 shares of Common Stock issuable upon exercise of outstanding warrants at September 1, 1998 at a weighted average exercise price of $0.029 per share. The pro forma and the as adjusted figures include 1,800,000 shares of Common Stock to be issued upon exercise for cash of outstanding warrants immediately prior to the closing of this offering. See "Description of Capital Stock."

                                   DILUTION

  The pro forma deficit in net tangible book value (deficit) of the Company as of June 30, 1998 was $(123,000) or $(.004) per share of outstanding Common Stock after giving effect to the conversion of the Company's outstanding Preferred Stock and the exercise for cash of warrants to purchase 1,800,000 shares of Common Stock immediately prior to the consummation of this offering. The pro forma deficit in net tangible book value per share represents the Company's total tangible assets less total liabilities, divided by the number of shares of Common Stock outstanding (assuming conversion of the Preferred Stock). Dilution per share represents the difference between the amount per share paid by investors in this offering and the pro forma deficit in net tangible book value per share after the offering. After giving effect to this
offering at an assumed initial public offering price of $   per share
resulting in estimated net proceeds to the Company of approximately $
(after deducting estimated underwriting discounts and commissions and offering expenses payable by the Company), the as adjusted pro forma deficit in net
tangible book value of the Company at June 30, 1998 would have been $     or
$   per share. This represents an immediate decrease in the deficit in net
tangible book value of $   per share to existing stockholders and an immediate
dilution in net tangible book value of $   per share to new investors
purchasing shares at the assumed initial public offering price. The following table illustrates this per share dilution:

Assumed initial public offering price per share.....................         $
  Pro forma net tangible book value (deficit) per share as of June
   30, 1998......................................................... $(.004)
  Increase per share attributable to new investors..................
                                                                     ------
As adjusted pro forma net tangible book value (deficit) per share after the offering.................................................
                                                                             ---
Dilution per share to new investors.................................         $
                                                                             ===

  The following table summarizes, on a pro forma basis as of June 30, 1998, the difference between the existing stockholders and new investors with respect to the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid at an
assumed initial public offering price of $      per share (before deducting
estimated underwriting discounts and commissions and offering expenses payable by the Company):

                                                                        WEIGHTED
                                              SHARES         TOTAL      AVERAGE
                                            PURCHASED    CONSIDERATION   PRICE
                                          -------------- --------------   PER
                                          NUMBER PERCENT AMOUNT PERCENT  SHARE
                                          ------ ------- ------ ------- --------
Existing stockholders....................             %   $          %    $
New investors............................
                                           ---     ---    ---     ---
  Total..................................          100%   $       100%
                                           ===     ===    ===     ===

  The foregoing table assumes no exercise of the Over-Allotment Option and no exercise of stock options or warrants outstanding at September 1, 1998, other than the exercise for cash of warrants to purchase 1,800,000 shares of Common Stock immediately prior to the consummation of this offering. At September 1, 1998, there were options and warrants outstanding to purchase 16,545,695 shares of Common Stock at a weighted average exercise price of $0.87 per share. To the extent outstanding options and warrants are exercised, there will be further dilution to new investors. See "Management."

                     SELECTED CONSOLIDATED FINANCIAL DATA

  The following selected consolidated financial data should be read in conjunction with the Company's Consolidated Financial Statements and the related Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included herein. The consolidated statement of operations data and the consolidated cash flow data for the year ended December 31, 1997, and the consolidated balance sheet data at December 31, 1997 are derived from, and are qualified by reference to, the audited Consolidated Financial Statements and the related Notes thereto included herein. The consolidated statement of operations data and the consolidated cash flow data for the three and six months ended June 30, 1998, and the consolidated balance sheet data at June 30, 1998 are derived from unaudited consolidated financial statements included herein that include, in the opinion of management, all adjustments, consisting of only normal, recurring adjustments, necessary for a fair presentation of the information set forth therein. The consolidated results of operations for the three and six months ended June 30, 1998 are not necessarily indicative of future results. For the six months ended June 30, 1997, the Company had no revenues and total expenses were not significant.

                                                      THREE MONTHS
                                         YEAR ENDED      ENDED       SIX MONTHS
                                        DECEMBER 31,    JUNE 30,        ENDED
                                            1997          1998      JUNE 30, 1998
                                        ------------  ------------  -------------
                                                       (UNAUDITED)   (UNAUDITED)
                                              (IN THOUSANDS, EXCEPT SHARE
                                                AND PER SHARE AMOUNTS)
CONSOLIDATED STATEMENT OF OPERATIONS
 DATA:
Revenues............................... $        26   $       809    $       995
Operating expenses:
  Network and product costs............          54           758            961
  Sales, marketing, general and
   administrative......................       2,374         4,606          6,550
  Amortization of deferred
   compensation........................         295           631            858
  Depreciation and amortization........          70           446            610
                                        -----------   -----------    -----------
    Total operating expenses...........       2,793         6,441          8,979
                                        -----------   -----------    -----------
Income (loss) from operations..........      (2,767)       (5,632)        (7,984)
  Net interest income (expense)........         155        (3,291)        (3,720)
                                        -----------   -----------    -----------
Net income (loss)...................... $    (2,612)  $    (8,923)   $   (11,704)
                                        ===========   ===========    ===========
Net income (loss) per common share..... $     (0.80)  $     (1.66)   $     (2.31)
Shares used in computing net income
(loss) per share.......................   3,271,546     5,367,181      5,056,334
Pro forma net income (loss) per common
 share(1).............................. $     (0.23)  $     (0.35)   $     (0.48)
Shares used in computing pro forma net
 income (loss) per share...............  11,522,916    25,404,240     24,233,326
OTHER FINANCIAL DATA:
EBITDA(2).............................. $    (2,402)  $    (4,555)   $    (6,516)
CONSOLIDATED CASH FLOW DATA:
Provided by (used for) operating
 activities............................ $    (1,895)  $    (1,398)   $      (877)
Provided by (used for) investing
 activities............................      (2,494)       (8,578)       (12,380)
Provided by (used for) financing
 activities............................       8,767           103        130,764

                                        AS OF         AS OF JUNE 30, 1998
                                     DECEMBER 31, -----------------------------
                                         1997        ACTUAL      AS ADJUSTED(3)
                                     ------------ -------------  --------------
                                                   (UNAUDITED)     (UNAUDITED)
                                                  (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents...........    $4,378      $121,885
Net property and equipment..........     3,014        14,805
Total assets........................     8,074       146,541
Long-term obligations, including
 current portion....................       783       133,162
Total stockholders' equity..........     6,498         8,065

                                                         AS OF         AS OF
                                                      DECEMBER 31, JUNE 30, 1998
                                                          1997      (UNAUDITED)
                                                      ------------ -------------
OTHER OPERATING DATA:
Homes and businesses passed..........................   278,000      1,345,000
Lines installed......................................

--------
(1) Under the Company's Certificate of Incorporation, all outstanding Preferred Stock will convert into Common Stock on a one-for-one basis upon the completion of this offering. The pro forma net loss per share assumes the conversion of the Preferred Stock and reflects the exercise for cash of warrants to purchase 1,800,000 shares of Common Stock immediately prior to the consummation of this offering.

(2) EBITDA consists of net loss excluding net interest, taxes, depreciation and amortization (including amortization of deferred compensation). EBITDA is provided because it is a measure of financial performance commonly used in the telecommunications industry. EBITDA is presented to enhance an understanding of the Company's operating results and should not be construed (i) as an alternative to operating income (as determined in accordance with GAAP) as an indicator of the Company's operating performance or (ii) as an alternative to cash flows from operating activities (as determined in accordance with GAAP) as a measure of liquidity. EBITDA as calculated by the Company may be calculated differently than EBITDA for other companies. See the Company's Consolidated Financial Statements and the related Notes thereto contained elsewhere in this Prospectus.

(3) Adjusted to reflect the receipt of net proceeds of $    from this offering
    (after deducting estimated underwriting discounts and commissions and offering expenses payable by the Company).

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion of the financial condition and results of operations of the Company should be read in conjunction with the Consolidated Financial Statements and the related Notes thereto included elsewhere in this Prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors including, but not limited to, those discussed in "Risk Factors," "Business" and elsewhere in this Prospectus. The Company disclaims any obligation to update information contained in any forward-looking statement. See "--Forward Looking Statements."

OVERVIEW

  Covad is a leading packet-based CLEC that provides dedicated high-speed digital communication services using DSL technology to enterprise and ISP customers. The Company introduced its services in the San Francisco Bay Area in December 1997 and estimates that its operations in the San Francisco Bay Area will generate positive EBITDA (before allocation of corporate overhead)
by         , although there can be no assurance in this regard. The Company launched its services in the Los Angeles, New York and Boston metropolitan areas in August 1998 and expects to introduce its services in the Seattle and Washington, D.C. metropolitan areas in the first quarter of 1999. In March 1998, the Company raised approximately $135 million through the issuance of the Senior Discount Notes to fund the deployment of its networks in the Initial Regions. As a result of the strong market demand for high-speed digital communication services, the Company has decided to increase to 22 the number of regions in which it plans to build a network and offer its services. See "Risk Factors--Dependence Upon Growth in Demand For DSL-Based Services."

  During 1998, the Company expanded its network in the San Francisco Bay Area and increased its sales and marketing efforts in that region, which resulted in higher revenue in each successive month in 1998. As of June 30, 1998, the Company's network passed over 1.3 million homes and businesses, including
million in the San Francisco Bay Area. In addition, as of        , 1998, the
Company had installed over    lines.

  In connection with the Company's expansion within existing regions and into new regions, it expects to significantly increase its capital expenditures, as well as its sales and marketing expenditures, to deploy its networks and support additional subscribers in those regions. Accordingly, the Company expects to incur substantial and increasing net losses for at least the next several years. See "Risk Factors--Limited Operating History and Early Stage of Deployment" and "--History and Continuation of Operating Losses."

  For each region, the Company has targeted three market segments: business RLAN, business Internet and consumer Internet. Business RLAN services are sold directly to enterprise customers and business Internet and consumer Internet services are sold indirectly through ISPs. Using the approach described below, the Company has estimated the size of the addressable portion of these market segments in its existing and targeted regions. No assurance can be given as to the accuracy of the Company's estimates regarding the size of its addressable market segments. See "Risk Factors--Dependence on Growth in Demand for DSL-Based Services."

  To determine the overall potential market, Covad specifically identified each service area in which it plans to offer service and each CO within these service areas. This determination was based primarily upon both business and population demographics as well as Covad's desire to be in most COs in order to provide blanket coverage in a region. To estimate the addressable market for each market segment from the overall potential market, Covad analyzed the demographics in the following manner:

    RLAN Addressable Market: Based on an estimate of the number of households served by the local CO with employees working for large enterprises and a third party estimate for the entire U.S. of the percentage of households that will purchase high-speed connectivity.

    Business Internet Addressable Market: Based on an estimate of the number of small businesses served by the local CO and a third party estimate of the number of small businesses expected to be online and the percentage of such small businesses that will purchase high-speed connectivity.

    Consumer Internet Addressable Market: Based on an estimate of the number of online households (excluding RLAN households) served by the local CO that will be heavy online users and an estimate of the percentage of such households that will purchase high-speed connectivity.

  A key determinant of the Company's revenues will be its service penetration into the addressable portion of these market segments. The market for DSL communications services is nascent and estimates of penetration are necessarily highly speculative. Notwithstanding the above, the Company believes it can achieve its economic goals at market penetration rates of less than 10% in its RLAN and business Internet markets and less than 4% in the consumer Internet market. No assurance can be given that the Company will meet its penetration estimates. See "Risk Factors--Dependence on Growth in Demand for DSL-Based Services" and "--Intense Competition."

  The Company derives revenue from (i) monthly recurring service charges for connections from the end-user to the Company's facilities and for backhaul services from the Company's facilities to the enterprise or ISP customer, (ii) service activation, installation and other non-recurring charges and (iii) the sale of CPE which the Company provides to its customers due to the general unavailability of CPE through retail channels. The Company intends to sell and install CPE at prices that will provide the Company with positive margins on such sales and installations. The current prices for the Company's services range from $90 per month for TeleSpeed 144 to $195 per month for TeleSpeed 1.1 and TeleSpeed 1.5, before volume discounts. To date, the Company has not entered into any agreements for volume discounts which are material to its financial results. The Company expects prices for the major components of both recurring and non-recurring charges to decrease each year. The Company believes its revenues from the sale of CPE will decline over time as CPE becomes more generally available. The Company expects that the prices it charges to customers for CPE will decrease each year.

  The Company's network and product costs include costs of recurring and nonrecurring circuit fees charged to the Company by ILECs and other CLECs, including installation, activation, monthly line costs, maintenance and repair of circuits between and among the Company's DSLAMs and its RDCs, customer backhaul, and subscriber lines. Other costs the Company incurs include those for materials used by the Company in installation and the servicing of customers and end-users, and the cost of CPE. As the Company's end-user base grows, the largest element of network and product cost is expected to be the ILECs' charges for the Company's leased copper lines.

  The Company believes its regions will generate positive EBITDA (before allocation of corporate overhead), on average, within 24 months of launching service, based on the Company's current expectations regarding operating expenses, customer subscription and retention rates and service pricing. However, there can be no assurances in this regard, and the Company expects that financial performance will vary from region to region and that the time
it will take for a region to generate positive EBITDA will range from   months
to 48 months, depending upon region-specific characteristics. Such characteristics include the size of the addressable markets in a region and competitive dynamics including, among other things, pricing, the number of COs and the cost of necessary infrastructure to service a region, the timing of market entry and the cost to access the ILEC's UNEs. Although the Company believes its San Francisco Bay Area region will achieve positive EBITDA
(before allocation of corporate overhead) by       , the Company expects that
most of its other existing and target regions will not achieve positive EBITDA as rapidly as the San Francisco Bay Area, and no assurance can be given that any of the Company's regions, including the San Francisco Bay Area, will achieve positive EBITDA in the time frame the Company expects or at all. As the Company continues to develop its network within its targeted regions, positive EBITDA from more developed regions is expected to be offset partially or completely by negative EBITDA from less developed regions, costs associated with entering new regions and corporate overhead. This trend is expected to continue until the Company has a sufficiently large customer and end-user base to absorb operating costs of new regions or the Company ceases entering new regions. See "Risk Factors--History and Continuation of Operating Losses."

  The development and expansion of the Company's business will require significant expenditures. The principal capital expenditures incurred during the buildup phase of any region involve the procurement, design and construction of the Company's CO collocation cages, end-user DSL line cards, and expenditures for other elements of the Company's network design, which includes an RDC in each region. The average capital cost to deploy the Company's facilities in a CO, excluding subscriber line cards, is expected to average approximately $125,000 per CO collocation facility. Following the buildout of its collocation facilities, the major portion of the Company's capital expenditures is the purchase of DSL line cards to support incremental subscribers. The Company expects that the average cost of such line cards will decline over the next several years. Network expenditures will continue to increase with the number of end-users. However, once an operating region is fully built out, a substantial majority of the regional capital expenditures will be tied to incremental customer and end-user growth. In addition to developing the Company's network, the Company will use its capital for marketing its services, acquiring enterprise and ISP customers, and funding its customer care and field service operations. The Company believes that the net proceeds of this offering together with its existing capital resources will be sufficient to fund the Company's aggregate capital expenditures and
working capital requirements, including operating losses, through     . See
"Risk Factors--Substantial Future Capital Requirements."

  The Company believes that it may take several months from the time a customer is first contacted to the point at which it will be able to book and invoice a customer for its services. In the case of enterprise customers, this long sales cycle is partially due to the technical requirements that must be satisfied before a customer's telecommunications manager will allow the Company's service to be widely available to the customer's employees. In the case of ISP customers, this sales cycle will depend on the time it takes the ISP to market and sell the Company's services to its subscribers.

RESULTS OF OPERATIONS

  The Company's operations from inception in October 1996 to December 1997 were limited principally to the development of the technology and activities related to the commencement of its business operations. As a result, the Company's revenues and expenditures prior to such period are not indicative of anticipated revenues which may be attained or expenditures which may be incurred by the Company in future periods. In particular, the Company's expenditure levels during the year ended December 31, 1997 do not reflect the issuance of the Senior Discount Notes in March 1998 and the related interest and amortization charges, which the Company expects will be approximately $16.0 million during the year ending December 31, 1998 and will increase annually thereafter up to $36.9 million for the year ending December 31, 2004 and to remain at that level through the maturity of the Senior Discount Notes in March 2008. See "Risk Factors--Limited Operating History and Early Stage of Deployment." The Company did not have any revenue until the fourth quarter of 1997. As a result, any comparison of the six month period ended June 30, 1998 with the six month period June 30, 1997 is not meaningful.

 Revenues

  Revenues were $26,000 for the year ended December 31, 1997 and were $995,000 for the six months ended June 30, 1998. This increase was attributable to the expansion of the Company's network in the San Francisco Bay Area and the Company's increased sales and marketing efforts in that region. As of June 30,
1998, the Company had an installed base of    end-user lines with a network
that passed approximately 1.3 million homes and businesses. The Company expects revenues to increase in future periods as the Company expands its network within its existing regions, deploys networks in new regions and increases its sales and marketing efforts in all of its target regions.

 Network and Product Costs

  Total network and product costs were approximately $54,000 for the year ended December 31, 1997 and approximately $961,000 for the six months ended June 30, 1998. This increase is attributable to the expansion of the Company's network and increased orders resulting from the Company's sales and marketing efforts. The Company expects aggregate line costs to increase significantly in future periods due to increased sales activity and expected revenue growth.

 Sales, Marketing, General and Administrative Expenses

  Sales, marketing, general and administrative expenses consist primarily of salaries, expenses for the development of the Company's business, the development of corporate identification, promotional and advertising materials, expenses for the establishment of its management team, and sales commissions. These expenses increased from $2.4 million for the year ended December 31, 1997 to $6.6 million for the six months ended June 30, 1998, as a result of increased headcount in all areas as the Company expanded its sales and marketing efforts, expanded the deployment of its network and built operational infrastructure. Sales, marketing, general and administrative expenses are expected to increase significantly as the Company continues to expand its business.

 Deferred Compensation

  Through June 30, 1998, the Company had recorded a total of $4.8 million of deferred compensation, with an unamortized balance of $3.7 million on its balance sheet as of June 30, 1998. This deferred compensation arose as a result of the granting of stock options to employees with exercise prices per share subsequently determined to be below the fair values per share for accounting purposes of the Company's Common Stock at the dates of grant. The deferred compensation is being amortized over the vesting period of the applicable options, and resulted in a charge to operations of $295,000 during the year ended December 31, 1997 and $858,000 during the six months ended June 30, 1998. As a result of additional stock option grants through July 1998, the Company will record additional deferred compensation on its balance sheet of approximately $4.1 million. The total charge to operations during the year ending December 31, 1998 for amortization of the deferred compensation associated with the options granted through July 31, 1998 will approximate $3.8 million.

 Depreciation and Amortization

  Depreciation and amortization includes: (i) depreciation of network infrastructure equipment, (ii) depreciation of information systems, furniture and fixtures, (iii) amortization of improvements to COs, RDC and NOC facilities and corporate facilities and (iv) amortization of capitalized software costs. Depreciation and amortization was approximately $70,000 for the year ended December 31, 1997 and approximately $610,000 for the six months ended June 30, 1998. The increase was due to the increase in equipment and facilities placed in service throughout the period. The Company expects depreciation and amortization to increase significantly as the Company increases its capital expenditures to expand its network.

 Net Interest Income and Expense

  Net interest income and expense consists primarily of interest income on the Company's cash balance and interest expense associated with the Company's debt. For the year ended December 31, 1997, net interest income was approximately $155,000, which was primarily attributable to the interest income earned from the proceeds raised in the Company's Preferred Stock financing in July 1997. Interest income for the six months ended June 30, 1998 was approximately $2.1 million, resulting primarily from investing the proceeds from the Company's Senior Discount Notes. Interest expense for the six months ended June 30, 1998 was approximately $5.9 million and consisted primarily of interest on the Senior Discount Notes and capital lease obligations. The Company expects interest expense to increase significantly as a result of the issuance of the Senior Discount Notes. The Senior Discount Notes accrete to $260 million by March 15, 2003, and as a result, the Company expects that annual interest charges (which includes amortization of debt discount and debt issuance costs) relating to the accretion of the Senior Discount Notes will be approximately $16.0 million during the year ending December 31, 1998, will increase to approximately $22.3 million for the year ending December 31, 1999 and will increase to approximately $32.7 million for the year ending December 31, 2002. Thereafter, the Company expects that interest expense attributable to the Senior Discount Notes (including amortization of debt discount, debt issuance costs and capitalized financing costs) will increase to approximately $36.9 million for the year ending December 31, 2004 and will remain at that level through maturity of the Senior Discount Notes in March 2008.

 Income Taxes

  Income taxes consist of federal, state and local taxes, when applicable. The Company expects significant consolidated net losses for the foreseeable future which should generate net operating loss ("NOL") carryforwards. However, utilization of NOLs is subject to substantial annual limitations. In addition, income taxes may be payable during this time due to operating income in certain tax jurisdictions. Once the Company achieves operating profits and the NOLs have been exhausted or have expired, the Company may experience significant tax expense. The Company recognized no provision for taxes as it operated at a loss throughout 1997 and through the six months ended June 30, 1998.

 Certain Pro Forma Financial Information

  Giving pro forma effect to the issuance of the Senior Discount Notes as if it had been consummated on January 1, 1997 and the related interest and amortization charges relating to the Senior Discount Notes accruing from such date through June 30, 1998, the Company's interest expense would have been approximately $20.3 million and $11.1 million, net loss would have been approximately $22.9 million and $17.0 million, and net loss per Common Share would have been $(7.00) and $(3.36) for the year ended December 31, 1997 and the six months ended June 30, 1998, respectively. For purposes of such pro forma calculation, the Company has assumed (i) no correlating additional interest income attributable to interest earned on the cash proceeds of the issuance of the Senior Discount Notes and (ii) no application of the use of proceeds from such issuance for the Company's corporate purposes. Therefore, the interest and amortization charges relating to the Senior Discount Notes would have had a significant adverse effect on the Company's net loss and net loss per share had the issuance occurred on January 1, 1997.

QUARTERLY FINANCIAL INFORMATION

  The following table sets forth certain consolidated statements of operations data for the Company's most recent four quarters. This information has been derived from the Company's unaudited consolidated financial statements. In management's opinion, this unaudited information has been prepared on the same basis as the annual consolidated financial statements and includes all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the information for the quarters presented. This information should be read in conjunction with the Consolidated Financial Statements and related Notes thereto included elsewhere in this Prospectus. The operating results for any quarter are not necessarily indicative of results for any future period.

                                                THREE MONTHS ENDED
                                   --------------------------------------------
                                                                         JUNE
                                   SEPTEMBER 30, DECEMBER 31, MARCH 31,   30,
                                       1997          1997       1998     1998
                                   ------------- ------------ --------- -------
                                                  (IN THOUSANDS)
   Revenues......................      $ --        $    26     $   186  $   809
   Operating expenses:
     Network and product costs...         10            44         203      758
     Sales, marketing, general
      and administrative.........        783         1,334       1,944    4,606
     Amortization of deferred
      compensation...............        134           161         227      631
     Depreciation and
      amortization...............        --             70         164      446
                                       -----       -------     -------  -------
       Total operating expenses..        927         1,609       2,538    6,441
                                       -----       -------     -------  -------
   Income (loss) from operations.       (927)       (1,583)     (2,352)  (5,632)
   Net interest income (expense).         80            75        (429)  (3,291)
                                       -----       -------     -------  -------
     Net income (loss)...........      $(847)      $(1,508)    $(2,781) $(8,923)
                                       =====       =======     =======  =======

  The Company has generated greater revenues in each successive month and quarter in the last four quarters, reflecting increases in the number of customers and subscribers. The Company's network and product costs have increased in every quarter, reflecting costs associated with customer and subscriber growth and the deployment of the Company's networks in existing and new regions. The Company's selling, marketing, general and administrative expenses have increased in every quarter and reflect sales and marketing costs associated with the acquisition of customers and subscribers, including sales commissions, and the development of regional and corporate infrastructure. Depreciation and amortization has increased in each quarter, primarily reflecting the purchase of equipment associated with the deployment of the Company's networks. The Company has experienced increasing net losses on a quarterly basis as it increases its capital expenditures and operating expenses, and the Company expects to sustain increasing quarterly losses for at least the next several years. See "Risk Factors--History and Continuation of Operating Losses."

  The Company's annual and quarterly operating results may fluctuate significantly in the future as a result of numerous factors, many of which are outside the Company's control. Factors that may affect the Company's operating results include the timing and ability of the ILECs to provide and construct the required CO collocation facilities, the rate at which customers subscribe to the Company's services, the prices the customers pay for such services and end-user churn rates. The Company believes its financial performance depends to a great extent on retaining enterprise and ISP customers and on levels of subscriber churn, which can vary due to a variety of sources, including employee turnover within enterprise customers and relocation of end-users of ISP customers. Additionally, the Company does not currently have long-term contracts with any of its customers, and there can be no assurance that Covad will not experience substantial subscriber churn as a result of customers or subscribers discontinuing the use of its services or switching to an alternative service provider. Further factors that may add to volatility in the Company's annual or quarterly operating results include the amount and timing of capital expenditures and other costs relating to the expansion of the Company's network, the introduction of new services by the Company or its competitors, price competition by competitors, technical difficulties or network downtime, general economic conditions and economic conditions specific to the Company's industry, among other factors. There can be delays in the commencement and recognition of revenue because the installation of telecommunication lines to implement certain services has lead times that are controlled by third parties. In addition, the Company plans to increase operating expenses to fund operations, sales, marketing, general and administrative activities and infrastructure. To the extent that these expenses are not accompanied by an increase in revenues, the Company could experience a material adverse effect on its business, prospects, operating results and financial condition. See "Risk Factors--Potential Fluctuations in Operating Results."

LIQUIDITY AND CAPITAL RESOURCES

  The Company's operations have required substantial capital investment for the procurement, design and construction of the Company's CO collocation cages, the purchase of telecommunications equipment and the design and development of the Company's networks. Capital expenditures were approximately $12.4 million for the first six months of 1998. The Company expects that its capital expenditures will be substantially higher in future periods in connection with the purchase of infrastructure equipment necessary for the development and expansion of its network and the development of new markets.

  Since inception, the Company has financed its operations primarily through private placements of $10.1 million of equity securities, $865,000 of lease financings and $129.6 million in net proceeds raised from the issuance of the Senior Discount Notes. As of June 30, 1998, the Company had an accumulated deficit of $14.3 million, and cash and cash equivalents of $121.9 million.

  Net cash used in the Company's operating activities was approximately $1.9 million and $877,000 for the year ended December 31, 1997 and the six months ended June 30, 1998, respectively. The net cash used for operating activities during these periods was primarily due to net losses and increases in current assets, offset by noncash expenses, increases in accounts payable and accrued liabilities. Net cash used by the Company for acquisitions of property and equipment was $2.3 million during the year ended December 31, 1997 and $12.4 million during the six months ended June 30, 1998. Net cash provided by financing activities for the year ended December 31, 1997 was $8.8 million and related to the issuance of Common and Preferred Stock. Net cash provided by financing activities for the six months ended June 30, 1998 was $130.8 million, which primarily related to the issuance of the Senior Discount Notes and Series C Preferred Stock.

  The Company believes its current capital resources, including the proceeds of this offering, will be sufficient to fund the Company's aggregate capital expenditures and working capital requirements, including operating losses,
through the          . The Company will require substantial additional
financing to support its operations after that date, including funding the significant capital expenditures and working capital requirements necessary for the Company to provide services in a total of 22 markets. The Company
could also require additional financing before the           to meet higher-
than-expected subscription rates for its services or to respond to competition. If demand for the Company's services is less than expected, the Company may require additional financing at an earlier date, although the Company believes it would be able to reduce certain costs that are, to a large extent, demand-driven, or delay its entry into various targeted regions. The
Company expects to raise additional capital prior to the          through the
issuance of debt and possibly equity securities. There can be no assurance as to the availability of any financing or the terms upon which such financing might be available. The Company expects to experience substantial negative cash flow from operating activities and negative free cash flow before financing activities for at least the next several years due to continued development, commercial deployment and expansion of its networks. The Company's future cash requirements for developing, deploying and enhancing its networks and operating its business, as well as the Company's revenues, will depend on a number of factors including (i) the number of regions entered, the timing of entry and services offered; (ii) network development schedules and associated costs due to issues including the physical requirements of the CO collocation process; (iii) the rate at which customers and subscribers purchase the Company's services and the pricing of such services; (iv) the level of marketing required to acquire and retain customers and to attain a competitive position in the marketplace; and (v) the rate at which the Company invests in engineering and development and intellectual property with respect to existing and future technology.

  In addition, the Company may wish to selectively pursue possible acquisitions of businesses, technologies or products complementary to those of the Company in the future in order to expand its geographic presence and achieve operating efficiencies. There can be no assurance that the Company will have sufficient liquidity, or be able to obtain additional debt or equity financing on favorable terms or at all, in order to finance such an acquisition. However, no acquisitions are currently contemplated. See "Risk Factors--Substantial Future Capital Requirements."

YEAR 2000 ISSUES

  Many currently installed computer systems and software products are coded to accept only two-digit entries in the date code field and cannot distinguish 21st century dates from 20th century dates. These date code fields will need to distinguish 21st century dates from 20th century dates and, as a result, many companies' software and computer systems may need to be upgraded or replaced in order to comply with such "Year 2000" requirements. The Company has reviewed its internally developed information technology systems and programs and believes that its systems are Year 2000 compliant and that there are no significant Year 2000 issues within the Company's systems or services. The Company has not reviewed its non-information technology systems for Year 2000 issues relating to embedded microprocessors. To the extent that such issues exist, these systems may need to be replaced or upgraded to become Year 2000 compliant. The Company believes that its non-information technology systems will not present any significant Year 2000 issues, although there can be no assurance in this regard. In addition, the Company utilizes third-party equipment and software that may not be Year 2000 compliant. Failure of such third-party equipment or software to operate properly with regard to the year 2000 and thereafter could require the Company to incur unanticipated expenses to remedy any problems, which could have a material adverse effect on the Company's business, prospects, operating results and financial condition. Furthermore, the purchasing patterns of the Company's enterprise and ISP customers may be affected by Year 2000 issues as companies expend significant resources to correct their current systems for Year 2000 compliance. These expenditures may result in reduced funds available for the Company's services, which could have a material adverse effect on the Company's business, prospects, operating results and financial condition. The Company, to date, has not made any assessment of the Year 2000 risks associated with its third-party equipment or software or with its enterprise and ISP customers and has not made any contingency plans to address such risks. However, the Company may devise a Year 2000 contingency plan in the future. See "Risk Factors--Year 2000 Issues."

FORWARD LOOKING STATEMENTS

  The statements contained in this Prospectus that are not historical facts are "forward-looking statements" (as such term is defined in Section 27A of the Securities Act and Section 21E of the Exchange Act), which can be identified by the use of forward-looking terminology such as "estimates," "projects," "anticipates," "expects," "intends," "believes," or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties; provided, however, that the safe harbor provisions of Section 27A and Section 21E are not applicable to any "forward looking" statements made in connection with the initial issuance of Common Stock offered pursuant to this Prospectus, although such provisions are applicable to such statements made in connection with the resales of such shares of Common Stock. These forward-looking statements, such as the Company's plans to expand its existing network or to commence service in new areas, the market opportunity presented by the Company's target regions, estimates regarding the timing of launching its service in new regions, expectations regarding the extent to which enterprise customers rollout the Company's service, statements regarding development of the Company's business, the estimate of market sizes and addressable markets for the Company's services and products, the estimates of future operating results, including positive EBITDA in the San Francisco Bay Area and the estimates of the time needed to achieve positive EBITDA in the Company's other regions, the Company's anticipated capital expenditures, the effect of regulatory reform and regulatory litigation, other statements contained in this Prospectus regarding matters that are not historical facts, are only estimates or predictions and cannot be relied upon. No assurance can be given that future results will be achieved; actual events or results may differ materially as a result of risks facing the Company or actual results differing from the assumptions underlying such statements. Such risks and assumptions include, but are not limited to, the Company's ability to successfully market its services to current and new customers, generate customer demand for its services in the particular regions where it plans to market services, achieve acceptable pricing for its services, respond to increasing competition, manage growth of the Company's operations, access regions and negotiate suitable interconnection agreements with the ILECs, all in a timely manner, at reasonable costs and on satisfactory terms and conditions, as well as regulatory, legislative and judicial developments that could cause actual results to vary materially from the future results indicated, expressed or implied in such forward-looking statements. All written and oral forward-looking statements made in connection with this Prospectus which are attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the "Risk Factors" and other cautionary statements included in this Prospectus. The Company disclaims any obligation to update information contained in any forward-looking statement.

                                   BUSINESS

  The following discussion contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors including, but not limited to, those discussed in "Risk Factors" and elsewhere in this Prospectus. The Company disclaims any obligation to update information contained in any forward-looking statement. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Forward Looking Statements."

OVERVIEW

  Covad is a leading packet-based CLEC that provides dedicated high-speed digital communication services using DSL technology to enterprise and ISP customers. Enterprise customers purchase the Company's services to provide employees with remote access to their LANs to improve employee productivity and reduce operating costs. ISPs purchase the Company's services in order to provide high speed Internet access to their business and consumer end-users. The Company believes its services offer a superior value proposition as compared to currently available RLAN and high-speed Internet access alternatives. The Company's services are provided over standard copper telephone lines at speeds of up to 1.5 Mbps, approximately 25 times the speed available through a 56.6 Kbps modem. To date, the Company has received orders
for its services from over    enterprise and ISP customers, including Cisco
Systems, Concentric Network, Epoch Networks, Oracle, PeopleSoft, Sprint, Stanford University, Verio and Whole Earth Networks.

  The Company introduced its services in the San Francisco Bay Area in December 1997 and estimates that its operations in this region will generate
positive EBITDA (before allocation of corporate overhead) by       . The
Company launched its services in the Los Angeles, New York and Boston metropolitan areas in August 1998 and expects to introduce its services in Seattle and Washington, D.C. metropolitan areas in the first quarter of 1999. In March 1998, the Company raised approximately $135 million through the issuance of the Senior Discount Notes to fund the deployment of its networks in the Initial Regions. As a result of the strong market demand for high-speed digital communication services, the Company has decided to increase to 22 the number of regions in which it plans to build its networks and offer its services. The Company estimates that when complete, its networks in these 22 regions will enable the Company to provide service to over 28 million homes and businesses in 28 of the top 50 MSAs in the United States.

  The Company believes that its business model offers attractive economics. Through its use of DSL technology, the Company can effectively leverage the existing telephone network copper infrastructure to deploy service more quickly and at lower costs than technologies such as cable modems and wireless data networks that require large initial infrastructure investments before service can be provided. Accordingly, the Company believes it can achieve positive EBITDA with fewer customers than companies offering such alternative technologies. See "Risk Factors--History and Continuation of Operating Losses."

INDUSTRY BACKGROUND

 Growing Market Demand for High-Speed Digital Communications Bandwidth

  The demand for high-speed digital communication services is growing rapidly. Over the past ten years, high-speed LANs have become increasingly important to enterprises to enable employees to share information, send e-mail, search databases and conduct business. The Company believes that a large majority of personal computers used in enterprises are connected to LANs. Enterprises are now seeking to extend this same high-speed connectivity to employees accessing the LAN from home to improve employee productivity and reduce operating costs.

  High-speed connectivity has also become important to small- and medium-sized businesses due to the dramatic increase in Internet usage. According to IDC, the number of Internet users worldwide reached approximately 69 million in 1997 and is forecasted to grow to approximately 320 million by 2002. The popularity of the Internet with consumers has driven the rapid proliferation of the Internet as a commercial medium, as businesses establish Web sites and corporate intranets and extranets to expand their customer reach and improve their communications efficiency. In addition, industry analysts estimates that the value of goods and services sold by businesses through the Internet will increase from $2.6 billion in 1997 to $37.5 billion in 2002. Accordingly, to remain competitive, small- and medium-sized businesses increasingly need high-speed Internet connections to maintain complex Web sites, access critical business information and communicate with employees, customers and business partners more efficiently. High-speed digital connections are also becoming increasingly important to businesses and consumers as more high bandwidth information and applications become available on the Internet.

  As businesses continue to increase their use of the Internet, intranets and extranets, the Company expects the market size for both RLAN access and small- and medium-sized business Internet access to continue to grow rapidly. Industry analysts estimate that the number of remote access lines in the U.S. will grow from approximately ten million in 1996 to approximately 30 million in 2000, a compound annual growth rate in excess of 30%.

  RLAN access and business and consumer Internet access are creating increasing demands for high-speed digital services. However, the full potential of Internet and LAN applications cannot be realized without removing the performance bottlenecks of the existing public switched telephone network. Increases in telecommunications bandwidth have significantly lagged improvements in microprocessor performance over the last ten years. Since 1988, microprocessor performance has improved nearly 80-fold, while the fastest consumer modem connection has improved from 9.6 Kbps to 56.6 Kbps, a factor of six. According to industry analysts, there are nearly 40 million personal computers in U.S. homes today, and most of them can only connect to the Internet or their corporate LAN by low-speed analog lines. Higher speed connections are available, including ISDN, Frame Relay and T1 lines, and this segment has recently experienced dramatic growth in the U.S. However, these alternatives are expensive and complex to order, install and maintain.

 Emergence of DSL Technology

  DSL technology emerged in 1990 and is commercially available today to address the performance bottlenecks of the public switched telephone network. DSL equipment, when deployed at each end of standard copper telephone lines, increases the data carrying capacity of these lines from analog modem speeds of 56.6 Kbps and ISDN speeds of 128 Kbps to DSL speeds of up to 6 Mbps depending on the length and condition of the copper line. Also, recent advances in semiconductor technology and Digital Signal Processing ("DSP") algorithms have made the deployment of DSL technology on a widespread basis more economical, with equipment prices falling by up to 75% over the last two years. The Company anticipates that equipment prices will continue to fall as a result of continued advances in semiconductor technologies and increases in equipment production volumes.

  Because DSL technology reuses the existing copper plant, it is significantly less expensive to deploy on a broad scale than existing alternative high-speed digital communication technologies, such as cable modems, wireless data and satellite data. As a result, a significant portion of the investment in a DSL network is success- based, as such networks require a comparatively lower initial fixed investment, and the subsequent variable investments in DSL electronics are directly related to the number of paying customers.

  In January 1998, a number of companies, including Intel Corporation ("Intel"), Compaq Computer Corp., Microsoft Corp. and certain of the major ILECs, jointly announced the formation of the Universal ADSL Working Group ("UAWG"). The goal of UAWG is to publish a standard specification for a low-cost, consumer oriented ADSL hardware and software solution. Since the Company is a purchaser of ADSL equipment and a service provider, the Company has joined the UAWG and supports its objectives. The Company believes that the efforts of the UAWG will lead to lower cost and more standardized ADSL hardware and software products.

An initial draft of the specification was completed in June 1998 and a final version is expected before the end of this year. The specification will then be submitted to the International Telecommunications Union (ITU), an international standards setting body, for review. Aimed at consumers, the so-called G.lite specification has a maximum data throughput rate of 1.5 Mbps incoming and 512 Kbps outgoing.

 Impact of the Telecommunications Act of 1996

  The passage of the 1996 Act created a legal framework for CLECs to provide local analog and digital communication services in competition with the ILECs. The 1996 Act eliminated a substantial barrier to entry for CLECs by enabling them to leverage the existing infrastructure built by the ILECs, rather than constructing a competing infrastructure at significant cost, which required a $200 billion investment by ILECs and ILEC ratepayers. The 1996 Act requires ILECs, among other things, to allow CLECs to lease copper lines on a line by line basis, to collocate equipment, including DSL equipment, in the ILECs' COs to connect to these lines, to lease access on the ILECs' inter-CO fiber backbone to link the CLECs' equipment and to use the ILECs' own OSS to place orders and access the ILECs' databases. The 1996 Act in particular emphasized the need for competition-driven innovations in the deployment of advanced telecommunications services, such as the Company's DSL services.

THE COVAD SOLUTION

  Covad was formed to capitalize on the substantial business opportunity created by the growing demand for high-speed digital communication, the commercial availability of low cost DSL technology and the passage of the 1996 Act. Key aspects of the Company's solution to provide high-speed digital communication services include: (i) an attractive value proposition that provides high-speed connections at similar or lower prices than currently available to customers; (ii) a widely available, always-connected, secure network that facilitates deployment of Internet and intranet applications; and
(iii) a management team experienced in the data communications, telecommunications and personal computer industries.

  Attractive Value Proposition. The Company offers higher bandwidth digital connections than alternative services at similar or lower prices that do not vary with usage. For the RLAN market, the Company's mid-range services are three to six times the speed of ISDN and up to ten times the speed of analog modems at monthly rates similar to or lower than those for heavily used ISDN lines. For business Internet users, the Company's high-end services offer comparable bandwidth to T1 and Frame Relay circuits at approximately 25% of the cost. The Company believes that many of its enterprise customers can justify deploying lines to their employees if productivity improves by only a few hours per month based on increases in the number of hours worked and decreases in commute time and time spent waiting for information.

  Widely Available, Always-Connected, Secure Network. The Company's strategy of providing blanket coverage in each region it serves is designed to ensure that the Company's services are available to the vast majority of its customers' end-users. The Company's network provides 24-hour, always-on connectivity, unlike ISDN lines and analog modems which require customers to connect to their LAN or the Internet for each use. Also, because the Company uses dedicated connections from each end-user to the enterprise network or ISP, its customers can reduce the risk of unauthorized access.

  Experienced Management Team. The Company's management team includes individuals with extensive experience in the data communications, telecommunications and personal computer industries, including Robert Knowling Jr., President and Chief Executive Officer (former Executive Vice President of Operations and Technology at U S WEST Communications), founders Charles McMinn, Chairman of the Board, Charles Haas, Vice President of Sales and Marketing and Dhruv Khanna, Vice President, General Counsel and Secretary (all three of whom worked at Intel), Timothy Laehy, Vice President of Finance and Chief Financial Officer (former Vice President of Corporate Finance and Treasurer of Leasing Solutions, Inc.), Rex Cardinale, Vice President of Engineering (former General Manager of the cc:Mail division of Lotus Development Corporation), Catherine Hemmer, Vice President of Operations (former Vice President, Network Reliability and Operations at U S WEST

Communications, Inc., former General Manager, Network Provisioning at Ameritech Corporation and former Vice President, Network Services at MFS) and Walter Pienkos, Vice President of Human Resources and Administration (former Vice President of Administration at Netpower, Inc. and MIPS Computer Systems). The Company has also hired Regional General Managers to cover 14 of its announced 22 regions who collectively have over 150 years of telecommunications service experience.

BUSINESS STRATEGY

  Covad's objective is to become the leading provider of DSL-based high-speed digital communication services in each region it enters. The Company's Initial Regions consist of San Francisco, Los Angeles, New York, Boston, Seattle and Washington, D.C. The Company estimates that its operations in the San Francisco Bay Area will generate positive EBITDA (before allocation of
corporate overhead) by         . The Company introduced its services in the
San Francisco Bay Area in December 1997 and in the Los Angeles, New York and Boston regions in August 1998. The Company expects to introduce its services in Seattle and Washington, D.C. in the first quarter of 1999. As a result of the strong market demand for high-speed digital communication services, the Company has decided to increase to 22 the number of regions in which it plans to build its networks and offer its services. The key elements of the Company's strategy which it has deployed in the San Francisco Bay Area and its other Initial Regions and which it plans to deploy in each additional region it enters are as follows:

  Secure CLEC Status and Sign Interconnection Agreements in the Top U.S. Markets. To provide its services, the Company obtains CLEC status in each state that it enters and signs interconnection agreements with the relevant ILECs. To date, the Company is authorized under state law to operate as a CLEC in 12 states, has pending applications in 10 additional states and intends to obtain authorization in other states necessary to cover the Company's 22 target regions. In the aggregate, the Company's 22 existing and target regions represent over 40% of the U.S. population. The Company has entered into interconnection agreements with ILECs in six states and is negotiating interconnection agreements with ILECs in the 16 additional states that cover the Company's target regions. The Company believes it has gained a competitive advantage by rapidly securing CLEC status and signing interconnection agreements in multiple regions.

  Roll Out Service Rapidly in These Markets. The Company seeks to be the first company to roll out service broadly in its target regions in order to: (i) secure CO collocation space prior to competitors; (ii) secure and retain customers before significant DSL competition arises; (iii) maintain advantages over competitors through superior coverage and high customer satisfaction; and
(iv) build the largest volume and market share in order to allow the Company to reduce the costs and prices of its services and, where it is first to market, maintain its leadership position.

  Provide Pervasive Coverage. The Company is pursuing a blanket coverage strategy of providing service in almost every CO in each region that it enters since the typical enterprise desires to offer RLAN access to all employees regardless of where they reside in the region. Blanket coverage is also important to the Company's ISP customers that desire to market their Internet access services on a region-wide basis. In addition, the Company believes its presence in 22 markets will allow it to better serve its enterprise and ISP customers which are increasingly seeking a single supplier in multiple metropolitan areas.

  Focus on Packet Data Services. Although the Company is authorized to provide both data and voice services, it is presently focusing exclusively on packet data services and does not currently plan to offer analog voice services. The Company believes that it can provide a superior digital service while avoiding the significant investment that would be required to compete in the analog voice market.

  Sell Directly to Enterprises and ISPs that Can Provide a Large Number of End-Users. The Company's direct sales force specifically targets enterprises that it estimates to have over 100 existing ISDN or analog modem-based RLAN users. The Company offers these customers higher performance and dedicated services at similar or lower prices than those of alternative technologies. The Company also targets ISPs that can offer their end-users similar cost and performance advantages for Internet access using the Company's services.

  Leverage the Success-Based Economics of DSL. Because it uses DSL technology, a significant portion of the Company's capital expenditures are success-based. The Company estimates that approximately 50% of its cumulative capital expenditures over the next five years will be for DSL equipment that is directly related to the Company's end-user subscription rate.

  Establish Relationships with ISPs and Other Industry Participants. The Company does not provide Internet access directly to any of its customers. Instead, the Company provides connections to ISPs, which in turn offer high-speed Internet access using the Company's network. In this way, the Company:
(i) carries the traffic of multiple ISPs in any region, increasing its volume and reducing its costs; (ii) leverages its selling efforts through the sales and support staff of these ISPs; (iii) offers ISPs a non-competitive transport alternative, since the ILEC typically provides its own Internet access services in competition with ISPs; and (iv) provides ISPs a high-speed service offering to compete with cable-based Internet access.

  The Company also believes that it is developing a service offering that will be increasingly attractive to IXCs and other CLECs. As the Company rolls out its network in 22 markets nationwide, it can increasingly serve as a single packet network service provider to other telecommunications service companies who seek to offer packet based services to their customers. Also, the Company can carry the traffic of multiple IXC and CLEC partners and potentially provide these services at price points that are more attractive than any one other company can provide for itself. These companies are also seeking an alternative to dealing with each ILEC in every region they would like to offer service. Finally, since the Company's networks serve predominately small business and residential end-users these networks are complementary to the large business focused networks of these IXCs and other CLECs. The Company has discussed strategic relationships with both IXCs and other CLECs and intends to continue these discussions as its networks are deployed in its 22 target markets.

  Provide a Superior Product and Service Solution. The Company believes that it can build a significant competitive position by providing a comprehensive product and service solution to its customers. The Company undertakes to provide all of the necessary product and service elements required to establish and maintain digital services in its target markets including: (i) managing the ILEC's installation and testing of copper lines used for its service; (ii) installing any in-building wiring required to initiate service;
(iii) selling, configuring and installing the DSL modem required at each end-user site; (iv) providing 24 hour, seven days a week ("24x7") monitoring of each end-user line; and (v) designing and provisioning an enterprise's overall RLAN network including equipment selection, programming and troubleshooting.

COVAD'S PRODUCT AND SERVICE OFFERINGS

  Covad offers six flat rate digital services under the TeleSpeed brand to connect its customers' end-users to Covad's RDCs. In addition, enterprise and ISP customers may purchase backhaul services from the Company to connect their facilities to Covad's RDC.

 TeleSpeed Services

  The Company's TeleSpeed services connect individual end-users on conventional copper lines to Covad DSL equipment in their serving CO and from there to the Covad packet digital network serving that metropolitan area. An ILEC's infrastructure consists of numerous COs which are connected by a fiber optic backbone to a regional office that routes local and long distance traffic. Each CO collects the individual copper lines from customers' premises in the neighborhood.

  The six TeleSpeed services are TeleSpeed 144, TeleSpeed 192, TeleSpeed 384, TeleSpeed 768, TeleSpeed 1.1 and TeleSpeed 1.5. The chart below compares the pricing, performance and markets for each of these services as of September 15, 1998. The particular TeleSpeed service available to an end-user depends on the user's distance to the CO. The Company believes that substantially all of its potential end-users in its target markets can be served with one of the Company's services. The Company estimates that approximately 70% of end-users are within 18,000 feet of a CO and can be served by at least the Company's TeleSpeed 384 services. The Company also believes at least a majority of potential end-users will be able to obtain the Company's highest speed service offering. However, the specific number of potential users for the higher speeds will vary by CO and by region and will be affected by line quality.

                                   SPEED
                         SPEED TO   FROM    PRICE*   RANGE**
   SERVICE               END-USER END-USER ($/MONTH) (FEET)              MARKET/USAGE
------------------------ -------- -------- --------- ------- ------------------------------------
TeleSpeed 144........... 144 Kbps 144 Kbps   $ 90    35,000  ISDN replacement, non-standard lines
TeleSpeed 192........... 192 Kbps 192 Kbps   $ 90    18,000  RLAN, business Internet
TeleSpeed 384........... 384 Kbps 384 Kbps   $125    16,000  RLAN, business Internet
TeleSpeed 768........... 768 Kbps 768 Kbps   $160    13,500  Business Internet
TeleSpeed 1.1........... 1.1 Mbps 1.1 Mbps   $195    12,000  Business Internet
TeleSpeed 1.5........... 1.5 Mbps 384 Kbps   $195    15,000  High-speed Web access

--------
 * Current list prices for Boston, Los Angeles, New York and the San Francisco Bay Area. Prices are lower for high volume customers and may be different in other regions. See "Risk Factors--Unproven Business Model" for a discussion of the risks associated with the Company's ability to sustain current price levels in the future.

**Estimated maximum distance from the end-user to the CO.

  TeleSpeed 144. Covad's TeleSpeed 144 service operates at up to 144 Kbps in each direction, which is similar to the performance of an ISDN line. This service, which can use existing ISDN equipment at the end-user site, is targeted at the ISDN replacement market where its $90 per month flat rate can compare favorably to ISDN services from the ILEC when per-minute usage charges apply. It is also the service that Covad offers on copper lines that are either too long to carry the Company's higher speed services or are served by DLCs or similar equipment where a continuous copper connection is not available from the end-user site to the CO.

  TeleSpeed 192. This service provides one and a half to three times the performance of ISDN at similar or lower price points to heavily-used ISDN lines. The Company expects TeleSpeed 192 to be deployed within the RLAN market.

  TeleSpeed 384. This service provides three to six times the performance of ISDN at similar price points to heavily-used ISDN lines. The Company expects TeleSpeed 384 to be deployed within the RLAN market.

  TeleSpeed 768. This service provides one-half the bandwidth of a T1 data circuit at substantially less than one-half of the monthly price that the Company estimates is typical for T1 service. The target market for the TeleSpeed 768 service is small businesses needing moderate speed access to the Internet but who have previously been unable to afford the price of such service. The service also competes favorably from a price/performance standpoint with traditional fractional T1 and Frame Relay services for these same customers.

  TeleSpeed 1.1. This service provides over two-thirds the bandwidth of a T1 data circuit at substantially less than one-half of the monthly price that the Company estimates is typical for T1 service. The target market for the TeleSpeed 1.1 service is small businesses needing T1-level access to the Internet which have previously been unable to afford the price of such service. The service also competes favorably from a price/performance standpoint with traditional fractional T1 and Frame Relay services for these same customers.

  TeleSpeed 1.5. TeleSpeed 1.5 is the Company's only asymmetric service, i.e., with different speeds to and from the end-user. This service is intended for end-users who consume more bandwidth than they generate, and is especially useful for accessing Web sites. The service also provides the highest performance of any TeleSpeed service to stream video or other multimedia content to end-user locations.

 Backhaul Services

  Covad provides two backhaul services from its regional network to an enterprise or ISP customer site. These services include the aggregation of all individual end-users in a metropolitan area and transmission of the packet information to the customer on a single high-speed line. The services, prices and suggested maximum aggregation of end-user traffic are as follows:

  Covad DS1. Covad's DS1 backhaul service is intended for the small business with up to 50 RLAN end-users. The service operates at 1.5 Mbps and implements a Frame Relay protocol compatible with most low-end and mid-range routers. The price is $975 per month.

  Covad DS3. The Company's DS3 backhaul service is targeted to large enterprises and ISPs with up to 1,000 end-users. The service utilizes an ATM protocol that efficiently handles the high data rates involved and operates at up to 45 Mbps. The price is $4,000 per month.

 Activation Services

  In addition to monthly service charges, Covad has a one-time activation charge of $325 for RLAN and ISP end-users. The Company also charges $2,500 for DS1 and $7,500 for DS3 activation. Customers must also purchase a DSL modem, currently $399 to $600, from a third party for each end-user of the TeleSpeed 144 service, or from the Company for $400 to $550 for higher speed TeleSpeed services. Fees and charges described herein are subject to change.

COVAD'S REGIONAL ROLLOUT

  As part of the Company's strategy to become a leading provider of DSL high-speed digital communication services in the U.S., the Company intends to build networks and offer services in 22 regions. The Company introduced its services in the San Francisco Bay Area in December 1997 and in the Los Angeles, New York and Boston metropolitan areas in August 1998. The Company expects to introduce its services in the Seattle and Washington D.C. metropolitan areas in the first quarter of 1999. As a result of the strong market demand for high-speed digital communication services, the Company has increased its target markets to the following 22 regions:

       WEST                         CENTRAL                                 EAST
       -------------                -----------                             ----------------
       Los Angeles                  Austin                                  Atlanta
       Phoenix                      Chicago                                 Baltimore
       Portland                     Dallas                                  Boston
       Sacramento                   Denver                                  Miami
       San Diego                    Detroit                                 New York
       San Francisco                Houston                                 Philadelphia
       Seattle                      Minneapolis                             Raleigh
                                                                            Washington, D.C.

CUSTOMERS

  The Company offers its services to enterprises and ISPs. According to the U.S. Census, there are over 134,000 businesses in the U.S. with over 100
employees, of which the Company estimates that    are in the Company's Initial
Regions and approximately    are in all of the Company's 22 targeted regions.
Since commercial introduction of its service in December 1997, Covad has
entered into service agreements with more than    enterprise and ISP customers.
The following is a list of selected enterprise and ISP customers:

   SELECTED ENTERPRISE CUSTOMERS   SELECTED ISP CUSTOMERS
   -----------------------------   ----------------------
   Apple Computer                         Bay Junction Technology
   Cisco Systems                          Brainstorm Networks
   E*Trade Group                          Concentric Network Corporation
   Hewlett Packard                        Direct Network Access, Ltd. (DNAI)
   Inktomi                                DSL Networks Inc.
   Intel                                  Epoch Networks
   Oracle Corporation                     Idiom Internet Services
   PeopleSoft                             Interactive Planet
   Sagent Technology                      Lan Minds, Inc.
   Stanford University                    Slip.Net, Inc.
   Tandem Computers                       TransBay.Net
   WebTV                                  Verio Inc.
                                          Whole Earth Networks

  As of       , 1998, the Company had approximately    end-user lines in
operation with approximately      enterprise and ISP customers. The Company
estimates that the market potential of its current enterprise customers is end-user lines if such customers fully roll out the Company's services to the extent that they have rolled out ISDN to date.

  The Company expects that it will generally take at least two months to complete the initial implementation of the first end-users from each new enterprise customer and at least three additional months before these customers evaluate the results to determine whether to proceed to roll out additional end-users. There can be no assurance as to whether or when the Company will obtain customers that roll out the service beyond the initial stage of implementation or that customers who roll out the service will not terminate its services upon short notice. Any significant or ongoing delays in customers rolling out the Company's services will have a significant adverse effect on the Company's business, prospects, operating results and financial condition. See "Risk Factors--Limited Operating History and Early Stage of Deployment." The Company's agreements with ISPs generally have terms of one year and provide for cooperative advertising of the TeleSpeed brand. The agreements are nonexclusive and do not require the ISP to have a minimum number of TeleSpeed users. See "Risk Factors--Dependence Upon Indirect Sales Channels."

SALES AND MARKETING

  Remote LAN. The Company markets its RLAN services to businesses through a direct sales force, augmented by marketing programs with value added resellers and IXCs. The direct sales force is organized by region, each managed by a regional sales director who is responsible for lead generation and sales and marketing efforts to RLAN customers. The sales force deals directly with the chief information officer and the telecommunications manager responsible for
remote access within an enterprise. As of      , 1998, the Company had more
than      sales and marketing personnel in     regions, and the Company intends
to expand its direct sales force in future periods to support deployment into additional regions. The Company augments its sales efforts to its RLAN customers through partnerships with value added resellers, including systems integrators that can offer the Company's TeleSpeed service as part of a complete work-at-home solution to businesses. The Company intends to enter into strategic partnerships with leading telecommunications companies, including CLECs and IXCs, in which those companies can resell the Company's TeleSpeed services to their customers. The Company believes that these indirect sales channels will enable the Company to penetrate its target markets more rapidly.

  Business and Consumer Internet. For the business and consumer Internet access markets, the Company sells its service to ISPs that combine the Company's lines with their Internet access services and resell the combination to their existing and new end-users. The Company uses dedicated ISP channel
sales and marketing personnel to address this market. As of      , 1998, the
Company had more than      ISP customers with sales personnel marketing
Internet services that use the Company's lines.

  The Company is also pursuing several types of joint marketing arrangements. For example, the Company provides its ISP customers with market development funds when they promote the TeleSpeed service. Certain of the Company's equipment suppliers, including Cisco Systems, have promoted the Company's services through seminars to corporate communications managers in the San Francisco Bay Area. In addition, the Company supports its sales efforts with marketing efforts that include advertising programs through radio and other popular media, attendance at trade shows and presentations at industry conferences. See "Risk Factors--Dependence Upon Indirect Sales Channels."

SERVICE DEPLOYMENT AND OPERATIONS

  Corporate communications managers and ISPs typically have had to assemble their digital communication connections using multiple service and equipment suppliers. This leads to additional work, cost and coordination problems. With its TeleSpeed service, the Company emphasizes a one-stop total service solution for its customers. This service solution includes: customer installation, end-user line installation, end-user premises wiring and modem configuration, ongoing network monitoring, customer reporting and customer service and technical support.

  Customer Installation. The Company works with its enterprise and ISP customers to establish all required connectivity and configuration of the backhaul connection from the customer to Covad's network. The Company orders the backhaul circuit for the customer, tests the installed circuit, assists the customer in configuring the router or switch that terminates the backhaul circuit and monitors this circuit from the NOC.

  End-User Line Installation. The Company orders all end-user connections from the ILECs, monitors the ILECs' performance, tests the installed lines and monitors the end-user lines from the NOC.

  End-User Premises Wiring and Modem Configuration. The Company maintains its own installation crews and trucks to install any required inside wiring at each end-user site. The Company's installation crews also configure and install end-user modems with information specific to each enterprise and ISP.

  Network Monitoring. The Company monitors its network from the NOC on a continuous basis, which often enables the correction of potential network problems before a customer or end-user is affected. The Company has also developed network capability to provide enterprise and ISP customers direct monitoring access of their end-users for more efficient monitoring of their own network performance.

  Customer Reporting. The Company communicates regularly with its customers about the status of their end-users. The Company also operates a toll-free customer care help line. Additionally, the Company provides Web-based tools to allow individual enterprise communications managers and ISPs to monitor their end-users directly, to place orders for new end-users, to enter trouble tickets on end-user lines and to communicate with the Company on an ongoing basis.

  Customer Service and Technical Support. The Company provides 24x7 service and technical support to its enterprise communications manager and ISP customers. The communications manager and the ISP serve as the initial contact for service and technical support with the Company providing the second level of support. By avoiding the higher cost of providing direct end-user support, the Company believes it can grow its customer base more rapidly with lower customer support costs.

NETWORK ARCHITECTURE AND TECHNOLOGY

  The key design principles of the Covad network are to provide: (i) robust network security required for enterprise intranet applications, (ii) consistent and scalable performance and (iii) intelligent end-to-end network management.

  Robust Network Security. Modem access to enterprise networks presents significant security risks, since any telephone can be used to attempt to access such a network simply by dialing the telephone number. As a result, enterprises expend significant effort and resources to prevent unauthorized access. Enterprises also typically limit remote access users to reading e-mail or other non-sensitive applications. The Covad network is designed to provide enhanced security to ensure secure availability of all internal applications and information for remote locations. The Company's permanent virtual circuit network architecture connects individual end-users at fixed locations to a single enterprise, which reduces the possibility of unauthorized access and allows the Company's customers to safely transmit sensitive information and applications over the Company's TeleSpeed lines.

  Consistent and Scalable Performance. The Company believes that eventually public packet networks will evolve to replace over 40 million modems currently connected to circuit switched networks that have been deployed in the U.S. As such, the Company designed its network for scalability and consistent performance to all users as the network grows. The Company has designed a "star topology" network similar to the most popular LAN networking architecture currently used in high performance enterprise networks. In this model, new capacity is added automatically as each new user receives a new line. The Company also uses Asynchronous Transfer Mode ("ATM") switches in its networks that implement packet switching directly in silicon circuits rather than slower router-based designs that implement switching in router software.

  Intelligent End-to-End Network Management. Because the customers' and end-users' lines are "always-on," they can also always be monitored. The Company has visibility from the enterprise or ISP site across the network and into the end-user's home or business. Because its network is centrally managed, the Company can identify and dynamically enhance network quality, service and performance and address network problems promptly.

  The primary components of the Company's network are the NOC, RDCs, its high-speed private metropolitan networks, CO collocation spaces (including DSLAMs), copper telephone lines and DSL modems.

  NOC. The entire Covad network is managed from the NOC. The Company provides end-to-end network management using advanced network management tools on a 24x7 basis, which enhances its ability to address performance or connectivity issues before they affect the end-user experience. From the NOC, the Company can monitor the equipment and circuits in each metropolitan network (including the ATM switches), each CO (including the DSLAMs) and individual end-user lines (including the DSL modems). Currently, the NOC is collocated with the Company's San Francisco Bay Area RDC.

  RDCs. The RDCs act as service hubs for each metropolitan area the Company enters. Data and network management traffic from each CO is collected at the RDC and switched to the Company's NOC. The Company designs the RDC for high availability including battery backup power, redundant equipment and active network monitoring.

  Private Metropolitan Network. The Company operates its own private metropolitan network in each region that it enters. The network consists of high-speed ATM communications circuits that the Company leases to connect its RDCs, its equipment in individual COs and its enterprise and ISP customers. This network operates at a speed of 45 to 155 Mbps.

  Collocation Spaces. Through its interconnection agreements with the ILECs, the Company seeks to secure collocation space in every CO where it desires to offer service. These collocation spaces are designed to offer the same high reliability and availability standards as the ILEC's other CO space. The Company requires access to these collocation spaces for its equipment and for persons employed by, or under contract with, the Company. The Company places DSLAMs in its collocation spaces to provide the high-speed DSL signals on each copper line to its end-users. The Company builds its collocation spaces to handle thousands of end-user lines each and expects to deploy 40 to 250 collocation facilities in any
metropolitan area that it enters. As of          , 1998, the Company had
CO spaces operational with     additional spaces scheduled to become
operational by December 1998.

  Copper Telephone Lines. The Company leases the copper telephone lines running to end-users from the ILEC under terms specified in its interconnection agreements. The Company leases lines that, in numerous cases, must be specially conditioned by the ILEC to carry digital signals, usually at an additional charge relative to that for voice grade copper lines. The price the Company is obligated to pay for these lines currently varies from $3 to $35 per month per line with additional one-time charges in some cases for installation, modification or removal of lines.

  DSL Modems and On-Site Connectivity. The Company buys its DSL modems from its suppliers for resale to its enterprise or ISP customers for use by their end-users. The Company configures and installs these modems along with any required on-site wiring needed to connect the modem to the copper line leased from the ILEC. Currently, the DSL modem and DSLAM equipment used must come from the same vendor for all services, except the equipment used in the Company's TeleSpeed 144 services, since there are not yet interoperability standards for the equipment used in the Company's higher-speed services.

  The Company is also pursuing a program of ongoing network development. The Company's service development and engineering efforts focus on the design and development of new technologies and services to increase the speed, efficiency, reliability and security of the Covad network and to facilitate the development of network applications by third parties that will increase the use of the Company's network. See "Risk Factors--Unproven Network Scalability and Speed."

COMPETITION

  The markets for RLAN access and business and consumer Internet transport services are intensely competitive and the Company expects that such markets will become increasingly competitive in the future. The Company's most immediate potential competitors are the ILECs, CMSPs, IXCs, FCLECs, ISPs, OSPs, WSDSPs and other CLECs. Many of these competitors are offering, or may soon offer, technologies and services that directly compete with some or all of the Company's high-speed digital services. Such technologies include ISDN, DSL, wireless data and cable modems. The principal bases of competition in the Company's markets include transmission speed, reliability of service, breadth of service availability, price/performance, network security, ease of access and use, content bundling, customer support, brand recognition, operating experience, capital availability and exclusive contracts. The Company believes that it compares unfavorably with its competitors with regard to, among other things, brand recognition, operating experience, exclusive contracts, and capital availability. Many of the Company's competitors and potential competitors have substantially greater resources than the Company and there can be no assurance that the Company will be able to compete effectively in its target markets.

  Incumbent Local Exchange Carriers. All of the largest ILECs which are present in the Company's target markets are conducting technical and/or market trials or have entered into commercial deployment of DSL-based digital services. For example, U S WEST Communications, Inc. is offering commercial DSL services in certain areas in its 14 state region. Ameritech Corporation has announced such services in Michigan and Illinois. Bell Atlantic has announced such services in the Washington, D.C. metropolitan area and in Pennsylvania. In addition, Pacific Bell (a subsidiary of SBC Communications) announced its commercial DSL services in 1998. Both BellSouth and GTE have announced their intention to offer commercial DSL services by December 1998. The Company recognizes that the ILECs have the potential to quickly overcome many of the issues that the Company believes have slowed wide deployment of DSL services by ILECs in the past; as they do so, the ILECs will represent strong DSL competition in all of the Company's target service areas. The ILECs have an established brand name and reputation for high quality in their service areas, possess sufficient capital to deploy DSL equipment rapidly, have their own copper lines and can bundle digital data services with their existing analog voice services to achieve economies of scale in serving customers. Certain of the ILECs have aggressively priced their ADSL services as low as $30-$40 per month, placing pricing pressure on the Company's TeleSpeed services. The ILECs are in a position to offer service from COs where the Company is unable to secure collocation space and offer service because of space restrictions, which provides ILECs with a potential competitive advantage compared with the Company. See "Risk Factors--Intense Competition."

  Cable Modem Service Providers. CMSPs such as @Home Network and MediaOne (and their respective cable partners) are deploying high-speed Internet access services over Hybrid Fiber Coaxial cable networks. Where deployed, these networks provide similar and in some cases higher-speed Internet access and RLAN access than the Company provides. They also offer these services at lower price points than the Company's TeleSpeed services and target residential consumers, as well as business customers. They achieve these lower price points in part by offering a consumer grade of service, which shares the bandwidth available on the cable network among multiple end-users. This architecture is less well-suited to the Company's target markets of business Internet access and RLAN access where guaranteed bandwidth, symmetric upstream and downstream bandwidth and network security issues are more important than in the consumer market. In addition, different regions within a metropolitan area may be served by different CMSPs, making it more difficult to offer the blanket coverage required by potential RLAN access and business customers. Also, much of the current cable infrastructure in the U.S. must be upgraded to support cable modems, a process which the Company believes is significantly more expensive and time-consuming than the deployment of DSL-based networks. Actual or prospective CMSP competition may have a significant negative effect on the ability of the Company to secure customers and may create downward pressure on the prices the Company can charge for its services.

  National Long Distance Carriers. IXCs, such as AT&T, Sprint, MCI WorldCom and Qwest Communications have deployed large-scale Internet access networks, ATM networks, sell connectivity to businesses and residential customers, and have high brand recognition. They also have interconnection agreements with many of the ILECs and a number of collocation spaces from which they could be-gin to offer competitive DSL services.

  Fiber-Based CLECs. Companies such as Teleport Communications Group, Inc.
(TCG) (acquired by AT&T), Brooks Fiber Properties, Inc. (acquired by WorldCom) and MFS (acquired by WorldCom) have extensive fiber networks in many metropolitan areas primarily providing high-speed digital and voice circuits to large corporations. They also have interconnection agreements with the ILECs pursuant to which they have acquired collocation space in many markets targeted by Covad. These companies could modify their current business focus to include residential and small business customers using DSL in combination with their current fiber networks.

  Internet Service Providers. ISPs such as BBN (acquired by GTE), UUNET Technologies (acquired by WorldCom), Earthlink Networks, Concentric Network, Mindspring Enterprises, Netcom On-Line Communication Services (acquired by
ICG) and PSINet provide Internet access to residential and business customers, generally using the existing public switched telephone network at ISDN speeds or below. Some ISPs such as UUNET Technologies, Inc. in California and New York, HarvardNet Inc., InterAccess and Vitts Corporation have begun offering DSL-based services. To the extent the Company is not able to recruit ISPs as customers for its service, ISPs could become DSL service providers competitive with the Company.

  Online Service Providers. OSPs include companies such as America Online ("AOL"), Compuserve (acquired by AOL), MSN (a subsidiary of Microsoft Corp.), Prodigy, Inc., and WebTV (acquired by Microsoft Corp.) that provide, over the Internet and on proprietary online services, content and applications ranging from news and sports to consumer video conferencing. These services are designed for broad consumer access over telecommunications-based transmission media, which enable the provision of digital services to the significant number of consumers who have personal computers with modems. In addition, they provide Internet connectivity, ease-of-use and consistency of environment. Many of these OSPs have developed their own access networks for modem connections. If these OSPs were to extend their access networks to DSL, they would be competitors of the Company.

  Wireless and Satellite Data Service Providers. WSDSPs are developing wireless and satellite-based Internet connectivity. The Company may face competition from terrestrial wireless services, including two Gigahertz ("Ghz") and 28 Ghz wireless cable systems (Multi-channel Microwave Distribution System ("MMDS") and Local Multi-channel Distribution System ("LMDS")), and 18 Ghz and 39 Ghz point-to-point microwave systems. For example, the FCC is currently considering new rules to permit MMDS licensees to use their systems to offer two-way services, including high-speed data, rather than solely to provide one-way video services. The FCC also recently auctioned spectrum for LMDS services in all markets. This spectrum is expected to be used for wireless cable and telephony services, including high-speed digital services. In addition, companies such as Teligent Inc., Advanced Radio Telecom Corp. and WinStar Communications, Inc., hold point-to-point microwave licenses to provide fixed wireless services such as voice, data and videoconferencing.

  The Company also may face competition from satellite-based systems. Motorola Satellite Systems, Inc., Hughes Communications (a subsidiary of General Motors Corporation), Teledesic and others have filed applications with the FCC for global satellite networks which can be used to provide broadband voice and data services, and the FCC has authorized several of these applicants to operate their proposed networks.

  Other CLECs. Other companies such as Rhythms NetConnections and Northpoint Communications offer high-speed data services using a business strategy similar to that of the Company. The 1996 Act specifically grants any and all CLECs the right to negotiate interconnection agreements with the ILEC. Further, the 1996 Act allows CLECs to enter into interconnection agreements which are identical in all respects to those of the Company. The Company has already had an interconnection agreement copied in this manner.

  As a first mover in selected markets that it enters, the Company seeks the following strategic benefits: (i) securing and retaining customers before the same high-speed services are available from others, (ii) engendering end-user loyalty through superior coverage and high customer satisfaction and (iii) capturing the largest customer base and thereby achieving economies of scale sufficient to drive down prices and develop a leadership position. The Company may not be able to achieve these benefits if substantial competition from any of the foregoing competitors exists or develops in the Company's markets.

INTERCONNECTION AGREEMENTS WITH ILECS

  A critical aspect of the Company's business is its interconnection agreements with the ILECs. These agreements cover a number of aspects including: (i) the price the Company pays to lease access to the ILEC's copper lines; (ii) the special conditioning the ILEC provides on certain of these lines to enable the transmission of DSL signals; (iii) the price and terms for collocation of Company equipment in the ILEC's COs; (iv) the price paid by the Company and access the Company has to the ILEC's inter-CO transport facilities that the Company uses to connect COs to its network; (v) the ability of the Company to access conduits and other rights of way the ILEC has to construct its own network facilities; (vi) the OSS and interfaces that the Company can use to place orders and trouble reports and monitor the ILEC's response to Company requests; (vii) the dispute resolution process the ILEC and the Company use to resolve disagreements on the terms of the interconnection contract; and (viii) the term of the interconnection agreement, its transferability to successors, its liability limits and other general aspects of the ILEC and Company relationship.

  To date, the Company has entered into interconnection agreements with five different major ILECs in six states. The Company believes that the ILECs have been willing to sign agreements with the Company to date for a variety of reasons including: (i) the ILECs have a legal obligation to do so; (ii) the Company is perceived as a start-up entity whose digital services are a small part of the ILEC's total business; (iii) the Company is providing residential, facilities-based competition to the ILEC, an element of competition that few other CLECs are pursuing and an element of competition that can bolster the arguments of the RBOC-ILECs to be permitted to enter the long distance voice business; and (iv) the Company is not offering local analog voice services that could capture revenue from the ILEC. Nevertheless, the ILECs do not in many cases agree to the Company's requested provisions in interconnection agreements and the Company has not consistently prevailed in obtaining all of its desired provisions in such agreements either voluntarily or through the interconnection arbitration process. There can be no guarantee that the Company will be able to continue to sign favorable interconnection agreements with subsequent ILECs. The Company is currently negotiating agreements with several ILECs in its 22 announced regions which are necessary before the Company can expand its services into these metropolitan areas served by such ILECs. The ILECs are also permitting CLECs to adopt previously signed interconnection agreements. In certain instances, the Company has adopted the interconnection agreement of another CLEC. Other CLECs have also adopted the same or modified versions of the Company's interconnection agreements, and may continue to do so in the future.

  The Company's interconnection agreements have a maximum term of three years, requiring the Company to renegotiate its existing agreements in the future. Although the Company expects to renew its interconnection agreements and believes the 1996 Act limits the ability of ILECs not to renew such agreements, there can be no assurance that existing or new agreements will be extended or renegotiated on terms favorable to the Company. Additionally, the Company's interconnection agreements are subject to interpretation by both parties and there may arise differences in interpretation that cannot be resolved on favorable terms to the Company. Finally the interconnection agreements are subject to state commission, FCC and judicial oversight. There can be no assurance that these bodies will not modify the terms or prices of the Company's interconnection agreements in ways that adversely affect the Company's business, prospects, operating results and financial condition.

GOVERNMENT REGULATION

  Overview. The Company's services are subject to a variety of federal regulations. With respect to certain activities and for certain purposes, the Company has submitted its operations to the jurisdiction of state and local authorities who may also assert more extensive jurisdiction over the facilities and services of the Company. The FCC has jurisdiction over all services and facilities of the Company to the extent that the Company provides interstate and international services. To the extent the Company provides identifiable intrastate services, the Company's services and facilities are subject to state regulations. In addition, local municipal government authorities also assert jurisdiction over the Company's facilities and operations. The jurisdictional reach of the various federal, state and local authorities is subject to ongoing controversy and judicial review, and the Company cannot predict the outcome of such review.

  Federal Regulation. The Company's provision of its services must comply with the requirements of the Communications Act of 1934, as amended by the 1996 Act, as well as the FCC's regulations under the statute. The 1996 Act eliminates many of the pre-existing legal barriers to competition in the telecommunications and video programming communications businesses, preempts many of the state barriers to local telecommunications service competition that previously existed in state and local laws and regulations, and sets basic standards for relationships between telecommunications providers. The law delegates to the FCC and the states broad regulatory and administrative authority to implement the 1996 Act.

  Among other things, the 1996 Act removes barriers to entry in the local telecommunications market by preempting state and local laws that are barriers to competition and by requiring ILECs to provide nondiscriminatory access and interconnection to potential competitors, such as cable operators, wireless telecommunications providers, IXCs and CLECs such as the Company.

  Regulations promulgated by the FCC under the 1996 Act specify in greater detail the requirements of the 1996 Act imposed on the ILECs, among other things, to open their networks to competition by providing competitors interconnection, collocation space, access to UNEs, retail services at wholesale rates and nondiscriminatory access to telephone poles, ducts, conduits, and rights-of-way. As a result of these changes, companies such as Covad are now able to interconnect with the ILECs in order to provide local telephone exchange services and to use portions of the ILECs' existing network to offer new and innovative services such as the Company is currently offering. Numerous parties have appealed certain aspects of these regulations. The appeals have been consolidated and have been reviewed by the U.S. Court of Appeals for the Eighth Circuit, which has overruled certain of the FCC's pricing and nondiscrimination regulations and upheld others. The Eighth Circuit Court's ruling has been appealed to the U.S. Supreme Court which has agreed to accept the case for review. Covad has entered into competitive interconnection agreements using the federal guidelines established in the FCC's interconnection order, which agreements may be modified to conform to the Court of Appeals rulings and any subsequent rulings of the U.S. Supreme Court.

  The 1996 Act also allows the RBOCs to enter the long distance market within their own local service regions upon meeting certain requirements. The timing of the various RBOCs' entry into their respective in-region long distance service businesses is also extremely uncertain. The timing of the various RBOCs' in-region long distance entry will likely affect the level of cooperation the Company receives from each of the RBOCs. The December 31, 1997 Ruling declared that the portions of the 1996 Act subjecting RBOCs to a prior FCC approval process in order to provide interLATA services within their respective regions are unconstitutional. On September 8, 1998, the United States Court of Appeals for the Fifth Circuit affirmed the constitutionality of the state and FCC approval process for RBOC in-region long distance entry. This decision may be appealed to the U.S. Supreme Court.

  In addition, the 1996 Act provides relief from the earnings restrictions and price controls that have governed the local telephone business for many years. ILEC tariff filings at the FCC have been subjected to increasingly less regulatory review. However, precisely when and to what extent the ILECs will secure pricing flexibility or other regulatory freedom for their services is uncertain. For example, under the 1996 Act, the FCC is considering eliminating certain regulations that apply to the ILEC's provision of services that are competitive with those of the Company. The timing and the extent of regulatory freedom and pricing flexibility and regulatory freedom granted to the ILECs will affect the competition the Company faces from the ILECs' competitive services.

  Further, the 1996 Act provides the FCC with the authority to forbear from regulating entities such as the Company who are classified as "non-dominant" carriers. The FCC has exercised its forbearance authority. As a result, the Company is not obligated to obtain prior certificate approval from the FCC for its interstate services or file tariffs for such services. The Company has determined not to file tariffs for its interstate services. The Company provides its interstate services to its customers on the basis of contracts rather than tariffs. The Company believes that it is unlikely that the FCC will require the Company to file tariffs for its interstate services in the future.

  Finally, the 1996 Act allows the FCC to take explicit regulatory action in order to encourage the deployment of advanced services to all Americans. In August 1998 the FCC released an Order and a Notice of Proposed Rulemaking proposing additional regulations it believes are required to ensure this goal. These rules would place conditions on the ability of the ILECs to offer DSL services on an unregulated basis through a separate affiliate. In addition, the FCC has proposed rules that would provide the Company an enhanced ability to gain collocation space in ILEC COs. While the Company believes that these proposed rules are advantageous to the Company, there can be no guarantee that the actual regulations, when and if implemented, will enhance the Company's ability to compete.

  Any changes in applicable federal law and regulations, in particular, changes in its interconnection agreements with ILECs, the prospective entry of the RBOCs into the in-region long distance business and grant of regulatory freedom and pricing flexibility to the ILECs, could have a material adverse impact on the Company's business prospects, operating results and financial condition.

  State Regulation. To the extent the Company provides identifiable intrastate services or has otherwise submitted itself to the jurisdiction of the relevant state telecommunications regulatory commissions, the Company is subject to such jurisdiction. In addition, certain states have required prior state certification as a prerequisite for processing and deciding an arbitration petition for interconnection under the 1996 Act. To date, the Company is authorized under state law to operate as a CLEC in 12 states, has pending applications in 10 additional states, and intends to obtain authorization in other states necessary to cover the Company's 22 target regions. The Company has pending four arbitration petitions in four different Bell Atlantic states for interconnection arrangements. The Company has concluded three arbitration proceedings in three states by entering into interconnection agreements with the relevant ILECs. The Company has filed tariffs in certain states for intrastate services as required by state law or regulation. The Company is also subject to periodic financial and other reporting requirements of these states with respect to its intrastate services.

  The different state commissions have various proceedings to determine the rates, charges and terms and conditions for UNEs, as well as the discount for wholesale services purchased by the Company from the relevant ILEC. The rates set forth in the Company's interconnection agreements are interim rates and will be prospectively, and, in some cases, retroactively, affected by the permanent rates set by the various state commissions for such UNEs as unbundled loops and interoffice transport. The Company has participated in UNE rate proceedings in the states of California and Washington in an effort to reduce these rates. Any state commission rate determinations to increase UNE rates could have a material adverse effect on the Company's business, prospects, operating results and financial condition.

  The applicability of the various state regulations on the Company's business and compliance requirements will be further affected to the extent to which the Company's services are determined to be intrastate services. Jurisdictional determinations of the Company's services as intrastate services could have a material adverse effect on the Company's business, prospects, operating results and financial condition.

  Local Government Regulation. The Company in certain instances may be required to obtain various permits and authorizations from municipalities in which it operates its own facilities. Whether various actions of local governments over the activities of telecommunications carriers such as the Company, including requiring payment of franchise fees or other surcharges, pose barriers to entry for CLECs which may be preempted by the FCC is the subject of litigation. Although the Company relies primarily on the UNEs of the ILECs, in certain instances the Company deploys its own facilities, including fiber optic cables, and therefore may need to obtain certain municipal permits or other authorizations. The actions of municipal governments in imposing conditions on the grant of permits or other authorizations or their failure to act in granting such permits or other authorizations could have a material adverse effect on the Company's business, prospects, operating results and financial condition.

  The foregoing does not purport to describe all present and proposed federal, state and local regulations and legislation affecting the telecommunications industry. Other existing federal regulations are currently the subject of judicial proceedings, legislative hearings and administrative proposals, which could change, in varying degrees, the manner in which communications companies operate in the U.S. The ultimate outcome of these proceedings, and the ultimate impact of the 1996 Act or any final regulations adopted pursuant to the 1996 Act on the Company or its business cannot be determined at this time but may well be adverse to the Company's interests. The Company cannot predict the impact, if any, that future regulation or regulatory changes may have on its business and there can be no assurance that such future regulation or regulatory changes will not have a material adverse effect on the Company's business, prospects, operating results and financial condition. See "Risk Factors--Uncertain Availability of Collocation Space and Dependence on ILECs to Provide Collocation Space and Collocation Facilities" and "-- Government Regulation and Current Industry Litigation."

INTELLECTUAL PROPERTY

  The Company regards its technology as proprietary and attempts to protect it with copyrights, trademarks, trade secret laws, restrictions on disclosure and other methods. There can be no assurance these methods will be sufficient to protect the Company's technology. The Company also generally enters into confidentiality or license agreements with its employees and consultants, and generally controls access to and distribution of its documentation and other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use the Company's products, services or technology without authorization, or to develop similar technology independently. Currently the Company has two patent applications and intends to prepare additional applications and to seek patent protection for its systems and services to the extent possible. There is no assurance that the Company will obtain any issued patents or that any such patents would protect the Company's intellectual property from competition which could seek to design around or invalidate such patents. In addition, effective patent, copyright, trademark and trade secret protection may be unavailable or limited in certain foreign countries, and the global nature of the Internet makes it virtually impossible to control the ultimate destination of the Company's proprietary information. There can be no assurance that the steps taken by the Company will prevent misappropriation or infringement of its technology. In addition, litigation may be necessary in the future to enforce the Company's intellectual property rights, to protect the Company's trade secrets or to determine the validity and scope of the proprietary rights of others. Such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on the Company's business, prospects, operating results and financial condition.

EMPLOYEES

  As of          1998, the Company had         employees (excluding temporary
personnel and consultants), employed in engineering, sales, marketing, customer support and related activities, and general and administrative functions. None of the Company's employees is represented by a labor union, and the Company considers its relations with its employees to be good. The Company's ability to achieve its financial and operational objectives depends in large part upon the continued service of its senior management and key technical, sales, marketing and managerial personnel, and its continuing ability to attract and retain highly qualified technical, sales, marketing and managerial personnel. Competition for such qualified personnel is intense, particularly in software development, network engineering and product management.

BOARD OF ADVISORS

  The Company maintains a Board of Advisors and conducts meetings of this advisory group for two days each quarter. The Board of Advisors gives the Company guidance on issues such as developments in communications equipment technology, network design strategy, regulatory matters, the competitive landscape, marketing of the Company's services, identification of potential employees, financial strategy, and introductions to potential strategic partners and alliances. The Board of Advisors serves in an advisory capacity and does not have any managerial control over the Company. Below is a list of the Company's Board of Advisors as of September 1, 1998 and their backgrounds.

  ROBERT BERGER is a founder of InterNex Information Services, an ISDN and high bandwidth services-focused ISP in California.

  DUNCAN DAVIDSON is a founder of the Company and is currently Senior Vice President of InterTrust Technologies Corporation, a leading provider of trust management systems for electronic commerce and digital rights management. He previously served as Managing Partner of Regis McKenna's consulting company.

  DAVE FARBER is a chaired telecommunications professor at the University of Pennsylvania and currently serves as a member of the Presidential Advisory Committee on Information Technology (PACIT).

  ROBERT HAWK is a member of the Company's Board of Directors. For a description of his professional background, see "Management--Directors and Executive Officers."

  WILLIAM LANE is the former Chief Financial Officer at Intuit Inc. and is a board member of MetaCreations Corporation, Quarterdeck Corporation, Expert Software Inc., Storm Technology Inc. and several private companies.

  DANIEL LYNCH is a member of the Company's Board of Directors. For a description of his professional background, see "Management--Directors and Executive Officers."

  FRANK MARSHALL is a member of the Company's Board of Directors. For a description of his professional background, see "Management--Directors and Executive Officers."

  KIM MAXWELL is the former Chairperson of the ADSL Forum and founder of Racal Vadic and Amati.

  SHARON NELSON is the former Chairperson of the Washington State Public Utilities Commission.

  DAVID PISCITELLO is the President of Core Competence, Inc., program chairman for U.S. (domestic) Networld and Interop Conferences, and co-producer of the Internet Security Conference.

  DAVID STROM is the president of David Strom, Inc. and was the founding editor-in-chief of Network Computing Magazine.

FACILITIES

  The Company is headquartered in Santa Clara, California in facilities consisting of approximately 62,000 square feet pursuant to a lease that will expire on or before July 14, 2002. The Company also leases office space in each of its Initial Regions. The Company is in the process of acquiring additional headquarters space in 1998 to accommodate its needs as its business expands and is in the process of acquiring office space for regional headquarters for each of its additional target regions. In addition, the Company's San Francisco Bay Area RDC consists of approximately 2,000 square feet and is located in San Jose, California, which the Company occupies under a ten-year lease with two five-year renewal options. Currently, and until a permanent location is secured, the Company utilizes a portion of the San Francisco Bay Area RDC space to operate its NOC. The Company also leases collocation space in COs from the ILEC in each region that it operates or plans to operate under the terms of its interconnection agreements and obligations imposed by state public utilities commissions and the FCC. While the terms of these leases are perpetual, the productive use of the Company's collocation facilities are subject to the terms of its interconnection agreements which expire on or before March 2001. The Company will increase its collocation space as it expands its network in the San Francisco Bay Area and other regions.

LEGAL PROCEEDINGS

  The Company is engaged in negotiations, arbitration and litigation proceedings with several ILECs concerning their denial of physical collocation space to the Company in certain COs. For example, the Company has filed a suit against Pacific Bell in Federal Court on this issue on antitrust and other grounds. Since commencement of the suit, Pacific Bell has found space for the Company in numerous COs where Pacific Bell had previously denied the Company space. In addition, the Company is asserting breach of contract claims against Pacific Bell and U S WEST Communications on collocation issues in American Arbitration Association proceedings in the states of California and Washington. Failure to resolve these controversies and obtain space in COs without undue delay or expense could have a material adverse effect on the Company's business, prospects, operating results and financial condition. In addition, on August 28, 1998, U S WEST Communications sued the Company and one of its employees and sought a preliminary injunction in federal court in connection with such employee's departure from U S WEST Communications to join the Company and the potential improper disclosure of U S WEST Communications' alleged trade secrets to the Company. The Company is not currently engaged in any other legal proceedings that it believes could have a material adverse effect on the Company's business, prospects, operating results and financial condition. The Company is, however, subject to state commission, FCC and court decisions as they relate to the interpretation and implementation of the 1996 Act, the interpretation of CLEC interconnection agreements in general and the Company's interconnection agreements in particular. In some cases, the Company may be deemed to be bound by the results of ongoing proceedings of these bodies or the legal outcomes of other contested interconnection agreements that are similar to the Company's agreements. The results of any of these proceedings could have a material adverse effect on the Company's business, prospects, operating results and financial condition.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  Set forth below are the names, ages, and positions of the directors and executive officers of the Company. All directors hold office until their successors are duly elected and qualified and all executive officers hold office at the pleasure of the Board of Directors.

          NAME           AGE                            POSITION
          ----           ---                            --------
Charles McMinn.......... 46  Chairman, Board of Directors
Robert Knowling, Jr. ...  43 President, Chief Executive Officer and Director
Timothy Laehy...........  41 Chief Financial Officer, Treasurer and Vice President, Finance
Rex Cardinale...........  45 Vice President, Engineering
Charles Haas............  38 Vice President, Sales and Marketing
Catherine Hemmer........  40 Vice President, Operations
Dhruv Khanna............  38 Vice President, General Counsel and Secretary
Walter Pienkos..........  52 Vice President, Administration
Robert Hawk.............  56 Director
Henry Kressel...........  64 Director
Joseph Landy............  37 Director
Daniel Lynch............  56 Director
Frank Marshall..........  51 Director
Rich Shapero............  50 Director

  CHARLES MCMINN is a founder of the Company and has been the Chairman of the Board of Directors since July 1998. He served as the Company's President, Chief Executive Officer and a member of its Board of Directors from October 1996 to July 1998. Mr. McMinn has over 20 years of experience in creating, financing, operating and advising high technology companies. From July 1995 to October 1996, and from August 1993 to June 1994, Mr. McMinn managed his own consulting firm, Cefac Consulting, which focused on strategic development for information technology and communications businesses. From June 1994 to November 1995, he served as Principal, Strategy Discipline, at Gemini Consulting. From August 1992 to June 1993, he served as President and Chief Executive Officer of Visioneer Communications, Inc. and from October 1985 to June 1992 was a general partner at InterWest Partners, a venture capital firm. Mr. McMinn began his Silicon Valley career as the product manager for the 8086 microprocessor at Intel.

  ROBERT KNOWLING, JR. has served as the Company's President, Chief Executive Officer and a member of the Company's Board of Directors since July 1998. From October 1997 through July 1998, Mr. Knowling served as the Executive Vice President of Operations and Technologies at U S WEST Communications, Inc., an RBOC. In this capacity, Mr. Knowling was responsible for planning, delivering and maintaining high-quality telecommunications services for more than 25 million customers in 14 western and midwestern states. From March 1996 through September 1997, he served as Vice President of Network Operations at U S WEST Communications, Inc. From November 1994 through March 1996, he served as Vice President of Network Operations for Ameritech Corporation. Mr. Knowling began his career in 1977 at Indiana Bell and progressed through a variety of assignments in operations, engineering and marketing. When Indiana Bell became a part of Ameritech Corporation, Mr. Knowling assumed positions of increasing responsibility in marketing, product development, large business marketing and network operations, including service on Ameritech Corporation's re-engineering breakthrough development team, through November 1994. As lead architect of the Ameritech Corporation transformation, Mr. Knowling reported directly to the chairman. Mr. Knowling currently serves on the board of directors of Shell Oil Company.

  TIMOTHY LAEHY joined the Company in August 1997 as its Chief Financial Officer, Treasurer and Vice President, Finance. Prior to joining the Company, Mr. Laehy served as Vice President, Corporate Finance and Treasurer of Leasing Solutions, Inc., a computer equipment leasing company, from February 1991 to August 1997. From 1990 through 1991, Mr. Laehy served as senior associate at Recovery Equity Partners, a private venture capital investment fund. From 1985 through 1990, he served in various capacities at Guarantee Acceptance Capital Corporation, an investment bank, Liberty Mutual Insurance Company and Union Carbide Corporation.

  REX CARDINALE has served as the Company's Vice President, Engineering since June 1997. From February 1996 to March 1997, Mr. Cardinale served as Chief Executive Officer and Vice President, Engineering at GlobalCenter Inc., an Internet service provider for small businesses. From January 1994 to February 1996, Mr. Cardinale served as Vice President and General Manager, Internet Services Division, at Global Village Communication. From June 1992 to September 1993, Mr. Cardinale was Vice President and General Manager of the cc:Mail division of Lotus Development Corporation. Prior to that time, he served for five years as Vice President, Engineering for Ultra Network Technologies, a provider of high-speed networking systems for supercomputers and for ten years in various engineering management roles at Rolm Corporation.

  CHARLES HAAS is a founder of the Company and has served as the Company's Vice President, Sales and Marketing since May 1997. Mr. Haas has over fourteen years of sales and business development experience with Intel where he held various positions from July 1982 to April 1997. At Intel, Mr. Haas served as manager of corporate business development, focusing on opportunities in the broadband computer communications area, and played a principal role in the development of the Company's Residential Broadband strategy for telephone and satellite companies (DSL, Fiber-to-the-Curb and satellite modems).

  CATHERINE HEMMER joined the Company in August 1998 as its Vice President, Operations. From 1996 to August 1998, she was Vice President, Network Reliability and Operations at U S WEST Communications, Inc., an RBOC. From 1995 to 1996, she served as General Manager, Network provisioning at Ameritech Services, Inc. a telecommunications company. From 1987 to 1995, she served in various capacities, including Vice President, Network Services, at MFS Telecom, Inc., a company responsible for establishing a new competitive industry in telecommunications. From 1987 to 1988, she served as Senior Manager, Management Information Systems at Chicago Fiber Optic Corporation d/b/a Metropolitan Fiber Systems of Chicago, Inc., a start-up venture developing a market niche for fiber optic local access networks.

  DHRUV KHANNA is a founder of the Company and has served as the Company's Vice President, General Counsel and Secretary since October 1996. He was an in-house counsel for Intel's communications products division and its Senior Telecommunications Attorney between 1993 and 1996. Between 1987 and 1993,
Mr. Khanna was an associate at Morrison & Foerster where his clients included Teleport Communications Group (now AT&T), McCaw Cellular Communications, Inc. (now AT&T Wireless), and Southern Pacific Telecom (now Qwest). Mr. Khanna has extensive experience with regulatory matters and business transactions involving the RBOCs and other telecommunications companies. While at Intel, he helped shape the computer industry's positions on the Telecommunications Act of 1996 and the FCC's rules implementing the 1996 Act.

  WALTER S. PIENKOS has served as the Company's Vice President, Administration since May 1998. Prior to joining the Company, Mr. Pienkos was the Vice President of Administration and a founder of NetPower, a Windows NT workstation and server manufacturer, from February 1993 to May 1998. From 1987 through 1992, he served as Vice President of Administration at MIPS Computer Systems. Prior to that time, he spent 15 years at Hewlett Packard in a variety of management positions, most recently as Hewlett Packard's Corporate Personnel Manager.

  ROBERT HAWK has served as a member of the Company's Board of Directors since April 1998. Mr. Hawk is President of Hawk Communications and recently retired as President and Chief Executive Officer of U S WEST Multimedia Communications, Inc., where he headed the cable, data and telephony communications business from May 1996 to April 1997. He was president of the Carrier Division of U S West Communications, a regional telecommunications service provider, from September 1990 to May 1996. Prior to that time, Mr. Hawk was Vice President of Marketing and Strategic Planning for CXC Corporation. Prior to joining CXC Corporation, Mr. Hawk was director of Advanced Systems Development for AT&T/American Bell. He currently serves on the boards of Xylan Corporation, PairGain Technologies, Inc., Premisys Communications, Concord Communications and Radcom.

  HENRY KRESSEL has served as a member of the Company's Board of Directors since July 1997. Dr. Kressel has been with E.M. Warburg, Pincus & Co., LLC since 1983 and is currently a managing director of the firm. He is also a partner of Warburg, Pincus & Co., the general partner of Warburg, Pincus Investors, L.P. Prior to that time, he served as Staff Vice President of the RCA Corporation responsible for research and development of optoelectronics, semiconductors and related software and technologies. Dr. Kressel serves as a director of Level One Communications, Inc., IA Corporation, NOVA Corporation, Inc. and several privately held companies.

  JOSEPH LANDY has served as a member of the Company's Board of Directors since July 1997. Mr. Landy has been with E.M. Warburg, Pincus & Co., LLC since 1985 and is currently a managing director and a partner of the firm. Throughout his career at E.M. Warburg, Pincus & Co., LLC, Mr. Landy has focused primarily on investments in information technology and specialty semiconductors. Mr. Landy is a director of four publicly traded companies including CN Biosciences, Inc., Indus International, Inc., Level One Communications, Inc. and NOVA Corporation, and of several privately held companies.

  DANIEL LYNCH has served as a member of the Company's Board of Directors since April 1997. Mr. Lynch is also a founder of CyberCash, Inc. and has served as chairman of its board of directors since August 1994. From December 1990 to December 1995, he served as Chairman of the Board of Directors of Softbank Forums, a provider of education and conference services for the information technology industry. Mr. Lynch founded Interop Company in 1986, which is now a division of ZD Comdex and Forums. Mr. Lynch is a member of the Association for Computing Machinery and the Internet Society. He is also a member of the Board of Trustees of the Santa Fe Institute, the Bionomics Institute and CommerceNet. He previously served as Director of the Information Processing Division for the Information Sciences Institute in Marina del Rey, where he led the Arpanet team that made the transition from the original NCP protocols to the current TCP/IP based protocols. He has served as a director of Exodus Communications since January 1998. Mr. Lynch previously served as a member of the board of directors at UUNET Technologies, Inc. from April 1994 until August 1996.

  FRANK MARSHALL has served as a member of the Company's Board of Directors since October 1997. Mr. Marshall currently serves on the board of directors of PMC-Sierra Inc. and several private companies. Mr. Marshall also serves on the technical advisory board of several high technology private companies. He is a member of the InterWest Partners Advisory Committee and a Venture Partner at Sequoia Capital. From 1992 to 1997, Mr. Marshall served as Vice President of Engineering and Vice President and General Manager, Core Business Unit of Cisco Systems Inc. From 1982 to 1992, he served as Senior Vice President, Engineering at Convex Computer Corporation.

  RICH SHAPERO has served as a member of the Company's Board of Directors since July 1997. Mr. Shapero has been a general partner of Crosspoint Venture Partners, L.P., a venture capital investment firm, since April 1993. From January 1991 to June 1992, he served as Chief Operating Officer of Shiva Corporation, a computer network company. Previously, he was a Vice President of Sun Microsystems, Senior Director of Marketing at AST, and held marketing and sales positions at Informatics General Corporation and UNIVAC's Communications Division. Mr. Shapero serves as a member of the board of directors of Powerwave Corporation.

BOARD COMMITTEES

  In April 1998, the Board established an Audit Committee and a Compensation Committee. The Audit Committee consists of Messrs. Landy and Lynch, both of whom are outside directors of the Company. The Audit

Committee recommends engagement of the Company's independent auditors and approves the services performed by such auditors and reviews and evaluates the Company's accounting policies and its systems of internal accounting controls. The Compensation Committee consists of Messrs. Kressel and Shapero, both of whom are outside directors of the Company. The Compensation Committee administers the Company's stock and stock option plans and makes recommendations to the Board of Directors in connection with matters of compensation, including determining the compensation of the Company's executive officers.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  No interlocking relationship exists between the Board or the Compensation Committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past. Messrs. Kressel and Shapero are affiliated with Warburg, Pincus Ventures, L.P. and Crosspoint Venture Partners L.P., respectively, which are parties along with the Company to a Series C Preferred Stock and Warrant Subscription Agreement dated February 23, 1998. See "Certain Relationships and Related Transactions."

DIRECTOR COMPENSATION

  Except for grants of stock options subject to vesting and restricted stock subject to repurchase, directors of the Company generally do not receive compensation for services provided as a director or committee member. The Company does not pay additional amounts for committee participation or special assignment of the Board of Directors, except for reimbursement of their expenses in attending Board and committee meetings.

EXECUTIVE COMPENSATION

                          SUMMARY COMPENSATION TABLE

  The following table sets forth certain information concerning compensation of the Company's Chief Executive Officer during the year ended December 31, 1997.

                             ANNUAL            LONG-TERM
                          COMPENSATION       COMPENSATION
                        ---------------- ---------------------
                                         SECURITIES UNDERLYING    ALL OTHER
        NAME(1)           SALARY   BONUS     OPTIONS/SARS      COMPENSATION(2)
        -------         ---------- ----- --------------------- ---------------
Charles McMinn,
 President and Chief
 Executive Officer(3).. $87,500.00  --            --               $203.00

--------
(1) Since no executive officer other than the Chief Executive Officer earned more than $100,000 in total annual salary and bonus during 1997, only the compensation and option information of the Chief Executive Officer is listed above and below, respectively. As of September 1, 1998, the aggregate salary, bonus, options/SARs and other compensation for each person who acted as Chief Executive Officer during 1998 and the four other most highly compensated executive officers, each of whom are expected to receive an aggregate annual compensation of over $100,000 in 1998 (collectively the "Named Executive Officers"), was $431,837, $813,433, options to purchase 2,100,000 shares of Common Stock and $2,212, respectively.

(2) The dollar amount in this column represents premium payments made by the Company with respect to life insurance policies.

(3) Based on an annual salary of $150,000 for year ended December 31, 1997. Mr. McMinn stepped down as President and Chief Executive Officer in July 1998 and assumed the position of Chairman of the Board.

OPTION GRANTS IN LAST FISCAL YEAR

  No stock options were granted by the Company to the Company's Chief Executive Officer during 1997. As of September 1, 1998, the Company had granted stock options to purchase an aggregate of 2,100,000 shares of Common Stock to its Chief Executive Officer. Such options have an exercise price of $1.00 per share and a term of 8 years. No other Named Executive Officer had received any options as of September 1, 1998. See "--Employment Agreements and Change in Control Arrangements."

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END OPTION VALUES

  There were no exercises of stock options by the Company's Chief Executive Officer during the year ended December 31, 1997. There also have been no option exercises by any Named Executive Officer as of September 1, 1998.

EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL ARRANGEMENTS

  The Company has entered into a written employment agreement with Robert Knowling, Jr., the Company's Chief Executive Officer (the "Knowling Employment Agreement"). The employment commencement date for Mr. Knowling was July 7, 1998. Pursuant to the Knowling Employment Agreement, Mr. Knowling receives compensation in the form of an annual base salary of $400,000 and an annual minimum bonus of $250,000. Mr. Knowling received (i) a signing bonus of $1,500,000, one half of which was paid on commencement of employment, and the remaining half of which will be paid on the earlier of the one year anniversary of employment or a change of control (as defined in the Knowling Employment Agreement), and (ii) stock options to purchase 2,100,000 shares of Common Stock at an exercise price of $1.00 per share. If the Company terminates Mr. Knowling's employment relationship without Cause (as such term is defined in the Knowling Employment Agreement), or if Mr. Knowling resigns for Good Reason (as such term is defined in the Knowling Employment Agreement), the Company must continue to pay Mr. Knowling's annual base salary and targeted bonus for a period of two years after the date of termination; provided Mr. Knowling does not become employed by a direct competitor of the Company. During the term of his employment, Mr. Knowling agrees to be bound by customary confidentiality provisions. Pursuant to the Knowling Employment Agreement, in August 1998 the Company loaned Mr. Knowling $500,000 pursuant to a secured promissory note that bears no interest during his employment, has provisions for forgiveness and matures in four years, subject to acceleration in certain events.

  The Company has entered into written employment agreements with Dhruv Khanna and Rex Cardinale (the "Employees") whereby the Company has agreed to hire each Employee for a two-year term. Pursuant to the employment agreements, Messrs. Khanna and Cardinale currently receive compensation in the form of annual base salaries of $160,000 and $160,000, respectively and bonuses to be determined by the Board of Directors or the Compensation Committee. The employment commencement date for both Messrs. Khanna and Cardinale was July 15, 1997. During the two-year term, the Employee can only be terminated for Cause (as defined in the agreement), at which time the Employee is only eligible for benefits in accordance with the Company's established policies. After the two-year term, either the Employee or the Company may terminate the employment relationship with or without cause. If the Company terminates the Employee's employment relationship without cause, the Company must continue to pay to the Employee such salary and benefits as he received immediately before termination for a period of six months after the date of termination. Under the employment agreements, the Employees agree, during the terms of their employment with the Company, not to (i) open or operate a business which is then in competition with the Company, (ii) act as an employee, agent, advisor or consultant of any then existing competitor of the Company, or (iii) take any action to divert business from the Company or influence any existing customer of the Company to cease doing business with the Company or to alter its then existing business relationship with the Company.

  With respect to all options granted under the Company's 1997 Stock Plan, in the event of a merger of the Company with or into another corporation resulting in a change of control involving a shift in 50% or more of the voting power of the Company, or the sale of all or substantially all of the assets of the Company, the options will fully vest and become exercisable one year after the change of control or earlier in the event the individual is constructively terminated or terminated without cause or in the event the successor corporation refuses to assume the options. See "--1997 Stock Plan."

  The Company has also entered into restricted stock purchase agreements with certain officers and directors of the Company. The Common Stock issued pursuant to the restricted stock purchase agreements are subject to a repurchase right on the part of the Company that is subject to vesting. The agreements include similar provisions to the stock options, providing for accelerated vesting in the event of a change of control. See "Certain Relationships and Related Transactions-- Issuance of Common Stock."

1997 STOCK PLAN

  The Company's 1997 Stock Plan (the "1997 Stock Plan") was adopted by the Board of Directors and the stockholders in July 1997 and was amended in January 1998, April 1998, August 1998 and September 1998. The maximum aggregate number of shares of Common Stock which may be optioned and sold under the 1997 Stock Plan is 13,970,250 shares, plus an annual increase to be added on January 1 of each year beginning in 1999, equal to the lesser of (i)
         shares, (ii)    % of the outstanding shares on such date, or (iii) an
amount determined by the Board. The annual increase is subject to adjustment upon changes in capitalization of the Company. The 1997 Stock Plan provides for the granting to employees (including officers and directors) of qualified "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and for the granting to employees (including officers and directors) and consultants of nonqualified stock options. The 1997 Stock Plan also provides for the granting of stock purchase rights ("SPRs"). As of September 1, 1998, options to purchase an aggregate of 11,356,931 shares were outstanding, 2,556,631 shares remained available for future grants and 56,688 options were exercised.

  The 1997 Stock Plan is administered by the Board of Directors or a committee appointed by the Board of Directors. The administrator of the 1997 Stock Plan has the power to determine the terms of the options or SPRs granted, including the exercise price of the option or SPR, the number of shares subject to each option or SPR, the exercisability thereof, and the form of consideration payable upon such exercise. In addition, the administrator has the authority to amend, suspend or terminate the 1997 Stock Plan, provided that no such action may affect any share of Company Common Stock previously issued and sold or any option previously granted under the 1997 Stock Plan. The Company may
grant each optionee a maximum of           shares covered by option during a
fiscal year. The Company may grant up to an additional           shares
covered by option in connection with an optionee's initial employment with the Company. The maximum numbers of shares covered by option that an optionee may
be granted an additional           shares. Options generally vest at a rate of
12.5% of the shares subject to the option on the date six months following the grant date and 1/48th of the shares subject to the option at the end of each one-month period thereafter and generally expire eight years from the date of grant. Nonstatutory stock options granted to the Company's directors and consultants generally vest at a rate of 25% of the shares subject to the option one year of the individual becomes a director or consultant and 1/4th of the shares subject to the option at the end of each calendar quarter thereafter; provided, that the optionee continues to serve as a director or consultant.

  Options and SPRs granted under the 1997 Stock Plan are generally not transferable by the optionee, and each option and SPR is exercisable during the lifetime of the optionee only by such optionee. Options granted under the 1997 Stock Plan must generally be exercised within thirty days after the end of optionee's status as an employee, director or consultant of the Company, or within twelve months after such optionee's termination by death or disability, but in no event later than the expiration of the option's term.

  In the case of SPRs, unless the administrator determines otherwise, Restricted Stock Purchase Agreements must grant the Company a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser's employment or consulting relationship with the Company for any reason (including death or disability). The purchase price for shares repurchased pursuant to Restricted Stock Purchase Agreements will be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to the Company. Repurchase options lapse at a rate determined by the administrator.

  The exercise price of all incentive stock options granted under the 1997 Stock Plan must be at least equal to the fair market value of the Company Common Stock on the date of grant. The exercise price of nonstatutory stock options and SPRs granted under the 1997 Stock Plan is determined by the Administrator, but with respect to nonstatutory stock options intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code, the exercise price must be at least equal to the fair market value of the Company

Common Stock on the date of grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of the Company's outstanding capital stock, the exercise price of any incentive stock option granted must be at least equal to 110% of the fair market value on the grant date and the term of such incentive stock option must not exceed five years. The term of all other options granted under the 1997 Stock Plan may not exceed ten years.

  All stock options and restricted stock grants to officers, employees, directors and consultants provide that in the event of a merger of the Company with or into another corporation resulting in a change of control involving a shift in 50% or more of the voting power of the Company, or the sale of all or substantially all of the assets of the Company, the options will fully vest and become exercisable one year after the change of control or earlier in the event the individual is constructively terminated or terminated without cause or in the event that the successor corporation refuses to assume or substitute the options.

1998 EMPLOYEE STOCK PURCHASE PLAN

  The Company's 1998 Employee Stock Purchase Plan (the "1998 Purchase Plan")
was adopted by the Board of Directors in         , 1998, and approved by the
stockholders in          1998. A total of         shares of Common Stock has
been reserved for issuance under the 1998 Purchase Plan, plus annual increases
equal to the lesser of (i)         shares, or (ii)   % of the outstanding
shares on such date. As of the date of this Prospectus, no shares have been issued under the 1998 Purchase Plan.

  The 1998 Purchase Plan, which is intended to qualify under Section 423 of the Code, contains consecutive, overlapping, twenty-four month offering periods. Each offering period includes four six-month purchase periods. The offering periods generally start on the first trading day on or after June 1 and December 1 of each year, except for the first such offering period which commences on the first trading day on or after the effective date of this Offering and ends on the last trading day on or before May 31, 2000.

  Employees are eligible to participate if they are customarily employed by the Company or any participating subsidiary for at least 20 hours per week and more than five months in any calendar year. However, any employee who (i) immediately after grant owns stock possessing 5% or more of the total combined voting power or value of all classes of the capital stock of the Company, or
(ii) whose rights to purchase stock under all employee stock purchase plans of the Company accrues at a rate which exceeds $25,000 worth of stock for each calendar year may not be granted an option to purchase stock under the 1998 Purchase Plan. The 1998 Purchase Plan permits participants to purchase Common Stock through payroll deductions of up to 15% of the participant's "compensation." Compensation is defined as the participant's base straight time gross earnings and commissions but excludes payments for overtime, shift premium, incentive compensation, incentive payments, bonuses and other compensation. The maximum number of shares a participant may purchase during a
single purchase period is        shares.

  Amounts deducted and accumulated by the participant are used to purchase shares of Common Stock at the end of each purchase period. The price of stock purchased under the 1998 Purchase Plan is generally 85% of the lower of the fair market value of the Common Stock (i) at the beginning of the offering period or (ii) at the end of the purchase period. In the event the fair market value at the end of a purchase period is less than the fair market value at the beginning of the offering period, the participants will be withdrawn from the current offering period following exercise and automatically re-enrolled in a new offering period. The new offering period will use the lower fair market value as of the first date of the new offering period to determine the purchase price for future purchase periods. Participants may end their participation at any time during an offering period, and they will be paid their payroll deductions to date. Participation ends automatically upon termination of employment with the Company.

  Rights granted under the 1998 Purchase Plan are not transferable by a participant other than by will, the laws of descent and distribution, or as otherwise provided under the 1998 Purchase Plan. The 1998 Purchase Plan provides that, in the event of a merger of the Company with or into another corporation or a sale of substantially all of the Company's assets, each outstanding option may be assumed or substituted for by the successor corporation. If the successor corporation refuses to assume or substitute for the outstanding options, the offering period then in progress will be shortened and a new exercise date will be set.

  The Board of Directors has the authority to amend or terminate the 1998 Purchase Plan, except that no such action may adversely affect any outstanding rights to purchase stock under the 1998 Purchase Plan, provided that the Board of Directors may terminate an offering period on any exercise date if the Board determines that the termination of the 1998 Purchase Plan is in the best interests of the Company and its stockholders. Notwithstanding anything to the contrary, the Board of Directors may in its sole discretion amend the 1998 Purchase Plan to the extent necessary and desirable to avoid unfavorable financial accounting consequences by altering the purchase price for any offering period, shortening any offering period or allocating remaining shares among the participants. Unless sooner terminated by the Board of Directors, the 1998 Purchase Plan will terminate automatically ten years from the effective date of this Offering.

MANAGEMENT BONUS PLAN

  On July 22, 1998, the Company's Board approved its Executive Bonus Performance Plan. Under the Plan, each officer of the Company receives a cash bonus up to a designated percentage of their annual base salary depending upon the extent to which specific performance metrics are achieved.

LIMITATION ON LIABILITY AND INDEMNIFICATION MATTERS

  The Company's Amended and Restated Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law, and the Company's Bylaws provide that the Company shall indemnify its directors and officers and may indemnify its other employees and agents to the fullest extent permitted by law. The Company has also entered into agreements to indemnify its directors and executive officers, in addition to the indemnification provided for in the Company's Bylaws. The Company believes that these provisions and agreements are necessary to attract and retain qualified directors and executive officers. At present, there is no pending litigation or proceeding involving any director, officer, employee or agent of the Company in which indemnification will be required or permitted. The Company is not aware of any threatened litigation or proceeding that might result in a claim for such indemnification. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

SERIES C PREFERRED STOCK AND WARRANT SUBSCRIPTION AGREEMENT

  On February 20, 1998, the Company entered into a Series C Preferred Stock and Warrant Subscription Agreement (the "Subscription Agreement") with Warburg Pincus Ventures, L.P. ("Warburg") and Crosspoint Venture Partners 1996 ("Crosspoint") pursuant to which Warburg and Crosspoint unconditionally agreed to purchase an aggregate of 5,764,143 shares of Series C Preferred Stock and warrants to purchase an aggregate of 4,729,500 shares of Series C Preferred Stock (the "Series C Warrants") for an aggregate purchase price of $16.0 million at a date to be determined by the Company but no later than March 11, 1999. The Company has agreed either to call this commitment or to complete an alternate equity financing of at least $16.0 million by March 11, 1999. A proposed alternate equity financing providing for a price per share greater than or equal to $2.7767 and securities that are pari passu (equal) with, or more favorable to the Company than, the Series C Preferred Stock as set forth in the Company's Amended Certificate of Incorporation (as currently in effect) requires approval by the disinterested directors of the Company. A proposed alternate equity financing providing for a price per share of less than $2.7767 or securities whose terms are less favorable to the Company than the Series C Preferred Stock requires unanimous approval by the Company's entire Board of Directors. In consideration of this commitment, the Company issued to Warburg and Crosspoint warrants to purchase an aggregate of 1,694,148 shares of the Company's Common Stock at a purchase price of $0.0033 per share (the "Common Warrants"). The parties have agreed that the offering contemplated by this Prospectus constitutes an alternate equity financing; therefore, the Company will not issue and sell the Series C Preferred Stock and Series C Warrants to Warburg and Crosspoint. Messrs. Henry Kressel and Joseph Landy, directors of the Company, are affiliated with Warburg, and Mr. Shapero, also a director of the Company, is affiliated with Crosspoint.

  On April 24, 1998, the Subscription Agreement was amended pursuant to an Assignment and Assumption Agreement between the Company, Warburg, Crosspoint and Mr. Hawk (the "Assignment and Assumption Agreement") whereby Warburg and Crosspoint assigned to Mr. Hawk their obligation to purchase 36,015 shares of Series C Preferred Stock and 29,559 Series C Warrants for an aggregate purchase price of $100,001.65. On the same date, Mr. Hawk purchased 36,015 shares of Series C Preferred Stock at a price per share of $2.7767. As a result of this amendment, the aggregate obligation of Warburg and Crosspoint to purchase Series C Preferred Stock and Series C Warrants was reduced from 5,764,143 shares to 5,728,128 shares and from 4,729,500 shares to 4,699,941 shares, respectively, for an aggregate purchase price of $15.9 million, reduced from $16.0 million. On the same date, the Amended and Restated Stockholder Rights Agreement dated March 11, 1998 (the "Stockholder Rights Agreement") was amended to add Mr. Hawk as a party.

  The Common Warrants issued upon the signing of the Subscription Agreement have five-year terms (but must be exercised prior to the closing of an initial public offering of equity securities by the Company), have purchase prices of $0.0033 per share, are immediately exercisable and contain net exercise provisions.

  On March 11, 1998, the Company amended the Stockholder Rights Agreement among it and certain of its stockholders, including all of the holders of the outstanding Preferred Stock, to extend the rights held by Warburg, Crosspoint and Intel to the Common Warrants, the Series C Preferred Stock and the Series C Warrants issued or issuable to Warburg, Crosspoint and Intel pursuant to the Subscription Agreement.

THE INTEL STOCK PURCHASE

  Pursuant to the Subscription Agreement, Intel purchased 360,144 shares of Series C Preferred Stock and Series C Warrants to purchase an aggregate of 295,500 shares of Series C Preferred Stock for an aggregate purchase price of $1,000,000 concurrently with the closing of the issuance of the Senior Discount Notes; provided, that the Company does not have any obligation to issue such Series C Warrants to Intel until such time as Warburg and Crosspoint fund their respective commitments under the Subscription Agreement. The parties have agreed that the offering contemplated by this Prospectus constitutes an alternate equity financing; therefore the Company will not issue the Series C Warrants to Intel. In connection with its agreement to purchase such Series C Preferred Stock and Series C Warrants, the Company issued to Intel Common Warrants to purchase an aggregate of 105,852 shares of Common Stock at a purchase price of $0.0033 per share.

TRANSACTIONS IN CONNECTION WITH THE FORMATION OF THE DELAWARE HOLDING COMPANY

  The Company originally was incorporated in California as Covad Communication Company ("Covad California") in October 1996. In July 1997, the Company was incorporated in Delaware as part of its strategy to operate through a holding company structure and to conduct substantially all of its operations through subsidiaries. To effect the holding company structure, in July 1997 the Company entered into an Exchange Agreement (the "Exchange Agreement") with the existing holders of the Common Stock and Series A Preferred Stock of Covad California to acquire all of such stock in exchange for a like number of shares of Common Stock and Preferred Stock in the Company, so that after giving effect to the exchange Covad California became a wholly-owned Subsidiary of the Company. In addition, the Company entered into an Assumption Agreement pursuant to which the Company assumed certain outstanding obligations of Covad California, including a $500,000 demand note issued to Warburg and certain commitments to issue stock options to two consultants of the Company.

  In connection with the Exchange Agreement, Messrs. McMinn, Khanna and Haas, officers of the Company, each exchanged 3,000,000 shares of Common Stock of Covad California, originally purchased for $0.0042 per share, for a like number of shares of Common Stock of the Company pursuant to restricted stock purchase agreements. In addition, Mr. Lynch, a director of the Company, exchanged 144,000 shares of Common Stock of Covad California, originally purchased for $0.0333 per share, for a like number of shares of Common Stock of the Company pursuant to a restricted stock purchase agreement. The Common Stock issued to Messrs. McMinn, Khanna, Haas and Lynch are generally subject to vesting over a period of four years. This vesting is subject to acceleration upon a change of control involving a merger, sale of all or substantially all of the assets of the Company or a shift in 50% or more of the voting power of the Company. The Company's repurchase rights lapse one year after the change of control or earlier in the event the individual is constructively terminated or terminated without cause, or in the event the successor corporation refuses to assume the agreements.

ISSUANCE OF COMMON STOCK

  On July 15, 1997, the Company issued 1,125,000 shares of Common Stock to Mr. Cardinale, an officer of the Company, for a purchase price of $0.0333 per share. On August 30, 1997, the Company issued 345,000 shares of Common Stock to Mr. Laehy, an officer of the Company, for $0.05 per share. On October 14, 1997, the Company issued 144,000 shares of Common Stock to Mr. Marshall, a director of the Company, for a purchase price of $0.05 per share. On April 24, 1998, the Company issued 96,000 shares of Common Stock to Mr. Hawk, a director of the Company, for a purchase price of $0.6667 per share. On August 28, 1998, the Company issued 40,000 shares of Common Stock to Mr. Hawk for a purchase price of $5.75 per share. The shares of Common Stock issued to Messrs. Cardinale, Laehy, Marshall and Hawk were issued pursuant to restricted stock purchase agreements which contain vesting and change of control provisions similar to those contained in the above-described restricted stock purchase agreements of Messrs. McMinn, Khanna, Haas and Lynch.

ISSUANCE OF SERIES A PREFERRED STOCK

  On June 30, 1997 Covad California issued 150,000 shares of Series A Preferred Stock, to each of Messrs. McMinn, Khanna and Haas and 300,000 shares of Series A Preferred Stock to Mr. Lynch for a purchase price of $0.3333 per share. In July 1997, these shares were exchanged for a like number of shares of Series A Preferred Stock of the Company pursuant to the Exchange Agreement.

ISSUANCE OF SERIES B PREFERRED STOCK

  In July 1997, the Company sold an aggregate of 17,000,001 shares of Series B Preferred, of which 12,000,000 shares were sold to Warburg, 3,000,000 shares were sold to Crosspoint and 2,000,001 shares were sold to Intel. The purchase price of the Series B Preferred was $0.50 per share. A portion of the purchase price of the Series B Preferred was paid by cancellation of a $500,000 demand note issued to Warburg in June 1997. Messrs. Kressel and Landy, each of whom currently serve as members of the Company's Board of Directors, are affiliated with Warburg. Mr. Shapero, who currently serves on the Company's Board of Directors, is affiliated with Crosspoint. See "Management--Directors and Executive Officers."

  On February 12, 1998, the Company sold an additional 100,002 shares of Series B Preferred at a purchase price of $1.00 per share to Mr. Marshall, a director of the Company. For a description of the rights and preferences of the Series B Preferred, see "Description of Capital Stock--Preferred Stock."

EQUIPMENT LEASE FINANCING

  The Company is obligated to make equipment lease financing payments of $860,000 through a sale lease-back transaction with Charter Financial, Inc. ("Charter Financial"). Through June 30, 1998, total lease payments to Charter Financial, including principal and interest payments, were approximately $187,000. Warburg, a principal stockholder of the Company, owns a majority of the capital stock of Charter Financial. The Company believes that the terms of the lease financing with Charter Financial were completed at rates similar to those available from alternative providers. The Company's belief that the terms of the sale lease-back arrangement are similar to those available from alternative providers is based on the advice of its officers who reviewed at least two alternative proposals and who reviewed and negotiated the terms of the arrangement with Charter Financial.

VENDOR RELATIONSHIP

  Crosspoint, a principal stockholder of the Company, owns approximately 12% of the capital stock of Diamond Lane, a vendor of the Company. The Company's payments to Diamond Lane through June 30, 1998 totaled approximately $642,000. The Company believes that the terms of its transactions with Diamond Lane were completed at rates similar to those available from alternative vendors. This belief is based on the Company's management team's experience in obtaining vendors and the fact that the Company sought competitive bidders before entering into the relationship with Diamond Lane.

REGISTRATION RIGHTS

  Certain holders of Common Stock and Common Stock issuable upon conversion of the Preferred Stock are entitled to registration rights. See "Description of Capital Stock--Registration Rights."

EMPLOYMENT AGREEMENTS

  The Company has entered into employment agreements with certain of its officers. See "Management--Employment Agreements and Change in Control Arrangements."

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information regarding ownership of the Company's Common Stock (after giving effect to the issuance of 1,800,000 shares of Common Stock upon exercise of warrants that will be exercised prior to the closing of the offering, the conversion of outstanding Preferred Stock into Common Stock, and excluding Common Stock that will be issued upon the closing of this offering pursuant to cumulative dividend rights of the Preferred Stock) as of September 1, 1998 by (i) each Named Executive Officer,
(ii) each director of the Company, (iii) all executive officers and directors as a group, and (iv) all persons who directly own 5% or more of the Company's Common Stock on an as-converted basis.

                                     NUMBER OF
                                       SHARES    PERCENTAGE BENEFICIALLY OWNED
                                    BENEFICIALLY ------------------------------
         BENEFICIAL OWNER             OWNED(1)   BEFORE OFFERING AFTER OFFERING
         ----------------           ------------ --------------- --------------
Charles McMinn(2)..................   3,150,000        9.96%             %
Robert Knowling Jr.(3).............     393,750        1.23%             %
Robert Hawk(4).....................     173,515          *               %
Henry Kressel(5)...................  13,355,319       42.24%             %
Joseph Landy(5)....................  13,355,319       42.24%             %
Daniel Lynch(6)....................     457,500        1.45%             %
Frank Marshall(6)..................     257,502          *               %
Rich Shapero(7)....................   3,338,829       10.56%             %
Charles Haas.......................   3,150,000        9.96%             %
Dhruv Khanna(8)....................   3,150,000        9.96%             %
All executive officers and
 directors as a group(9)...........  28,896,415       90.20%             %
Warburg, Pincus Ventures, L.P.
 (10)..............................  13,355,319       42.24%             %
Crosspoint Venture Partners 1996
 (11)..............................   3,338,829       10.56%             %
Intel Corporation (12).............   2,465,997        7.80%             %

--------
  * Less than 1% of the outstanding voting stock.

 (1) Based on 31,614,304 shares of Common Stock outstanding as of September 1, 1998. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the aggregate number of shares beneficially owned by the individual stockholders and groups of stockholders described above and the percentage ownership of such individuals and groups, shares of Common Stock subject to options or warrants that are currently exercisable or exercisable within 60 days of September 1, 1998 are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of the other stockholders or groups of stockholders. Except as otherwise indicated, the address of each of the persons in this table is as follows: c/o Covad Communications Group, Inc., 2330 Central Expressway, Santa Clara, CA 95050.

 (2) Includes 475,000 shares of Common Stock held by a trust for the benefit of two members of Mr. McMinn's immediate family, who also serve as co-trustees. Mr. McMinn disclaims beneficial ownership of the shares of Common Stock held by such trust.

 (3) Consists of 393,750 shares of Common Stock subject to options exercisable within 60 days of September 1, 1998.

 (4) Includes 1,500 shares of Common Stock subject to options exercisable within 60 days of September 1, 1998.

 (5) All of the shares indicated are owned of record by Warburg and are included because of Mr. Kressel's and Mr. Landy's affiliation with Warburg. Mr. Kressel and Mr. Landy disclaim beneficial ownership of these shares within the meaning of Rule 13d-3 under the Exchange Act. The address of Mr. Kressel and Mr. Landy is c/o E.M. Warburg, Pincus & Co., LLC, 466 Lexington Avenue, New York, NY 10017-3147.

 (6) Includes 13,500 shares of Common Stock subject to options exercisable within 60 days of September 1, 1998.

 (7) All of the shares indicated are owned of record by Crosspoint and are included because of Mr. Shapero's affiliation with Crosspoint. Mr. Shapero disclaims beneficial ownership of these shares within the meaning of Rule 13d-3 under the Exchange Act. The address of Mr. Shapero is c/o Crosspoint Venture Partners, The Pioneer Hotel Building, 2925 Woodside Road, Woodside, CA 94062.

 (8) Includes 375,000 shares of Common Stock held by a limited partnership of which Mr. Khanna is a general partner and a limited partner. Mr. Khanna disclaims beneficial ownership of the shares of Common Stock held by such limited partnership except to the extent of his pecuniary interest therein.

 (9) Includes 422,250 shares of Common Stock subject to options exercisable within 60 days of September 1, 1998.

(10) Includes 1,355,319 shares issued upon exercise of a warrant immediately prior to the closing of this offering. The sole general partner of Warburg is Warburg, Pincus & Co., a New York general partnership ("WP"). E.M. Warburg, Pincus & Co., LLC, a New York limited liability company ("EMW LLC"), manages Warburg. The members of EMW LLC are substantially the same as the partners of WP. Lionel I. Pincus is the managing partner of WP and the managing member of EMW LLC and may be deemed to control both WP and EMW LLC. WP has a 15% interest in the profits of Warburg as a general partner and also owns approximately 1.3% of the limited partnership interests in Warburg. Mr. Kressel and Mr. Landy, directors of the Company, Managing Directors and members of EMW LLC and partners of WP and as such may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 under the Exchange Act) in an indeterminate portion of the shares beneficially owned by Warburg. See Note 5 above. The address of Warburg is c/o E.M. Warburg, Pincus & Co., LLC, 466 Lexington Avenue, New York, NY 10017-3147.

(11) Includes 338,829 shares issued upon exercise of a warrant immediately prior to the closing of this offering. Mr. Shapero, a director of the Company, is affiliated with Crosspoint and as such may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 under the Exchange Act) in an indeterminate portion of the shares beneficially owned by Crosspoint. See Note 7 above. The address of Crosspoint is The Pioneer Hotel Building, 2925 Woodside Road, Woodside, CA 94062.

(12) Includes 105,852 shares issued upon exercise of a warrant immediately prior to the closing of this offering. The address of Intel is 2200 Mission College Boulevard, Mail Stop SC4-210, Santa Clara, CA 95052-8199.

                         DESCRIPTION OF CAPITAL STOCK

  The following summary of the terms of the Company's capital stock does not purport to be complete and is qualified in its entirety by reference to the actual terms of the capital stock contained in the Company's Amended and Restated Certificate of Incorporation and other agreements referenced below which are filed as exhibits to the Registration Statement of which this Prospectus is a part. The following summary gives effect to the conversion of all outstanding shares of Preferred Stock into Common Stock upon the closing of this offering and the amendment and restatement of the Company's Amended and Restated Certificate of Incorporation immediately following the closing of this offering.

  Upon the closing of this offering, the authorized capital stock of the Company, after giving effect to the amendment of the Company's Amended and Restated Certificate of Incorporation, will consist of 150,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock. As of September 1, 1998, there were 21 holders of record of Common Stock. The Common Stock and Preferred Stock each have a par value of $0.001 per share. As of September 1, 1998, there were 31,614,304 shares of Common Stock outstanding, after giving effect to the issuance of 1,800,000 shares of Common Stock upon exercise of warrants that terminate upon the closing of the offering. No shares of Preferred Stock are currently outstanding. As of September 1, 1998, options to purchase 11,356,931 shares of Common Stock at a weighted average exercise price of $1.25 per share were outstanding.

COMMON STOCK

  The holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding series of Preferred Stock, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of Preferred Stock, if any, then outstanding. The Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and non-assessable, and the shares of Common Stock offered hereby will, upon the closing of the offering, be fully paid and non-assessable.

PREFERRED STOCK

  Upon the closing of this offering, all outstanding shares of Preferred Stock will automatically be converted into 18,246,162 shares of Common Stock. See
Note 6 of Notes to Consolidated Financial Statements for a description of the currently outstanding Preferred Stock. The Board of Directors has the authority to issue up to 5,000,000 shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges, and restrictions granted to or imposed upon such Preferred Stock, including dividend rights, conversion rights, terms of redemption, liquidation preference, sinking fund terms and the number of shares constituting any series or the designation of such series, without any further vote or action by the stockholders. The Board of Directors, without stockholder approval, can issue additional Preferred Stock with voting and conversion rights which could adversely affect the voting power of the holders of Common Stock. The issuance of Preferred Stock could have the effect of delaying, deferring or preventing a change in control of the Company. The Company has no present plan to issue any shares of Preferred Stock.

WARRANTS

  In connection with the issuance of the Senior Discount Notes in March 1998, the Company issued warrants (the "Warrants") to purchase an aggregate of 5,053,764 shares of Common Stock of the Company with exercise prices of $0.0033 per share. The Warrants became exercisable on September 15, 1998 and automatically expire on March 15, 2008. The Company also issued to a consultant a five-year warrant to purchase 135,000 shares with an exercise price of $1.00 per share. Such warrant is immediately exercisable.

REGISTRATION RIGHTS

  Pursuant to the Stockholder Rights Agreement, holders of 31,529,866 shares of Common Stock (collectively, the "Rights Holders") are entitled to certain rights with respect to the registration under the Securities Act of the shares of Common Stock held by them. The Rights Holders are entitled to demand, "piggy-back" and S-3 registration rights, subject to certain limitations and conditions. The number of securities requested to be included in a registration involving the exercise of demand and "piggy-back" rights are subject to a pro rata reduction based on the number of shares of Common Stock held by each Rights Holder and any other security holders exercising their respective registration rights to the extent that the Company is so advised by the managing underwriter, if any, therefor that the total number of securities requested to be included in the underwriting is such as to materially and adversely affect the success of the offering. The registration rights terminate as to any Rights Holder at the later of (i) two years after the offering made hereby or (ii) such time as such Rights Holder may sell under Rule 144 in a three month period all Registrable Securities then held by such Rights Holder.

  Pursuant to the Warrant Registration Rights Agreement dated March 11, 1998, among the Company and Bear, Stearns & Co. Inc. and BT Alex. Brown Incorporated, holders of the Warrants are entitled to certain registration rights with respect to the shares of Common Stock issuable upon exercise of the Warrants. The Warrant holders are entitled to demand and "piggy-back" registration rights, subject to certain limitations and conditions. Like the Rights Holders, the number of securities that a Warrant holder may request to be included in a registration involving an exercise of its demand or "piggy-back" rights is subject to a pro rata reduction based on the number of shares held by each Warrant holder and any other security holders exercising their respective registration rights, to the extent that the Company is so advised by the managing underwriter, if any, therefor that the total number of securities requested to be included in the underwriting is such as to materially and adversely affect the success of the offering.

ANTITAKEOVER EFFECTS OF CERTAIN PROVISIONS OF COVAD'S CHARTER, BYLAWS AND DELAWARE LAW

  As noted above, the Company's Board of Directors, without stockholder approval, has the authority under the Company's Amended and Restated Certificate of Incorporation to issue Preferred Stock with rights superior to the rights of the holders of Common Stock. As a result, Preferred Stock could be issued quickly and easily, could adversely affect the rights of holders of Common Stock and could be issued with terms calculated to delay or prevent a change of control of the Company or make removal of management more difficult.

  Election and Removal of Directors. Effective upon the closing of this offering, the Company's Bylaws provide for the division of the Company's Board of Directors into three classes, as nearly equal in number as possible, with the directors in each class serving for a three-year term, and one class being elected each year by the Company's stockholders. Directors may be removed only for cause. This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of the Company and may maintain the incumbency of the Board of Directors, as it generally makes it more difficult for stockholders to replace a majority of directors.

  Stockholder Meetings. Under the Company's Bylaws, the stockholders may not call a special meeting of the stockholders of the Company. Rather, only the Board of Directors, the Chairman of the Board and the President may call special meetings of stockholders.

  Requirements for Advance Notification of Stockholder Nominations and Proposals. The Company's Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board of Directors or a committee thereof.

  Section 203 of the Delaware General Corporation Law. The Company is subject to Section 203 of the Delaware General Corporation Law ("Section 203"), which prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (i) prior to such date, the board of directors of the corporation approves either the business combination or the transaction that resulted in the stockholder's becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in the stockholder's becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock, excluding shares held by directors, officers and certain employee stock plans, or (iii) on or after the consummation date the business combination is approved by the board of directors and by the affirmative vote at an annual or special meeting of stockholders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder. For purposes of Section 203, a "business combination" includes, among other things, a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an "interested stockholder" is generally a person who, together with affiliates and associates of such person, (i) owns 15% or more of the corporation's voting stock or (ii) is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation as any time within the prior three years.

  These charter and bylaw provisions and provisions of Delaware law may have the effect of delaying, deterring or preventing a change of control of the Company.

TRANSFER AGENT AND REGISTRAR

  Boston EquiServe, L.P. is the transfer agent and registrar for the Company's Common Stock.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Prior to this offering, there has been no public market for the Common Stock of the Company. Future sales of substantial amounts of Common Stock in the public market could adversely affect market prices prevailing from time to time. Sales of substantial amounts of Common Stock of the Company in the public market after the restrictions lapse could adversely affect the prevailing market price and the ability of the Company to raise equity capital in the future.

  Upon the completion of this offering, the Company will have     shares of
Common Stock outstanding. Of these shares, the     shares sold in this
offering will be freely tradable without restriction under the Securities Act, unless held by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act. The remaining 31,614,304 shares of Common Stock held by existing stockholders were issued and sold by the Company in reliance on exemptions from the registration requirements of the Securities Act. These shares may be sold in the public market only if registered, or pursuant to an exemption from registration such as Rule 144, 144(k) or 701 under the Securities Act. The Company's directors, executive officers, all other stockholders and all option and warrant holders, who in the aggregate hold all of the shares of Common Stock or securities convertible into Common Stock of the Company outstanding immediately prior to the completion of this offering, are subject to lock-up agreements under which they have agreed not to directly or indirectly, offer, sell, contract to sell, grant any option to purchase, pledge or otherwise dispose of, or, in any manner, transfer all or a portion of the economic consequences associated with the ownership of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock beneficially owned by them for a period of 180 days after the date of this Prospectus, without the prior written consent of Bear, Stearns & Co. Inc. The Company has entered into a similar agreement, except that the Company may grant options and issue stock under its 1997 Stock Plan and 1998 Purchase Plan and pursuant to other currently outstanding options and warrants.

  Upon expiration of the lock-up agreements, approximately 29,814,304 shares of Common Stock will become eligible for immediate public resale, subject in some cases to volume limitations pursuant to Rule 144. The remaining approximately 1,800,000 shares held by existing stockholders will become eligible for public resale one year after their date of issuance upon the exercise of warrants prior to the closing of this offering, subject to volume limitation pursuant to Rule 144 and the exercise of registration rights subject to volume limitations pursuant to Rule 144 and the exercise of registration rights. In addition, 31,529,866 of the shares outstanding immediately following the completion of this offering will be entitled to registration rights with respect to such shares upon the release of lock-up agreements. The number of shares sold in the public market could increase if such rights are exercised.

  As of September 1, 1998, 11,356,931 shares were subject to outstanding options under the Company's 1997 Stock plan and 5,188,764 shares were subject to outstanding warrants to purchase Common Stock. All of these shares are subject to the lock-up agreements described above. The Company also has
adopted its 1998 Purchase Plan and reserved          shares for issuance
thereunder. Approximately 90 days after the date of this Prospectus, the Company intends to file a Registration Statement on Form S-8 covering shares issuable under the Company's 1998 Purchase Plan and 1997 Stock Plan (including shares subject to then outstanding options under such plan, thus permitting the resale of such shares in the public market without restriction under the Securities Act after expiration of the applicable lock-up agreements. In addition, the holders of the warrants to purchase 5,053,764 shares of Common Stock are entitled to certain registration rights with respect to such shares. See "Description of Capital Stock--Registration Rights."

  In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned shares for at least one year (including the holding period of any prior owner, except an affiliate) is entitled to sell in a "broker's transaction" or to market makers, within any three-month period commencing 90 days after the date of this Prospectus, a number of shares that does not exceed the greater of
(i) one percent of the number of shares of Common Stock then outstanding or
(ii) the average weekly trading volume of the Common Stock during the four calendar weeks preceding the required filing of a Form 144 with respect to such sale. Sales under Rule 144 are generally subject to certain manner of sale provisions and notice requirements and to the availability of current public information about the Company. Under Rule 144(k), a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell such shares without having to comply with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Under Rule 701 under the Securities Act, persons who purchase shares upon exercise of options granted prior to the effective date of this offering are entitled to sell such shares 90 days after the effective date of this offering in reliance on Rule 144, without having to comply with the holding period requirements of Rule 144 and, in the case of non-affiliates, without having to comply with the public information, volume limitation or notice provisions of Rule 144.

                                 UNDERWRITING

  The underwriters named below (the "Underwriters") have severally agreed, subject to the terms and conditions of the Underwriting Agreement, to purchase from the Company the number of shares of Common Stock set forth opposite their names below:

     UNDERWRITERS                                               NUMBER OF SHARES
     ------------                                               ----------------
     Bear, Stearns & Co. Inc. .................................
     BT Alex. Brown Incorporated...............................
     Donaldson, Lufkin & Jenrette Securities Corporation.......
     Goldman, Sachs & Co. .....................................
                                                                      ----
       Total...................................................
                                                                      ====

  Subject to the terms and conditions of the Underwriting Agreement, the Underwriters have agreed to purchase all of the shares of Common Stock being sold pursuant to the Underwriting Agreement if any are purchased (excluding shares covered by the Over-Allotment Option).

  The Underwriters have advised the Company that the Underwriters propose to offer the Common Stock to the public initially at the public offering price set forth on the cover page of this Prospectus and to certain dealers at such
price less a concession of not more than $   per share. Additionally, the
Underwriters may allow, and such dealers may reallow, a discount of not more
than $   per share on sales to certain other dealers. After the initial public offering, the public offering price and other selling terms may be changed by the Underwriters.

  At the Company's request, the Underwriters have reserved for sale at the
initial public offering price up to      shares of Common Stock offered hereby
for certain individuals who have expressed an interest in purchasing such shares of Common Stock in the offering. The number of shares available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the Underwriters to the general public on the same basis as other shares offered hereby.

  The Company has granted to the Underwriters an option to purchase up to additional shares of Common Stock at the initial public offering price, less the underwriting discount, set forth on the cover page of this Prospectus, solely to cover over-allotments, if any. This option may be exercised in whole or in part at any time within 30 days after the date of this Prospectus. To the extent that the Underwriters exercise this option, each Underwriter will have a firm commitment, subject to certain conditions, to purchase a number of shares of Common Stock proportionate to such Underwriter's purchase obligations set forth in the foregoing table.

  The offering of the shares is made for delivery, when, as and if accepted by the Underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offering without notice. The Underwriters reserve the right to reject an order for the purchase of shares in whole or in part.

  The officers, directors, stockholders and option holders of the Company, who in the aggregate own all of the issued and outstanding shares of Common Stock or securities convertible into Common Stock of the Company outstanding immediately prior to the completion of this offering, have agreed that they will not, without the prior written consent of Bear, Stearns & Co. Inc., directly or indirectly, offer, sell, contract to sell, grant any option to purchase, pledge or otherwise dispose of, or, in any manner, transfer all or a portion of the economic consequences associated with the ownership of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock beneficially owned by them during the 180 day period following the date of this Prospectus. The Company has agreed that it will not, without the prior written consent of Bear, Stearns & Co. Inc., offer, sell or otherwise dispose of any shares of Common Stock, options or warrants to acquire shares of securities exchangeable for or convertible into shares of Common Stock during the 180 day period following the date of this Prospectus, except that the Company may issue shares of Common Stock and options to purchase Common Stock under its 1997 Stock Plan.

  The Company has agreed to indemnify the Underwriters against certain civil liabilities, including liabilities under the Securities Act and to contribute to payments the Underwriters may be required to make in respect thereof.

  Prior to the offering, there has been no public market for the Common Stock. The initial public offering price for the Common Stock will be determined by negotiation among the Company and the Underwriters. Among the factors to be considered in determining the initial public offering price are prevailing market and economic conditions, revenues and operating results of the Company, market valuations of other companies engaged in the telecommunications industry, estimates of the business potential and prospects of the Company, the present state of the Company's operations, the Company's management and other factors deemed relevant. The estimated initial public offering price range set forth on the cover of this preliminary Prospectus is subject to change as a result of market conditions and other factors. The negotiated initial public offering price may bear no relationship to the price at which the Common Stock trades after the offering. Application has been made for quotation of the Common Stock on the Nasdaq National Market under the symbol "COVD".

  The Underwriters have advised the Company that, pursuant to Regulation M promulgated under the Exchange Act, certain persons participating in the offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids, which may have the effect of stabilizing or maintaining the market price of the Common Stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of the Common Stock on behalf of the Underwriters for the purpose of pegging, fixing or maintaining the price of the Common Stock. A "syndicate covering transaction" is the bid for or the purchase of the Common Stock on behalf of the Underwriters to reduce a short position created in connection with the Offering. The Underwriters may also cover all or a portion of such short position by exercising the Over-Allotment Option. A "penalty bid" is an arrangement permitting the Underwriters to reclaim the selling concession otherwise accruing to an Underwriter or syndicate member in connection with the Offering if the Common Stock originally sold by such Underwriter or syndicate member is purchased by the Underwriters in a syndicate covering transaction and has therefore not been effectively placed by such Underwriter or syndicate member. The Underwriters have advised the Company that such transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

  The Underwriters do not intend to confirm sales for accounts over which they exercise discretionary authority.

  Bear, Stearns & Co. Inc. and BT Alex. Brown Incorporated acted as initial purchasers of the Senior Discount Notes in March 1998, for which Bear, Stearns & Co. Inc. and BT Alex. Brown Incorporated received usual and customary fees.

                                 LEGAL MATTERS

  The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Wilson Sonsini Goodrich & Rosati, P.C., Palo Alto, California. Certain legal matters in connection with this offering will be passed upon for the Underwriters by Latham & Watkins, San Francisco, California.

                                    EXPERTS

  The consolidated financial statements of the Company as of December 31, 1997 and for the year then ended, appearing in this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

  This Prospectus constitutes a part of a registration statement on Form S-1 (together with all amendments thereto, the "Registration Statement") filed by the Company with the SEC under the Securities Act. This Prospectus, which forms a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the SEC. Reference is hereby made to the Registration Statement and related exhibits and schedules filed therewith for further information with respect to the Company and the Shares offered hereby. Statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed by the Company with the SEC and each such statement is qualified in its entirety by such reference. The Registration Statement and the exhibits and schedules thereto may be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, NW, Washington, D.C. 20594, and at the following regional offices of the SEC: New York Regional Office, Seven World Trade Center, New York, New York 10048, and Chicago Regional Office, 500 West Madison Street, Chicago, Illinois 60661. Copies of such reports and other information may be obtained from the Public Reference Section of the SEC: 450 Fifth Street, NW, Washington, D.C. 20549, upon payment of the prescribed fees.

  The Company is currently subject to the periodic reporting and other information requirements of the Exchange Act, and in accordance therewith files reports and other information with the SEC. Such reports and other information may be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, NW, Washington, D.C. 20594, and at the following regional offices of the SEC: New York Regional Office, Seven World Trade Center, New York, New York 10048, and Chicago Regional Office,
500 West Madison Street, Chicago, Illinois 60661. Copies of such reports and other information may be obtained from the Public Reference Section of the
SEC: 450 Fifth Street NW, Washington, D.C. 20549, upon payment of the prescribed fees. The SEC maintains a Web site that contains reports and information statements and other information regarding registrants that file electronically with the SEC. Copies of such documents may be obtained from the SEC's Internet address at HYPERLINK http://www.sec.gov.

                        COVAD COMMUNICATIONS GROUP, INC.

                       CONSOLIDATED FINANCIAL STATEMENTS

                                    CONTENTS

Report of Independent Auditors............................................  F-2
Consolidated Balance Sheets as of December 31, 1997 and June 30, 1998
 (unaudited)..............................................................  F-3
Consolidated Statements of Operations for the year ended December 31, 1997 and the six months ended June 30, 1997 and 1998 (unaudited)..............  F-4
Consolidated Statements of Stockholders' Equity for the year ended
 December 31, 1997 and the six months ended June 30, 1998 (unaudited).....  F-5
Consolidated Statements of Cash Flows for the year ended December 31, 1997 and the six months ended June 30, 1997 and 1998 (unaudited)..............  F-6
Notes to Consolidated Financial Statements................................  F-7

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders of
Covad Communications Group, Inc.

  We have audited the accompanying consolidated balance sheet of Covad Communications Group, Inc. as of December 31, 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Covad Communications Group, Inc. as of December 31, 1997, and the consolidated results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

                                          /s/ Ernst & Young LLP

Walnut Creek, California
January 16, 1998, except for the fourth and seventh paragraphs of Note 7 as to which the date is August 6, 1998

                        COVAD COMMUNICATIONS GROUP, INC.

                          CONSOLIDATED BALANCE SHEETS
             (AMOUNTS IN 000'S, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                    PRO FORMA
                                                                  STOCKHOLDERS'
                                        DECEMBER 31,   JUNE 30,      EQUITY
                                            1997         1998     JUNE 30, 1998
                                        ------------- ----------- -------------
                                        (RESTATED)(1) (UNAUDITED)  (UNAUDITED)
                ASSETS
CURRENT ASSETS:
Cash and cash equivalents..............    $ 4,378     $121,885
Accounts receivable, net...............         25          568
Unbilled revenue.......................          4          279
Inventories............................         43          208
Prepaid expenses.......................         52          327
Other current assets...................        317           21
                                           -------     --------
  Total current assets.................      4,819      123,288
PROPERTY AND EQUIPMENT:
Networks and communication equipment...      2,185       13,005
Computer equipment.....................        600        2,111
Furniture and fixtures.................        185          205
Leasehold improvements.................        114          164
                                           -------     --------
                                             3,084       15,485
Less accumulated depreciation and
 amortization..........................        (70)        (680)
                                           -------     --------
  Net property and equipment...........      3,014       14,805
OTHER ASSETS:
Restricted cash........................        210          210
Deposits...............................         31           44
Deferred debt issuance costs (net).....        --         8,194
                                           -------     --------
  Total other assets...................        241        8,448
                                           -------     --------
  Total assets.........................    $ 8,074     $146,541
                                           =======     ========
 LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable.......................    $   651     $  3,982
Unearned revenue.......................          7          113
Accrued network costs..................         58          557
Other accrued liabilities..............         77          662
Current portion of capital lease
 obligations...........................        229          245
                                           -------     --------
  Total current liabilities............      1,022        5,559
Long-term debt (net of discount).......        --       132,467
Long-term capital lease obligations....        554          450
                                           -------     --------
  Total liabilities....................      1,576      138,476
STOCKHOLDERS' EQUITY:
Preferred stock (.001 par value) (pro
 forma--unaudited):
 Authorized shares--5,000,000
 Issues and outstanding--none..........        --           --           --
Convertible preferred stock (.001 par
 value):
 Authorized shares--30,000,000 (none
  pro forma--unaudited)
 Issued and outstanding shares--
  17,750,001 and 18,246,162 (unaudited)
  at December 31, 1997 and June 30,
  1998, respectively (none pro forma--
  unaudited)...........................         18           18          --
Common stock (.001 par value):
 Authorized shares--65,000,000
  (75,000,000 pro forma--unaudited)
 Issued and outstanding shares--
  11,361,204 and 11,479,767 (unaudited)
  at December 31, 1997 and June 30,
  1998, respectively (29,725,929 shares
  pro forma--unaudited)................         11           11           29
Additional paid-in capital.............      9,692       26,036       26,036
Deferred compensation..................       (611)      (3,684)      (3,684)
Retained earnings (deficit)............     (2,612)     (14,316)     (14,316)
                                           -------     --------      -------
 Total stockholders' equity............      6,498        8,065      $ 8,065
                                           -------     --------      =======
 Total liabilities and stockholders'
  equity...............................    $ 8,074     $146,541
                                           =======     ========

--------
(1) See Note 6.
   The accompanying notes are an integral part of these financial statements.

                        COVAD COMMUNICATIONS GROUP, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
             (AMOUNTS IN 000'S, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                          SIX MONTHS ENDED
                                                              JUNE 30,
                                        YEAR ENDED     -----------------------
                                     DECEMBER 31, 1997    1997        1998
                                     ----------------- ----------  -----------
                                       (RESTATED)(1)        (UNAUDITED)
Revenues............................    $        26    $      --   $       995
Operating expenses:
  Network and product costs.........             54           --           961
  Sales, marketing, general and
   administrative...................          2,374           257        6,550
  Amortization of deferred
   compensation.....................            295           --           858
  Depreciation and amortization.....             70           --           610
                                        -----------    ----------  -----------
    Total operating expenses........          2,793           257        8,979
                                        -----------    ----------  -----------
Income (loss) from operations.......         (2,767)         (257)      (7,984)
Interest income (expense):
  Interest income...................            167           --         2,147
  Interest expense..................            (12)          --        (5,867)
                                        -----------    ----------  -----------
  Net interest income (expense).....            155           --        (3,720)
                                        -----------    ----------  -----------
Net income (loss)...................    $    (2,612)   $     (257) $   (11,704)
                                        ===========    ==========  ===========
Net income (loss) per common share..    $     (0.80)   $    (0.09) $     (2.31)
Weighted average shares used in
 computing net loss per share.......      3,271,546     2,762,267    5,056,334
Pro forma net income (loss) per
 common share.......................    $     (0.23)   $    (0.09) $     (0.48)
Weighted average shares used in
 computing pro forma net loss per
 share..............................     11,522,916     2,766,410   24,233,326

--------
(1) See Note 6.



   The accompanying notes are an integral part of these financial statements.

                        COVAD COMMUNICATIONS GROUP, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (RESTATED)(1)
                               (AMOUNTS IN 000'S)

                             CONVERTIBLE
                           PREFERRED STOCK    COMMON STOCK     ADDITIONAL              RETAINED       TOTAL
                          ----------------- ------------------  PAID-IN     DEFERRED   EARNINGS   STOCKHOLDERS'
                            SHARES   AMOUNT   SHARES    AMOUNT  CAPITAL   COMPENSATION (DEFICIT)     EQUITY
                          ---------- ------ ----------  ------ ---------- ------------ ---------  -------------
Initial issuance of
 common stock...........         --   $--   12,000,000   $ 12   $    38     $   --     $    --      $     50
Repurchase of common
 stock..................         --    --   (2,410,296)    (3)       (7)        --          --           (10)
Issuance of common
 stock..................         --    --    1,771,500      2        66         --          --            68
Issuance of Series A
 Preferred Stock........     750,000     1         --     --        249         --          --           250
Issuance of Series B
 Preferred Stock (net of
 $43 of financing
 costs).................  17,000,001    17         --     --      8,440         --          --         8,457
Deferred compensation...         --    --          --     --        906        (906)        --           --
Amortization of deferred
 compensation...........         --    --          --     --        --          295         --           295
Net loss................         --    --          --     --        --          --       (2,612)      (2,612)
                          ----------  ----  ----------   ----   -------     -------    --------     --------
Balance at December 31,
 1997...................  17,750,001  $ 18  11,361,204   $ 11   $ 9,692     $  (611)   $ (2,612)    $  6,498
Issuance of common
 stock..................         --    --      118,563    --         64         --          --            64
Issuance of Series B
 Preferred Stock........     100,002   --          --     --        100         --          --           100
Issuance Series C
 Preferred Stock........     396,159   --          --     --      1,100         --          --         1,100
Issuance of common stock
 warrants as part of
 debt offering issuance
 costs..................         --    --          --     --      2,928         --          --         2,928
Issuance of common stock
 warrants pursuant to
 debt offering..........         --    --          --     --      8,221         --          --         8,221
Deferred compensation...         --    --          --     --      3,931      (3,931)        --           --
Amortization of deferred
 compensation...........         --    --          --     --        --          858         --           858
Net loss................         --    --          --     --        --          --      (11,704)     (11,704)
                          ----------  ----  ----------   ----   -------     -------    --------     --------
Balance at June 30,
 1998...................  18,246,162  $ 18  11,479,767   $ 11   $26,036     $(3,684)   $(14,316)    $  8,065
                          ==========  ====  ==========   ====   =======     =======    ========     ========

--------
(1) See Note 6.

   The accompanying notes are an integral part of these financial statements.

                        COVAD COMMUNICATIONS GROUP, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                               (AMOUNTS IN 000'S)

                                                                  SIX MONTHS
                                                   YEAR ENDED   ENDED JUNE 30,
                                                  DECEMBER 31,  ---------------
                                                      1997      1997     1998
                                                  ------------- -----  --------
                                                  (RESTATED)(1)  (UNAUDITED)
OPERATING ACTIVITIES:
Net loss........................................     $(2,612)   $(257) $(11,704)
Reconciliation of net loss to net cash provided
 by (used in) operating activities:
  Depreciation and amortization.................          70      --        610
  Amortization of deferred compensation.........         295      --        858
  Accreted interest and amortization of debt
   discount and deferred debt issuance costs....         --       --      5,800
  Net changes in current assets and liabilities:
    Accounts receivable.........................         (25)     --       (543)
    Inventories.................................         (43)     --       (165)
    Other current assets........................        (373)     --       (254)
    Accounts payable............................         651       84     3,331
    Unearned revenue............................           7      --        106
    Other current liabilities...................         135      500     1,084
                                                     -------    -----  --------
Net cash provided by (used in) operating
 activities ....................................      (1,895)     327      (877)
INVESTING ACTIVITIES:
Purchase of restricted investment...............        (210)     --        --
Deposits........................................         (31)     --        (13)
Purchase of property and equipment..............      (2,253)    (199)  (12,367)
                                                     -------    -----  --------
Net cash used in investing activities ..........      (2,494)    (199)  (12,380)
FINANCING ACTIVITIES:
Net proceeds from issuance of long-term debt and
 warrants.......................................         --       --    129,622
Principal payments under capital lease
 obligations....................................         (48)     --       (122)
Proceeds from common stock issuance, net of
 repurchase.....................................         108       45        64
Proceeds from preferred stock issuance..........       8,707      250     1,200
                                                     -------    -----  --------
Net cash provided by financing activities.......       8,767      295   130,764
                                                     -------    -----  --------
Net increase in cash and cash equivalents.......         --       423   117,507
Cash and cash equivalents at beginning of
 period.........................................         --       --      4,378
                                                     -------    -----  --------
Cash and cash equivalents at end of year........     $ 4,378    $ 423  $121,885
                                                     =======    =====  ========
Supplemental disclosures of cash flow
 information:
  Cash paid during the year for interest........     $     9    $ --   $     48
                                                     =======    =====  ========
Supplemental schedule of non-cash investing and
 financing activities:
  Equipment purchased through capital leases....     $   831    $ --   $     34
                                                     =======    =====  ========
Warrants issued for equity commitment...........         --       --   $  2,928
                                                     =======    =====  ========

--------
(1) See Note 6.

   The accompanying notes are an integral part of these financial statements.

                       COVAD COMMUNICATIONS GROUP, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          (INFORMATION SUBSEQUENT TO DECEMBER 31, 1997 IS UNAUDITED)

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND NATURE OF OPERATIONS

  Covad Communications Company was organized in October 1996. On July 16, 1997, Covad Communications Group, Inc. (the "Company") was incorporated in the state of Delaware. Simultaneous with the Company's incorporation, an exchange agreement was executed which effectively made Covad Communications Company a wholly-owned subsidiary of the Company.

  The Company is a packet-based Competitive Local Exchange Carrier that provides dedicated high-speed digital communication services using Digital Subscriber Line ("DSL") technology to enterprise and Internet Service Provider customers. Enterprise customers purchase the Company's services to provide employees with remote access to their Local Area Networks to improve employee productivity and reduce operating costs. ISPs purchase the Company's services in order to provide high-speed Internet access to their business and consumer end-users. The Company's services are provided over standard copper telephone lines at considerably faster speeds than available through a standard modem.

  The Company's operations are subject to significant risks and uncertainties including competitive, financial, developmental, operational, growth and expansion, technological, regulatory, and other risks associated with an emerging business.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 A. Basis of Presentation

  The consolidated financial statements of the Company include the accounts of all of its wholly-owned subsidiaries. There were no intercompany accounts and transactions which required elimination.

  The financial statements at June 30, 1998 and six months ended June 30, 1998 and 1997 are unaudited, but include all adjustments (consisting of normal recurring adjustments) that the Company considers necessary for a fair presentation of financial position and operating results. Operating results for the six months ended June 30, 1998 and 1997 are not necessarily indicative of results that may be expected for any future periods.

  The accompanying statements of operations, stockholders' equity, and cash flows for the year ended December 31, 1997 and the six months ended June 30, 1997 include $50,000 received during 1996 upon issuance of the initial capital stock of the Company and $2,000 expended in 1996 for general and administrative expenses. Due to the insignificance of balances at December 31, 1996 and activity for the period from inception through December 31, 1996, financial statements for 1996 have not been presented.

 B. Revenue Recognition

  Revenue related to installation of service and sale of customer premise equipment is recognized when equipment is delivered and installation is completed. Revenue from monthly recurring service is recognized in the month the service is provided. Payments received in advance of providing services are recorded as unearned revenue until the period such services are provided.

                       COVAD COMMUNICATIONS GROUP, INC.

          (INFORMATION SUBSEQUENT TO DECEMBER 31, 1997 IS UNAUDITED)

 C. Cash and Cash Equivalents

  All highly liquid investments with a maturity of three months or less from the date of original issuance are considered to be cash equivalents.

 D. Restricted Cash

  As of December 31, 1997 and June 30, 1998, the Company had $210,000 in commercial deposits held in the Company's name but restricted as security for certain of the Company's capital lease arrangements. This amount is reflected in other assets.

 E. Inventories

  Inventories are stated at the lower of cost or market. Costs are based on the first-in first-out method.

 F. Property and Equipment

  Property and equipment are recorded at cost and depreciated using the straight-line method over the following estimated useful lives:

   Leasehold improvements......................... 15 years or life of the lease
   Electronic communications equipment............ 2 to 5 years
   Furniture and fixtures......................... 7 years
   Computer equipment............................. 3 years
   Office equipment............................... 2 to 5 years
   Computer software.............................. 3 to 7 years

  The Company capitalizes costs associated with the design and implementation of the Company's network including internally and externally developed software. Capitalized external software costs include the actual costs to purchase existing software from vendors. Capitalized internal software costs generally include personnel costs incurred in the enhancement and implementation of purchased software packages. As of December 31, 1997 and June 30, 1998, total capitalized internal costs were $139,000 and $671,000, respectively.

 G. Equipment Under Capital Leases

  The Company leases certain of its equipment and other fixed assets under capital lease agreements. The assets and liabilities under capital leases are recorded at the lesser of the present value of aggregate future minimum lease payments, including estimated bargain purchase options, or the fair value of the assets under lease, whichever is less. Assets under capital lease are amortized over the lease term or useful life of the assets.

 H. Income Taxes

  From January 1, 1997 to June 30, 1997, Covad Communications Company was an S Corporation under the provisions of the Internal Revenue Code. Effective June 30, 1997, Covad Communications Company terminated its S Corporation status and became a C Corporation, and on July 16, 1997 Covad Communications Company became a wholly-owned subsidiary of the Company. Under S Corporation provisions, income or losses of Covad Communications Company were reported by the stockholders on their individual federal and state income tax returns, and Covad Communications Company did not pay income taxes or receive income tax benefits.

                       COVAD COMMUNICATIONS GROUP, INC.

          (INFORMATION SUBSEQUENT TO DECEMBER 31, 1997 IS UNAUDITED)

  The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes" which provides for the establishment of deferred tax assets and liabilities for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. As of December 31, 1997, the Company had deferred tax assets related to federal and California net operating loss carryforwards of approximately $700,000 and $120,000, respectively. The net deferred tax asset has been fully offset by a valuation allowance. The federal and California net operating loss carryforwards of approximately $2,062,000 at December 31, 1997, expire in 2012 and 2003, respectively. For the six months ended June 30, 1998, the Company has incurred additional operating losses which are expected to generate net operating loss carryforwards for the 1998 tax year. Utilization of the net operating losses is subject to a substantial annual limitation provided by the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of net operating losses before utilization.

 I. Use of Estimates in the Preparation of Financial Statements

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

 J. Fair Value of Financial Instruments

  SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," as amended by SFAS No. 119, "Disclosures About Derivative Financial Instruments and Fair Value of Financial Instruments," which are effective for the Company's December 31, 1997 financial statements, requires disclosure of fair value information about financial instruments whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available for identical or comparable financial instruments, fair values are based on estimates using the present value of estimated cash flows or other valuation techniques. The resulting fair values can be significantly affected by the assumptions used, including the discount rate and estimates as to the amounts and timing of future cash flows.

  The following methods and assumptions were used to estimate the fair value for financial instruments:

  Cash and cash equivalents. The carrying amount approximates fair value.

  Borrowings. The fair value of borrowings, including capital lease obligations and other obligations, is estimated by discounting the future cash flows using estimated borrowing rates at which similar types of borrowing arrangements with the same remaining maturities could be obtained by the Company. For borrowings outstanding at December 31, 1997, fair value approximates recorded value.

 K. Earnings (Loss) Per Share

  In March 1997, SFAS No. 128 "Earnings Per Share" ("SFAS 128") was issued specifying the computation, presentation, and disclosure requirements for earnings per share for publicly held entities. This statement is effective for financial statements for both interim and annual periods ending after December 15, 1997. The Company has applied the provisions of SFAS 128.

                       COVAD COMMUNICATIONS GROUP, INC.

          (INFORMATION SUBSEQUENT TO DECEMBER 31, 1997 IS UNAUDITED)


  Basic earnings per share is computed by dividing income or loss applicable to common shareholders by the weighted average number of shares of the Company's common stock ("Common Stock"), after giving consideration to shares subject to repurchase, outstanding during the period.

  Diluted earnings per share is determined in the same manner as basic earnings per share except that the number of shares is increased assuming exercise of dilutive stock options and warrants using the treasury stock method and conversion of the Company's convertible preferred stock ("Preferred Stock"). In addition, income or loss is adjusted for dividends and other transactions relating to preferred shares for which conversion is assumed. The diluted earnings per share amount has not been reported because the Company has a net loss and the impact of the assumed exercise of the stock options and warrants and the assumed preferred stock conversion is not dilutive.

  Under the Company's Certificate of Incorporation, all outstanding Preferred Stock will convert into Common Stock on a one-for-one basis upon the completion of this offering. The pro forma net loss per share assumes the conversion of the Preferred Stock.

  The consolidated financial statements applicable to the prior periods have been restated to reflect a two-for-one stock split effective May 1998 and a three-for-two stock split effective August 1998.

  The following table presents the calculation of basic and diluted and pro forma net income (loss) per share (in thousands, except share and per share amounts):

                                                            SIX MONTHS ENDED
                                            YEAR ENDED          JUNE 30,
                                           DECEMBER 31,  ------------------------
                                               1997         1997         1998
                                           ------------  -----------  -----------
                                                               (UNAUDITED)
Net income (loss)........................  $    (2,612)  $      (257) $   (11,704)
Basic and diluted:
  Weighted average shares of common stock
   outstanding...........................   11,021,269    11,079,713   11,404,688
  Less: Weighted average shares subject
   to repurchase.........................    7,749,723     8,317,447    6,348,354
                                           -----------   -----------  -----------
Weighted average shares used in computing
 basic and diluted net income (loss) per
 share...................................    3,271,546     2,762,267    5,056,334
                                           ===========   ===========  ===========
Basic and diluted net income (loss) per
 share...................................  $     (0.80)  $     (0.09) $     (2.31)
                                           ===========   ===========  ===========
Pro forma (unaudited):
Shares used above........................    3,271,546     2,762,267    5,056,334
Pro forma adjustment to reflect weighted
 effect of assumed conversion of
 convertible preferred stock.............    8,251,370         4,143   18,063,180
                                           -----------   -----------  -----------
Shares used in computing pro forma basic
 and diluted net income (loss) per common
 share...................................   11,522,916     2,766,410   23,119,514
                                           ===========   ===========  ===========
Pro forma basic and diluted net income
 (loss) per share........................  $     (0.23)  $     (0.09) $     (0.51)
                                           ===========   ===========  ===========

2. DEBT

  On March 11, 1998, the Company completed a private placement (the "1998 Private Offering") through the issuance of 260,000 units (the "Units"), each unit consisting of $1,000 in principal amount at maturity of 13 1/2% Senior Discount Notes due 2008 (the "Notes") and one warrant, initially exercisable to purchase 19.4376 shares of common stock, $0.001 par value, of the Company (the "Unit Warrants"). Net proceeds from the 1998 Private Offering were approximately $129.6 million, after transaction costs of approximately $5.5 million.

                       COVAD COMMUNICATIONS GROUP, INC.

          (INFORMATION SUBSEQUENT TO DECEMBER 31, 1997 IS UNAUDITED)

  The principal amount of the Notes will accrete from the date of issuance at the rate of 13 1/2% per annum through March 15, 2003, compounded semi-annually, and thereafter bear interest at the rate of 13 1/2% per annum, payable semi-annually, in arrears on March 15 and September 15 of each year, commencing on September 15, 2003. The Notes are unsecured senior obligations of the Company that will mature on March 15, 2008. The Notes will be redeemable at the option of the Company at any time after March 15, 2003 plus accrued and unpaid interest thereon, if any, to the redemption date.

  The Notes were originally recorded at approximately $126.9 million, which represents the $135.1 million in gross proceeds less the approximate $8.2 million value assigned to the Unit Warrants, which is included in additional paid-in capital. The value assigned to the Unit Warrants, representing debt discount, is being amortized over the life of the Notes. Additional debt issuance costs were incurred through the issuance of warrants associated with the commitment of equity by certain investors. The debt issuance costs are also being amortized over the life of the Notes. For the six-month period ending June 30, 1998, the accretion of the Notes and the amortization of debt discount and debt issuance costs was $5.8 million and is included in interest expense in the accompanying consolidated financial statements.

3. CAPITAL LEASES

  The Company has entered into capital lease arrangements to finance the acquisition of certain operating assets, two of which have bargain purchase options. The principal value of these leases totaled $831,000 as of December 31, 1997 and was equivalent to the fair value of the assets leased.

  Future minimum lease payments by year under capital leases are as follows:

                                                               DECEMBER 31, 1997
                                                               -----------------
     1998.....................................................     $ 339,000
     1999.....................................................       322,000
     2000.....................................................       285,000
     2001.....................................................        26,000
     2002.....................................................           --
     Thereafter...............................................           --
                                                                   ---------
                                                                     972,000
     Less amount representing interest........................      (189,000)
     Less current portion.....................................      (229,000)
                                                                   ---------
     Total long-term portion..................................     $ 554,000
                                                                   =========

  Accumulated amortization for equipment under capital leases is reflected in accumulated depreciation and amortization for property and equipment.

                       COVAD COMMUNICATIONS GROUP, INC.

          (INFORMATION SUBSEQUENT TO DECEMBER 31, 1997 IS UNAUDITED)

4. OPERATING LEASES

  The Company leases vehicles, equipment, and office space under various operating leases. Future minimum lease payments by year under operating leases are as follows:

                                                               DECEMBER 31, 1997
                                                               -----------------
     1998.....................................................    $  405,000
     1999.....................................................       264,000
     2000.....................................................        65,000
     2001.....................................................        62,000
     2002.....................................................        65,000
     Thereafter...............................................       364,000
                                                                  ----------
         Total................................................    $1,225,000
                                                                  ==========

  Rental expense on operating leases for the year ended December 31, 1997 was $131,000.

5. OTHER ASSETS AND OTHER LIABILITIES

  On December 30, 1997, the Company entered into a capital lease agreement (see Note 2) with a principal balance of $316,000. As of December 31, 1997, this amount had not yet been received into the Company's bank account and is, therefore, included as part of other current assets on the balance sheet.

6. STOCKHOLDERS' EQUITY

COVAD COMMUNICATIONS GROUP, INC.

 Common Stock:

  The number of shares of Common Stock authorized for issuance by the Company is 65,000,000 shares with a par value of $.001 per share. Shares of Common Stock outstanding at December 31, 1997 and June 30, 1998 were 11,361,204 and 11,479,767 shares, respectively, of which 7,033,107 and 5,900,250 shares, respectively, remain subject to repurchase provisions which generally lapse over a four year period from the date of issuance.

 Convertible Preferred Stock:

  Convertible preferred stock consists of the following:

                                                           DECEMBER 31, JUNE 30,
                                                               1997       1998
                                                           ------------ --------
Authorized shares--30,000,000
Series A preferred stock (.001 par value):
 Authorized shares--750,000
 Issued and outstanding shares--750,000 at December 31,
  1997 and June 30, 1998..................................     $ 1        $ 1
Series B preferred stock (.001 par value):
 Authorized shares--17,100,003
 Issued and outstanding shares--17,000,001 at December 31,
  1997 and 17,100,003 at June 30, 1998....................      17         17
Series C preferred stock (.001 par value):
 Authorized shares--11,149,287
 Issued and outstanding shares--None at December 31, 1997
  and 396,159 at June 30, 1998............................     --         --
                                                               ---        ---
                                                               $18        $18
                                                               ===        ===

                       COVAD COMMUNICATIONS GROUP, INC.

          (INFORMATION SUBSEQUENT TO DECEMBER 31, 1997 IS UNAUDITED)


  Equity Commitment

  On February 20, 1998, the Company entered into a Series C Preferred Stock and Warrant Subscription Agreement (the "Subscription Agreement") with certain of its investors (the "Series C Investors") pursuant to which the Series C Investors have unconditionally agreed to purchase an aggregate of 5,764,143 shares of Series C Preferred Stock and warrants to purchase an aggregate of 4,729,500 shares of Series C Preferred Stock (the "Series C Warrants") for an aggregate purchase price of $16.0 million at a date to be determined by the Company but no later than March 11, 1999. The Company either has agreed to call the Equity Commitment or to complete an alternate equity financing of at least $16.0 million by March 11, 1999. In consideration of this commitment, the Company has issued to the Series C Investors warrants to purchase an aggregate of 1,694,148 shares of the Company's Common Stock at a purchase price of $0.0033 per share (the "Common Warrants").

  On April 24, 1998, the Subscription Agreement was amended pursuant to an Assignment and Assumption Agreement between the Company, the Series C Investors, and a director of the Company whereby the Series C Investors assigned to the director of the Company their obligation to purchase 36,015 shares of Series C Preferred Stock and 29,559 Series C Warrants for an aggregate purchase price of $100,000. On the same date, the director purchased 36,015 shares of Series C Preferred Stock. As a result of this amendment, the aggregate obligation of the Series C Investors to purchase Series C Preferred Stock and Series C Warrants was reduced from 5,764,143 shares to 5,728,128 shares, and from 4,729,500 shares to 4,699,941 shares, respectively, for an aggregate purchase price of $15.9 million, reduced from $16.0 million.

  The Series C Warrants issuable in connection with the closing of the Equity Commitment will have five-year terms, have an exercise price of $2.7767 per share of Series C Preferred Stock (subject to adjustment in certain events), are immediately exercisable and contain a net exercise provision. The Common Warrants issued upon the signing of the Subscription Agreement have five-year terms (but must be exercised prior to the closing of an initial public offering of equity securities by the Company), have exercise prices of $0.0033 per share, are immediately exercisable and contain net exercise provisions.

  The Stock Purchase

  On March 11, 1998, an investor in the Company purchased 360,144 shares of Series C Preferred Stock and Series C Warrants to purchase an aggregate of 295,500 shares of Series C Preferred Stock for an aggregate purchase price of $1,000,000; provided, that the Company does not have any obligation to issue such Series C Warrants to this investor until such time as the Equity Commitment is called. In connection with its agreement to purchase such Series C Preferred Stock and Series C Warrants, the Company issued to this investor Common Warrants to purchase an aggregate of 105,852 shares of Common Stock at a purchase price of $0.0033 per share.

  Preferred Stock Attributes

  The holders of Series A, Series B and Series C are entitled to receive in any fiscal year, dividends at the rate of $0.0167 per share, $0.04 per share and $0.2233 per share, respectively, payable in preference and priority to any payment of dividends on Common Stock. The rights to such dividends are cumulative and accrue to the holders to the extent they are not declared or paid and are payable only in the event of a liquidation, dissolution or winding up of the Company, or other liquidity event (as defined in the Certificate of Incorporation). The cumulative dividends at December 31, 1997 for Series A and Series B were $6,250 and $312,000, respectively, none of which has been declared or paid.

  Subject to certain adjustments as set forth in the Certificate of Incorporation, each share of Series A, Series B and Series C is convertible into one share of Common Stock. Each share of Series A, Series B and Series C is entitled to the number of votes equal to the number of shares of Common Stock in which such shares of Series A, Series B and Series C respectively, could be converted.

                       COVAD COMMUNICATIONS GROUP, INC.

          (INFORMATION SUBSEQUENT TO DECEMBER 31, 1997 IS UNAUDITED)


  In the event of any liquidation or dissolution or winding up of the Company, either voluntary or involuntary, the holders of Series A, Series B and Series C are entitled to receive, in addition to the cumulated and unpaid dividends, $0.3333, $0.50 and $2.7767 per share, respectively (the "Initial Preference"), until, with respect to Series A and Series B only, a "Liquidation Preference Threshold" is met based on a formula as set forth in the Certificate of Incorporation. After payment of these preferences, any remaining amounts are distributed to the holders of Series A, Series B, Series C and Common Stock on a pro rata basis based on the number of shares of Common Stock held by each holder on an as-converted basis. If the "Liquidation Preference Threshold" is met, the Initial Preference is eliminated with respect to Series A and Series B only.

7. STOCK OPTIONS

  In 1997, the Company adopted the Covad Communications Group, Inc. 1997 Stock Plan (the "Plan"). The Plan provides for the grant of stock purchase rights and options to purchase shares of Common Stock to employees and consultants from time to time as determined by the Board of Directors. The options expire from two to eight years after the date of grant. As of June 30, 1998 the Plan has reserved 8,270,250 shares of the Company's Common Stock for sale and issuance under the Plan at prices to be determined by the Board of Directors.

  The following is a summary of the status of stock options outstanding at December 31, 1997:

                         OPTIONS OUTSTANDING                         OPTIONS EXERCISABLE
   ---------------------------------------------------------------------------------------
                                        WEIGHTED-      WEIGHTED-    NUMBER    WEIGHTED-
           EXERCISE         NUMBER OF    AVERAGE        AVERAGE       OF       AVERAGE
         PRICE RANGE         SHARES   LIFE REMAINING EXERCISE PRICE SHARES  EXERCISE PRICE
         -----------        --------- -------------- -------------- ------- --------------
    $0.033................. 2,255,250   7.3 years        $0.033     269,751     $0.033
    $0.05.................. 1,549,500   7.8 years        $0.05        1,500     $0.05
                            ---------                               -------
                            3,804,750   7.5 years        $0.04      271,251     $0.033
                            =========                               =======

  The following table summarizes stock option activity for the year ending December 31, 1997:

                                                     NUMBER OF
                                                     SHARES OF    OPTION PRICE
                                                    COMMON STOCK   PER SHARE
                                                    ------------ --------------
   Balance as of December 31, 1996.................        --         N/A
   Granted.........................................  3,843,750   $0.033-$0.05
   Exercised.......................................     (6,000)  $       0.033
   Forfeited.......................................    (33,000)  $0.033-$0.05
                                                     ---------   --------------
   Balance as of December 31, 1997.................  3,804,750   $0.033-$0.05
   Granted.........................................  3,405,150   $0.10 -$0.6667
   Exercised.......................................    (22,563)  $0.033-$0.05
   Forfeited.......................................   (145,237)  $0.05 -$0.6667
                                                     ---------   --------------
   Balance as of June 30, 1998.....................  7,042,100   $0.033-$0.6667
                                                     =========   ==============

  The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," ("APB 25") and related interpretations in accounting for its employee stock options and the disclosure only provisions of SFAS No. 123, "Accounting and Disclosure of Stock-Based Compensation," ("SFAS 123"). Under APB 25, compensation expense is recognized based on the amount by which the fair value of the underlying common stock exceeds the exercise price of stock options at the date of grant. As a

                       COVAD COMMUNICATIONS GROUP, INC.

          (INFORMATION SUBSEQUENT TO DECEMBER 31, 1997 IS UNAUDITED)

result of the Company's reassessment during 1998 of the fair values per share of its common stock, the Company has restated its financial statements for the year ended December 31, 1997 to record deferred compensation of $906,000 as a result of granting stock options and issuing restricted stock with exercise or issue prices per share below the revised fair value per share of the Company's common stock at the date of grant or issuance. This amount was recorded as reduction of stockholders' equity and is being amortized as a charge to operations over the vesting period of the applicable options. Such amortization was $295,000 for the year ended December 31, 1997. During the six months ended June 30, 1998, the Company recorded additional deferred compensation of approximately $3.9 million. Amortization of deferred compensation during this same period was $858,000.

 Stock-Based Compensation

  Pro forma information regarding results of operations and loss per share is required by SFAS 123 as if the Company had accounted for its stock-based awards under the fair value method of SFAS 123. The fair value of the Company's stock-based awards to employees has been estimated using the minimum value option pricing model which does not consider stock price volatility. Because the Company does not have actively traded equity securities, volatility is not considered in determining the fair value of stock-based awards.

  For 1997, the fair value of the Company's stock-based awards to employees was estimated using the following weighted average assumptions:

     Expected life of options in years.................................... 4.0
     Risk-free interest rate.............................................. 7.0 %
     Expected dividend yield.............................................. 0.00%

  The weighted average fair value of stock options granted during 1997 was $0.26 per share. For pro forma purposes, the estimated fair value of the Company's stock-based awards to employees is amortized over the options' vesting period which would result in an increase in net loss of approximately $12,000. The result of applying SFAS 123 to the Company's option grants in 1997 was not material to the results of operations or loss per share as reported in the accompanying statement of operations.

8. LEGAL PROCEEDINGS

  On March 11, 1998, the Company initiated an arbitration proceeding against Pacific Bell before the American Arbitration Association seeking damages and equitable relief from Pacific Bell regarding its collocation practices that have led to the denial of physical collocation space for the installation of the Company's equipment in multiple central offices in California. On May 8, 1998, the Company filed a complaint in Federal Court against Pacific Bell seeking damages and equitable relief from Pacific Bell regarding its collocation practices, failures to timely and properly deliver transmission and local loop facilities, position on local shop spectral interference issues, as well as other practices. This lawsuit is pending in federal court. However, Pacific Bell has, during the course of this litigation, found physical collocation space in numerous central offices for which it had previously denied the Company such space.

  The Company also litigated U.S. West collocation practices before the American Arbitration Association in Seattle, Washington. In addition, on August 28, 1998, U.S. West filed a lawsuit and sought a preliminary injunction against the Company and one of its employees in Federal Court in connection with the departure of such employee from U.S. West to the Company and the potential improper disclosure of U.S. West's alleged trade secrets to the Company.

9. YEAR 2000 COMPLIANT (UNAUDITED)

  The Company is engaged in the development of information systems to manage various aspects of the Company's operations. Management believes these information systems are in compliance with year 2000 requirements, although there can be no assurance in this regard.

                                                                       APPENDIX

                       COVAD COMMUNICATIONS GROUP, INC.

                               GLOSSARY OF TERMS

  Access Line--A circuit that connects a telephone end-user to the ILEC CO.

  Analog Modem--A telecommunications device that allows the communication of digital information over analog telephone lines and through the public switched telephone network by translating such information in a way that simulates and uses only the bandwidth of normal voice transmissions.

  Asynchronous Transfer Mode (ATM)--A protocol that segments digital information into 53-byte cells (5-byte header and 48-byte payload) that are switched throughout a network over virtual circuits. Able to accommodate multiple types of media (voice, video, data).

  Bandwidth--Refers to the maximum amount of data that can be transferred through a computer's backplane or communication channel in a given time. It is usually measured in Hertz for analog communications and bits per second for digital communication.

  CO (Central Office)--ILEC facility where subscriber lines are joined to switching equipment.

  CLEC (Competitive Local Exchange Carrier)--Category of telephone service provider (carrier) that offers services similar to those of the ILEC, as allowed by recent changes in telecommunications law and regulation. A CLEC may also provide other types of services such as long distance, Internet access and entertainment.

  CLEC Certification--Granted by a state public service commission or public utility commission, this certification provides a telecommunications services provider with the legal standing to offer telecommunications services in direct competition with the ILEC and other CLECs. Such certifications are granted on a state-by-state basis.

  Communications Act of 1934--The federal legislation governing broadcast and non-broadcast communications, including both wireless and wired telephone service, and which established the FCC.

  CPE--Customer Premise Equipment.

  Digital Service 3 (DS-3)--In the digital hierarchy, this signaling standard defines a transmission speed of 44.736 Mbps, equivalent to 28 T1 channels; this term is often used interchangeably with T3.

  DSL--Digital Subscriber Line.

  FCC (Federal Communications Commission)--The U.S. government agency charged with the oversight of communications originating in the U.S. and crossing state lines.

  Facilities-Based Provider--A telecommunications provider that delivers its services to the end-user via owned equipment and leased (or owned) transport in contrast to a reseller of an ILEC's services.

  Frame Relay--A high-speed packet-switched data communications protocol.

  HFC (Hybrid Fiber Coax)--A combination of fiber optic and coaxial cable, which has become the primary architecture utilized by cable operators in recent and ongoing upgrades of their systems. An HFC architecture generally utilizes fiber optic wire between the headend and the nodes and coaxial wire from nodes to individual end-users.

  ILEC (Incumbent Local Exchange Carrier)--The local exchange carrier that was the monopoly carrier in a region, prior to the opening of local exchange services to competition.

  ILEC Collocation--A location serving as the interface point for a CLEC network's interconnection to that of the ILEC. Collocation can be (i) physical, in which the CLEC places and directly maintains equipment in the ILEC CO, or (ii) virtual, in which the CLEC leases a facility, similar to that which it might build, to effect a presence in the ILEC CO.

  Interconnection (Co-Carrier) Agreement--A contract between an ILEC and a CLEC for the interconnection of the two networks and CLEC access to ILEC UNEs. These agreements set out the financial and operational aspects of such interconnection and access.

  ISP (Internet Service Provider)--A vendor that provides subscribers access to the Internet.

  ISDN (Integrated Services Digital Network)--ISDN provides standard interfaces for digital communication networks and is capable of carrying data, voice, and video over digital circuits. ISDN protocols are used worldwide for connections to public ISDN networks or to attach ISDN devices to ISDN-capable PBX systems (ISPBXs). Developed by the International Telecommunications Union, ISDN includes two user-to-network interfaces: basic rate interface (BRI) and primary rate interface (PRI). An ISDN interface contains one signaling channel (D-channel) and a number of information channels ("bearer" or B channels). The D-channel is used for call setup, control, and call clearing on the B-channels. It also transports feature information while calls are in progress. The B-channels carry the voice, data, or video information.

  IXC (Interexchange Carrier)--Facilities-based long distance/interLATA carriers (e.g., AT&T, MCI WorldCom and Sprint), who also provide intraLATA toll service and may operate as CLECs.

  Kbps (Kilobits per second)--One thousand bits per second.

  LATA (Local Access and Transport Area)--A geographic area inside of which a local telephone company can offer switched telecommunications services, including long distance (known as toll). There are 196 LATAs in the U.S.

  Mbps (Megabits Per Second)--One million bits per second.

  RBOCs (Regional Bell Operating Companies)--ILECs created by AT&T's divestiture of its local exchange business. The remaining RBOCs include BellSouth, Bell Atlantic Corporation, Ameritech Corporation, U S WEST Communications, Inc. and SBC Communications, Inc.

  T1--This is a Bell system term for a digital transmission link with a capacity of 1.544 Mbps.

  UNEs (Unbundled Network Elements)--The various portions of an ILEC's network that a CLEC can lease for purposes of building a facilities-based competitive network, including copper lines, CO collocation space, inter-office transport, operational support systems, local switching and rights of way.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

 NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY IN-FORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY ANY SECURITY OTHER THAN THOSE TO WHICH IT RE-LATES, NOR DOES IT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                ---------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................    8
Use of Proceeds...........................................................   23
Dividend Policy...........................................................   23
Capitalization............................................................   24
Dilution..................................................................   25
Selected Consolidated Financial Data......................................   26
Management's Discussion and Analysis of Financial Condition And Results of
 Operations...............................................................   28
Business..................................................................   36
Management................................................................   54
Certain Relationships and Related Transactions............................   62
Principal Stockholders....................................................   65
Description of Capital Stock..............................................   67
Shares Eligible for Future Sale...........................................   69
Underwriting..............................................................   71
Legal Matters.............................................................   72
Experts...................................................................   72
Additional Information....................................................   73
Index to Financial Statements.............................................  F-1
Glossary..................................................................  A-1

 UNTIL          , 1998 (25 DAYS AFTER THE COMMENCEMENT OF THE OFFERING), ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPAT-ING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                          SHARES

                                    [LOGO]

                        COVAD COMMUNICATIONS GROUP, INC.

                                  COMMON STOCK

                                ---------------

                                   PROSPECTUS

                                ---------------

                            BEAR, STEARNS & CO. INC.

                                 BT ALEX. BROWN

                          DONALDSON, LUFKIN & JENRETTE
                              GOLDMAN, SACHS & CO.

                                       , 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimated except the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

   SEC registration fee............................................... $ 42,406
   NASD filing fee....................................................   14,875
   Nasdaq National Market listing fee.................................       *
   Blue sky fees and expenses.........................................       *
   Printing and engraving expenses....................................       *
   Legal fees and expenses............................................       *
   Accounting fees and expenses.......................................       *
   Transfer agent and registrar fees..................................       *
   D&O premium increase...............................................       *
   Miscellaneous......................................................       *
                                                                       --------
     Total............................................................ $     *
                                                                       ========

--------
*  To be filed by amendment.

  The Company will bear all of the foregoing fees and expenses.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Article X of the Registrant's Amended and Restated Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

  Article VI of the Registrant's Bylaws provides for the indemnification of officers, directors, employees and agents of the corporation if such person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding the indemnified party had no reason to believe his conduct was unlawful.

  Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

  The Registrant has entered into indemnification agreements with its directors and executive officers, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

  The Underwriting Agreement included as Exhibit 1.1 to this Registration Statement contains provisions for the indemnification of the Underwriters and the Company's directors and officers from certain liabilities, including liabilities under the Securities Act.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  Since its incorporation in October 1996, the Registrant has issued and sold unregistered securities as follows:

    (1) An aggregate of 12,144,000 shares of Common Stock was issued in a private placement in November 1996 to Messrs. McMinn, Khanna, Haas, Davidson and Lynch pursuant to Restricted Stock Purchase Agreements. The consideration received for such shares was $50,600. The Company repurchased 2,410,296 shares of Common Stock issued to Mr. Davidson in July 1997. See "Certain Transactions."

    (2) An aggregate of 1,125,000 shares of Common Stock was issued in a private placement in July 1997 to Mr. Cardinale pursuant to a Restricted Stock Purchase Agreement. The consideration received for such shares was $37,500.

    (3) An aggregate of 750,000 shares of Series A Preferred Stock was issued in a private placement in June 1997 to Messrs. McMinn, Khanna, Haas and Lynch. The aggregate consideration received for such shares was $249,975. In July 1997, these shares were exchanged for a like number of shares of Series A Preferred Stock of the Company pursuant to the Exchange Agreement.

    (4) An aggregate of 17,000,001 shares of Series B Preferred Stock was issued in a private placement in July 1997 to Warburg, Crosspoint and Intel. The aggregate consideration received for such shares was $8,500,000.50, a portion of which was paid by cancellation of a $500,000 demand note issued to Warburg in June 1997.

    (5) An aggregate of 345,000 shares of Common Stock was issued in a private placement in August 1997 to Mr. Laehy pursuant to a Restricted Stock Purchase Agreement. The consideration received for such shares was $17,250.

    (6) An aggregate of 144,000 shares of Common Stock was issued in a private placement in October 1997 to Mr. Marshall pursuant to a Restricted Stock Purchase Agreement. The consideration received for such shares was $7,200.

    (7) An aggregate of 7,500 shares of Common Stock was issued in a private placement in December 1997 to one investor pursuant to an Assignment, Transfer and Sale Agreement and a Restricted Stock Purchase Agreement. The consideration for such shares was receipt of a Mark and Domain Name.

    (8) An aggregate of 100,002 shares of Series B Preferred Stock was issued in a private placement in February 1998 to Mr. Marshall. The consideration received for such shares was $100,002.

    (9) Warrants for the purchase of an aggregate of 1,800,000 shares of Common Stock with an exercise price of $0.0033 per share were issued in February 1998 to Warburg, Crosspoint and Intel in connection with a Series C Preferred Stock and Warrant Subscription Agreement.

    (10) An aggregate of 360,144 shares of Series C Preferred Stock was issued in a private placement in March 1998 to Intel. The consideration received for such shares was $999,999.84.

    (11) An aggregate of 36,015 shares of Series C Preferred Stock was issued in a private placement in April 1998 to Mr. Hawk. The consideration received for such shares was $1,000,001.65.

    (12) An aggregate of 96,000 shares of Common Stock was issued in a private placement pursuant to a Restricted Stock Purchase Agreement in April 1998 to Mr. Hawk. The consideration received for such shares was $64,000.

    (13) A Warrant for the purchase of an aggregate of 135,000 shares of Common Stock with an exercise price of $1.00 per share was issued in July 1998 to Heidrick & Struggles in connection with the payment of a fee for executive search services.

    (14) An aggregate of 40,000 shares of Common Stock was issued in a private placement pursuant to a Restricted Stock Purchase Agreement in August 1998 to Mr. Hawk. The consideration received for such shares was $230,000.

    (15) An aggregate of 9,000 shares of Common Stock was issued in a private placement pursuant to a Restricted Stock Purchase Agreement in August 1998 to one investor. The consideration received for such shares was $51,750.

    (16) From July 1997 through August 1998, the Registrant granted stock options to purchase an aggregate of 10,266,929 shares of Common Stock to employees, consultants and directors with exercise prices ranging from $0.0333 to $5.75 per share pursuant to the Registrant's 1997 Stock Plan.

    (17) Warrants for the purchase of an aggregate of 5,053,764 shares of Common Stock with exercise prices of $0.0033 per share were issued in March 1998 to Bear, Stearns & Co. Inc. and BT Alex. Brown Incorporated, as initial purchasers, in connection with the issuance of the Senior Discount Notes.

  No underwriters were used in connection with these sales and issuances except for the issuance of the Senior Discount Notes and related warrants in
(17) above. The sales and issuances of these securities except for those in note (17) were exempt from registration under the Securities Act pursuant to Rule 701 promulgated thereunder on the basis that these options were offered and sold either pursuant to a written compensatory benefit plan or pursuant to written contracts relating to consideration, as provided by Rule 701, or pursuant to Section 4(2) thereof on the basis that the transactions did not involve a public offering. The sales and issuance in note (17) were exempt from registration under the Securities Act pursuant to Section 4(2) and, in connection with the resale by the initial purchasers of the securities described in note (17), Rule 144A thereunder.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) Exhibits.

 EXHIBIT
 NUMBER  DESCRIPTION
 ------- -----------
  1.1*   Form of Underwriting Agreement.
  3.1    Amended and Restated Certificate of Incorporation, as currently in effect.
  3.2    Form of Amended and Restated Certificate of Incorporation of the
         Registrant to be effective immediately following the closing of the offering.
  3.3    Bylaws, as currently in effect.
  3.4    Form of Bylaws of the Registrant to be effective upon the closing of the offering.
  4.1    Indenture dated as of March 11, 1998 between the Registrant and The
         Bank of New York, including form of 13 1/2% Senior Discount Note Due
         2008.
  4.2    Registration Rights Agreement dated as of March 11, 1998 among the
         Registrant and Bear, Stearns & Co. Inc. and BT Alex. Brown (the
         "Initial Purchasers").
  4.3    Warrant Agreement dated as of March 11, 1998 between the Registrant and The Bank of New York.
  4.4    Warrant Registration Rights Agreement dated as of March 11, 1998 among the Registrant and the Initial Purchasers.
  4.5    Specimen 13 1/2% Senior Discount Note Due 2008, Series B.
  4.6    Amended and Restated Stockholders Rights Agreement dated March 11,
         1998 among the Registrant and certain of its stockholders, as amended by Amendment No. 1 to the Amended and Restated Stockholder Rights
         Agreement among the Registrant and certain of its stockholders dated as of April 24, 1998.
  5.1*   Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
 10.1    Form of Indemnification Agreement entered into between the Registrant and each of the Registrant's executive officers and directors.
 10.2    Employment Agreement entered into between the Registrant and Rex
         Cardinale.
 10.3    Employment Agreement entered into between the Registrant and Dhruv
         Khanna.
 10.4*   1997 Stock Plan and related form of option agreement, as amended.
 10.5    Series C Preferred Stock and Warrant Subscription Agreement dated as of February 20, 1998 among the Registrant, Warburg, Pincus Ventures,
         L.P., Crosspoint Venture Partners 1996 and Intel Corporation, as
         amended by the Assignment and Assumption Agreement and First Amendment
         to the Series C Preferred Stock and Warrant Subscription Agreement
         dated as of April 24, 1998 among the Registrant, Warburg, Crosspoint and Robert Hawk.
 10.6*   Employment Agreement dated June 21, 1998 between the Registrant and
         Robert E. Knowling, Jr.
 10.7    Sublease Agreement dated July 6, 1998 between Auspex Systems, Inc. and the Registrant with respect to Registrant's facilities in Santa Clara,
         California.
 10.8*   1998 Employee Stock Purchase Plan and related agreements.
 10.9*   Note Secured by Deed of Trust dated August 14, 1998 issued by the
         Registrant in favor of Robert E. Knowling.
 10.10   Form of Warrant to purchase Common Stock issued by the Registrant on
         February 20, 1998 to Warburg, Pincus Ventures, L.P., Crosspoint
         Venture Partners 1996 and Intel Corporation.
 21.1    Subsidiaries of the Registrant.
 23.1    Consent of Ernst & Young LLP.

 EXHIBIT
 NUMBER  DESCRIPTION
 ------- -----------
 23.2    Consent of Counsel.
 24.1    Power of Attorney (included on page II-6).
 27.1    Financial Data Schedules.

--------
* To be filed by amendment.

  (b) Financial Statement Schedules

  Schedules not listed above have been omitted because the information to be set forth therein is not applicable or is shown in the financial statements or Notes thereto.

ITEM 17. UNDERTAKINGS

  1. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  2. The undersigned Registrant hereby undertakes:

    (a) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1), or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

    (b) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  IN ACCORDANCE WITH THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF SANTA CLARA, STATE OF CALIFORNIA ON SEPTEMBER 21, 1998

                                          Covad Communications Group, Inc.

                                                     /s/ Timothy Laehy
                                          By: _________________________________
                                                       TIMOTHY LAEHY
                                             CHIEF FINANCIAL OFFICER AND VICE
                                                    PRESIDENT, FINANCE

                               POWER OF ATTORNEY

  KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Charles McMinn, Robert Knowling Jr. and Timothy Laehy and each of them his attorneys-in-fact, each with the power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto in all documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS ON SEPTEMBER 21, 1998 IN THE CAPACITIES INDICATED.

                  SIGNATURE                                     TITLE
                  ---------                                     -----

             /s/ Charles McMinn              Chairman of the Board of Directors
 ___________________________________________
              (CHARLES MCMINN)

          /s/ Robert Knowling, Jr.           President, Chief Executive Officer and
 ___________________________________________  Director (Principal Executive Officer)
           (ROBERT KNOWLING, JR.)

              /s/ Timothy Laehy              Chief Financial Officer and Vice President,
 ___________________________________________  Finance (Principal Financial and
               (TIMOTHY LAEHY)                Accounting Officer)

               /s/ Robert Hawk               Director
 ___________________________________________
                (ROBERT HAWK)

              /s/ Henry Kressel              Director
 ___________________________________________
               (HENRY KRESSEL)

              /s/ Joseph Landy               Director
 ___________________________________________
               (JOSEPH LANDY)

              /s/ Daniel Lynch               Director
 ___________________________________________
               (DANIEL LYNCH)

             /s/ Frank Marshall              Director
 ___________________________________________
              (FRANK MARSHALL)

              /s/ Rich Shapero               Director
 ___________________________________________
               (RICH SHAPERO)

                        COVAD COMMUNICATIONS GROUP, INC.

                       REGISTRATION STATEMENT ON FORM S-1

                               INDEX TO EXHIBITS

 EXHIBIT
 NUMBER  DESCRIPTION
 ------- -----------
  1.1*   Form of Underwriting Agreement.
  3.1    Amended and Restated Certificate of Incorporation, as currently in effect.
  3.2    Form of Amended and Restated Certificate of Incorporation of the
         Registrant to be effective immediately following the closing of the offering.
  3.3    Bylaws, as currently in effect.
  3.4    Form of Bylaws of the Registrant to be effective upon the closing of the offering.
  4.1    Indenture dated as of March 11, 1998 between the Registrant and The
         Bank of New York, including form of 13 1/2% Senior Discount Note Due
         2008.
  4.2    Registration Rights Agreement dated as of March 11, 1998 among the
         Registrant and Bear, Stearns & Co. Inc. and BT Alex. Brown (the
         "Initial Purchasers").
  4.3    Warrant Agreement dated as of March 11, 1998 between the Registrant and The Bank of New York.
  4.4    Warrant Registration Rights Agreement dated as of March 11, 1998 among the Registrant and the Initial Purchasers.
  4.5    Specimen 13 1/2% Senior Discount Note Due 2008, Series B.
  4.6    Amended and Restated Stockholders Rights Agreement dated March 11,
         1998 among the Registrant and certain of its stockholders, as amended by Amendment No. 1 to the Amended and Restated Stockholder Rights
         Agreement among the Registrant and certain of its stockholders dated as of April 24, 1998.
  5.1*   Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
 10.1    Form of Indemnification Agreement entered into between the Registrant and each of the Registrant's executive officers and directors.
 10.2    Employment Agreement entered into between the Registrant and Rex
         Cardinale.
 10.3    Employment Agreement entered into between the Registrant and Dhruv
         Khanna.
 10.4*   1997 Stock Plan and related form of option agreement, as amended.
 10.5    Series C Preferred Stock and Warrant Subscription Agreement dated as of February 20, 1998 among the Registrant, Warburg, Pincus Ventures,
         L.P., Crosspoint Venture Partners 1996 and Intel Corporation, as
         amended by the Assignment and Assumption Agreement and First Amendment
         to the Series C Preferred Stock and Warrant Subscription Agreement
         dated as of April 24, 1998 among the Registrant, Warburg, Crosspoint and Robert Hawk.
 10.6*   Employment Agreement dated June 21, 1998 between the Registrant and
         Robert E. Knowling, Jr.
 10.7    Sublease Agreement dated July 6, 1998 between Auspex Systems, Inc. and the Registrant with respect to Registrant's facilities in Santa Clara,
         California.
 10.8*   1998 Employee Stock Purchase Plan and related agreements.
 10.9*   Note Secured by Deed of Trust dated August 14, 1998 issued by the
         Registrant in favor of Robert E. Knowling.
 10.10   Form of Warrant to purchase Common Stock issued by the Registrant on
         February 20, 1998 to Warburg, Pincus Ventures, L.P., Crosspoint
         Venture Partners 1996 and Intel Corporation.
 21.1    Subsidiaries of the Registrant.
 23.1    Consent of Ernst & Young LLP.

                        COVAD COMMUNICATIONS GROUP, INC.

                       REGISTRATION STATEMENT ON FORM S-1

                         INDEX TO EXHIBITS--(CONTINUED)

 EXHIBIT
 NUMBER  DESCRIPTION
 ------- -----------
 23.2    Consent of Counsel.
 24.1    Power of Attorney (included on page II-6).
 27.1    Financial Data Schedules.

--------
* To be filed by amendment.